Exhibit 10.1

Execution Copy

CLINICAL TRIAL SERVICES AGREEMENT*

This Clinical Trial Services Agreement (this “Agreement”) is entered into as of March 29, 2011 (“Effective Date”) by and between RADIUS HEALTH, INC., a Delaware corporation (“Radius”) and NORDIC BIOSCIENCE CLINICAL DEVELOPMENT VII A/S, a Danish corporation (“NB”) that is a wholly-owned subsidiary of Nordic Bioscience Clinical Development A/S and sets forth the terms and conditions that will apply to the provision by NB to Radius of certain services.

Background

Radius is in the business of developing therapeutic drugs for the treatment of women’s health conditions.  Radius has developed a PTH related protein analog, BA058, and has conducted Phase I and Phase II clinical trials of such compound for the treatment of osteoporosis.  Radius wishes to conduct a Phase III clinical trial for BA058.

NB has extensive experience in the management of clinical development programs for a variety of therapeutic areas, including osteoporosis.  NB has access to companies that are skilled in the performance of various facets of clinical development programs including subject recruitment, medical image-analysis and biochemical-marker services for third parties.

The parities see a mutually beneficial opportunity to collaborate in the performance of a Phase III clinical trial of Radius’ BA058 compound and one or more additional clinical trials.

1.  DEFINITIONS

1.1  Defined Terms.  Capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning set forth below.

“Affiliate” means with respect to either party, any Person that, directly or indirectly, is controlled by, controls or is under common control with such party.  For purposes of this definition only, “control” means, with respect to any Person, the direct or indirect ownership of more than fifty percent (50%) of the voting or income interest in such Person or the possession otherwise, directly or indirectly, of the power to direct the management or policies of such Person.

“Applicable Laws” means any national, supra-national, federal, state or local laws, treaties, statutes (including the FD&C Act), ordinances, rules and regulations, including any rules, regulations, guidance or guidelines having the binding effect of law, or requirements of Regulatory Authorities, national securities exchanges or securities listing organizations, government authorities, courts, tribunals, agencies other than Regulatory Authorities, legislative bodies and commissions that are in effect from time to time during the term of the Agreement.

“Business Day” means any day other than a Saturday or Sunday that is not a national holiday in the United States.

“Confidential Information” means any proprietary or confidential information of either party (including but not limited to all Radius Background  Intellectual Property and all NB Background Intellectual Property) disclosed to the other party pursuant to this Agreement, except any portion thereof which: (i) is known to the receiving party, as evidenced by the receiving party’s prior written records, before receipt thereof under this Agreement; (ii) is disclosed to the receiving party by a third person who is under no obligation of confidentiality to the disclosing party hereunder with respect to such information and who otherwise has a right to make such disclosure; (iii) is or becomes generally known in the public domain through no fault of the receiving party; or (iv) is independently developed by the receiving party, as evidenced by the receiving party’s written records, without access to such information.

“EMEA” means the European Medicines Agency, or any successor thereto.

“FDA” means the United States Food and Drug Administration, or any successor thereto.

“FD&C Act” means the United States Federal Food, Drug and Cosmetic Act of 1938 and applicable regulations promulgated thereunder, as amended from time to time.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

“Intellectual Property Right(s)” means discoveries, inventions, know-how, trade secrets, techniques, methodologies, modifications, improvements, works of authorship (including but not limited to software, technical and procedural manuals), designs and data (whether or not protectable under patent, copyright, trade secrecy or similar laws).

“NB Background Intellectual Property” means, individually and collectively, (i) all Intellectual Property Rights that are conceived, discovered, developed, generated, created, made or reduced to practice or tangible medium of expression solely by employees, consultants, or subcontractors of NB at any time prior to the Effective Date, or after the Effective Date if such Intellectual Property Rights are not based upon  or related to the performance of the services specified in any Work Statement; and (ii) any tangible materials developed by or for NB at any time prior to the Effective Date, or after the Effective Date if such Intellectual Property Rights are not based upon or related to the performance of the services specified in any Work Statement.

“Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, limited liability partnership, unincorporated organization, government (or any agency or political subdivision thereof) or other legal entity or organization, other than Radius or NB.

“Project Intellectual Property” means, individually and collectively, all Intellectual Property Rights that are conceived, created, discovered, developed, generated, made or reduced to practice or fixed in a tangible medium of expression as part of or based upon or related to activities undertaken as part of a Project whether:  (i) solely by one or more employees or consultants of NB; (ii) solely by one or more employees or consultants of Radius; or (iii) jointly by one or more employees or consultants of NB and one or more employees or consultants of Radius.

“Radius Background Intellectual Property” means, individually and collectively, all Intellectual Property Rights that are conceived, discovered, developed, generated, created, made or reduced to practice or tangible medium of expression solely by employees or consultants of Radius at any time prior to the Effective Date, or after the Effective Date if such Intellectual Property Rights are not based upon or related to the performance of the services specified in any Work Statement.

“Regulatory Approvals” means, for any country, those authorizations by the appropriate Regulatory Authority(ies) required for the manufacture, importation, marketing and sale of a drug in such country.

“Regulatory Authority” means any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, with authority over the distribution, importation, exportation, manufacture, production, use, storage, transport, clinical testing or sale of a Radius study drug that becomes subject to a Work Statement, including the FDA and EMEA.

“Regulatory Filings” means, for any country, those applications, filings, dossiers and the like submitted to a Regulatory Authority for the purpose of obtaining an approval from such Regulatory Authority to perform a clinical study that is subject to this Agreement in such country.

1.2  Other Defined Terms.  The following terms shall have the meanings set forth in the section appearing opposite such term:

“Acceptance”	Section 2.4
“Agreement”	Recitals
“Arbitration Request”	Section 10.2
“Bankruptcy Code”	Section 6.1
“Clinical Investigator”	Section 8.5
“Deliverable(s)”	Section 2.1
“Directive”	Section 2.10
“Effective Date”	Recitals
“Enterprise CTA”	Section 2.11
“Expert”	Section 10.2
“First Monthly Amount”	Attachment 2
“Force Majeure”	Section 11.2
“Indemnifying Party”	Section 9.4
“Investigator(s)”	Section 2.11
“Key Personnel”	Section 2.7

“Local CTA”	Section 2.11
“Loss(es)”	Section 9.4
“NB”	Recitals
“NB Indemnified Party”	Section 9.4
“Nonconformity”	Attachment 2
“Pass-Thru Expenses”	Section 4.2
“Project”	Section 2.1
“Project Committee”	Section 3.2
“Radius”	Recitals
“Radius Indemnified Party”	Section 9.4
“Representative”	Section 3.1
“Response Period”	Section 2.3
“Rules”	Section 10.2
“Second Monthly Amount”	Attachment 2
“Services”	Section 2.1
“Taxes”	Section 4.5
“Term”	Section 7.1
“Third Monthly Amount”	Attachment 2
“Third Parties”	Section 2.12
“Work Statement”	Section 2.1.

2.  NB SERVICES; RADIUS RESPONSIBILITIES

2.1  Services.  (a)  During the term of this Agreement, Radius may from time to time seek services from NB.  For each “Project” to be undertaken by NB pursuant to this Agreement, the parties will prepare a “Work Statement” in substantially the form attached as Attachment 1 that describes the (i) services that NB will provide (“Services”) deliverables that NB will be responsible for delivering to Radius (“Deliverable(s)”), (ii) delivery schedule for the Deliverables, (iii) pricing terms, and (iv) Radius’ responsibilities in connection with the Project.  Each Work Statement will be prepared based upon the requirements and information provided to NB by Radius.  A separate Work Statement will be required for each Project; and each Work Statement will become subject to this Agreement when signed by Radius and NB.

(b)  Subject to the terms of this Agreement, Radius hereby retains NB and NB hereby agrees to perform the work described in the Work Statement No. NB-1 attached as Attachment 2.

2.2  Use of Third Parties; Management.  (a)  NB may use certain qualified third party vendors to perform portions of the Services and fulfill NB’s obligations under this Agreement and any Work Statement, provided it obtains Radius’ prior written consent to such delegation of responsibility.  NB shall remain liable for the performance of any portion of the Services by any third party.  For purposes of securing Radius’ consent to a delegation of responsibility, NB shall provide Radius with (i) the identity of the third party vendor as well as a description of the Services they will perform and their qualifications to provide such Services and (ii) the written agreement pursuant to which NB proposes to make such delegation.  NB will consider any comments Radius provides with respect to such documentation and Radius may condition its consent to any such delegation on changes in such documentation required in Radius’ opinion to bring such documentation into conformity with this Agreement and Applicable Laws.

(b)  NB will not use any third party facilities, materials or intellectual property in performing the Services under a Work Statement without Radius’ prior written consent.  In the event and to the extent that NB wishes to make use of third party facilities, materials or intellectual property, it shall ensure that such third party(ies) are subject to the provisions of Section 6 of this Agreement.

(c)  Each party will be responsible for the supervision, direction and control of its own personnel, including in the case of NB the supervision and control of its Affiliate’s personnel and its designated third party subcontractors.

(d)  To the extent specified in the applicable Work Statement(s), NB will periodically furnish Radius with written reports describing the progress made in providing Services under such Work Statement.

(e)  If NB shall assume certain responsibilities of Radius in connection with a Work Statement as contemplated by 21 C.F.R. §312.52 (Transfer of Obligations to a Contract Research Organization), then NB and Radius shall describe that in the Work Statement and cooperate in the completion of a Transfer of Obligations Form. Any responsibilities not specifically stated in the Work Statement shall remain the regulatory responsibility of Radius.  Radius will file the Transfer of Obligations Form with FDA and NB will on behalf of Radius and subject to Radius’ review and approval file any analogous forms required by other Regulatory Authority(ies) with such Regulatory Authorities.

(f)  NB may from time to time notify Radius that NB requires approvals or other actions by Radius relating to the Services that do not represent a change in the terms of the Work Statement. Such requests shall be in writing and Radius shall respond to each request in writing within a reasonable time frame.  In the event Radius does not deliver to NB a written response within a reasonable time frame, not to exceed thirty (30) days, NB shall be entitled to act as if Radius had responded by not approving the request.

2.3  Changes.  (a)  Radius may request amendments to a Work Statement to effect changes in the Deliverables or in the schedule for delivery of the Deliverables.  If Radius wishes to make a change it shall notify NB in writing of the requested change specifying the change with sufficient details to enable NB to evaluate it   Within a reasonable time frame, NB shall deliver a quote  that: (i) assesses the impact of the change (if any) on the total cost of NB’s Services and the schedule, and (ii) incorporates a description of the requested change and its cost

(b)  Within a reasonable time frame, not to exceed thirty (30) days, Radius will notify NB whether or not it accepts the quote mentioned above.  If Radius accepts the quote, then the provisions of this Agreement shall be deemed amended to incorporate such change in accordance with the quote. If Radius notifies NB not to proceed within the change, it shall be deemed withdrawn and NB shall take no further action in respect of it.  If NB has not received any notice by within a reasonable time frame, not to exceed thirty (30) days, then Radius shall be deemed to have advised NB not to proceed.

(c)  NB may request amendments to a Work Statement to effect changes in the Deliverables to reflect refinements in expectations obtained as the Project moves forward, or in the event that NB determines that any assumptions set forth in such Work Statement are inaccurate.  If NB wishes to make such changes, it shall notify Radius in writing and Radius respond in writing.

(d)  Any changes in the price adopted pursuant to this Section 2.3 shall be deemed an adjustment in the pricing specified in the then applicable Work Statement.  Changes in the costs of Services or Deliverables that are identified as “Pass-Thru Expenses” in a Work Statement as well as any change in the cost of study drug, control drug or placebo supplied by Radius pursuant to Section 2.6 shall be borne by Radius.  Any other change in the costs of Services or Deliverables as a result of a change adopted pursuant to this Section 2.3 shall be borne by Radius if such changes comes from a Radius request or from a requirement imposed by a Regulatory Authority and shall be borne by NB if such change comes from a NB request; provided that it is expressly understood that:  (i) NB’s assumptions in any budget for a Work Statement shall be based upon a realistic assessment of the work and costs required to complete the applicable Project within the applicable time frame having reference to NB’s experience with similar projects and that each budget shall specifically list the primary assumptions supporting the budget estimate; and (ii) a change that increases the costs to Radius shall not be required or requested by either party in connection with an extension in the time period required to complete subject enrollment with respect to any Project that is the subject of a Work Statement.

(e)  For any change that affects the scope of the regulatory obligations that have been transferred to NB, NB and Radius shall execute a corresponding amendment to the Work Statement (list of responsibilities) and to the Transfer of Obligations Form (or comparable form(s) for other Regulatory Authorities) and Radius or NB (as applicable and as contemplated by Section 2.2(e)) shall file such amendment where appropriate, or as required by law or regulation.

(f)  If the parties are unable to agree upon a change  within a reasonable period of time, they shall promptly meet to determine a mutually acceptable resolution and if they are unable to resolve the matter at such meeting then the matter shall be addressed using the procedure specified in Section 3.2(f).

2.4  Delivery Schedule; Acceptance.  NB shall deliver each Deliverable due under a Work Statement to Radius in accordance with the schedule in the applicable Work Statement.

2.5  Study Drug, Comparison Drug and Placebo.  (a)  Radius shall provide NB at no charge with required amounts of study drug, control drug and/or placebo, as applicable, for each Project that becomes subject to a Work Statement.  Radius is and shall at all times remain the sole owner of all study drug, control drug and placebo supplied to NB pursuant to this Agreement.  Radius’ responsibilities with respect to supply of study drug, control drug and/or placebo drug shall include clinical supply packaging and labeling, quality assurance, shipping and drug reconciliation enroute to the clinical investigative sites participating in the applicable clinical study or to those designated storage facilities selected for the applicable clinical study.

(b)  Radius shall also be responsible for maintaining the dosing randomization schedule for each clinical study conducted pursuant to this Agreement and any Work Statements.

(c)  NB shall cause all study drug, control drug and placebo supplied to it by Radius to be maintained and used in accordance with the protocol for the clinical study that is the subject of the applicable Work Statement, or as otherwise specified by Radius in writing, and in accordance with all applicable regulations.  The study drug, control drug and placebo supplied by Radius shall be used by NB and any Investigators only in the conduct of the clinical study that is the subject of the applicable Work Statement.  NB shall be responsible for monitoring drug inventories and dosing records, and for drug accountability (i.e., drug reconciliation and destruction or return of supplies to Radius as Radius instructs), at each site that participates in a clinical study that is subject to a Work Statement, all in accordance with the terms of the applicable clinical study protocol.

2.6  Radius Responsibilities; Blinding of Certain Data by NB.  (a)  In addition to its obligations under Section 2.5, Radius shall be responsible for providing NB with certain assistance in connection with the Services, as specified in the applicable Work Statement.  NB and Radius shall coordinate their efforts to ensure that NB’s requests for Radius assistance and NB’s use of Radius’ personnel and files is managed in a manner that will not interfere unreasonably with the operation of Radius’ business or Radius’ use of such personnel and files.

(b)  NB shall take such steps as Radius requests from time to time to implement “data blinding” procedures in each Project.  With respect to the Project that is the subject of Work Statement NB-1, NB will not enter the bone marker and Bone Mineral Density data collected as part of such clinical study into the clinical study database until after the study is completed to ensure that Investigators are not permitted to see such data during the performance of the clinical study.

2.7  Key Personnel.  Upon Radius’ request, NB will provide Radius with the curriculum vitae of certain personnel that will provide Services that are of particular importance which personnel are identified in the applicable Work Statement (the “Key Personnel”).  With respect to any reassignment of such Key Personnel, NB shall promptly notify Radius of the replacement personnel.

2.8  Standard Operating Procedures.  (a)  NB represents and warrants that all Services performed by or on behalf of NB will be conducted in compliance with all Applicable Laws, including but not limited to the FD&C Act and the regulations promulgated pursuant thereto, the International Conference on Harmonization E6 Guidelines for Good Clinical Practice and the European Union Directive 2001/20/EC of 4 April 2001, and with the standard of care customary in the contract research organization industry.

(b)  NB’s standard operating procedures will be used in performance of the Services, unless otherwise specifically stated in the Work Statement and NB will provide Radius with such standard operating procedures upon request as well as any changes NB proposes to make to such standard operating procedures.

2.8A  Translation of Study Documentation.  NB will arrange for translation of the informed consent form, the Protocol and any other documentation necessary for performance of a study that becomes the subject of a Work Statement from English into the local language of each country where the applicable study is performed and shall have such translations certified for translation accuracy by the vendor providing such translation services.  NB shall provide Radius with copies of such translations and such certifications.  NB shall also provide Radius with an

English translation of any written communications received by Regulatory Authorities only in a language other than English.

2.9  Records; Recordkeeping; Access.  (a)  NB shall cause Investigators to maintain all records required to be maintained under Applicable Laws, including but not limited to, case report forms, study drug, and reconciliation documentation and the site study file, which should include all study-related correspondence as well as all source documentation supporting the case report forms for all Study Subjects.  Without limiting the foregoing, NB agrees to comply with the requirements of 21 C.F.R. Part 11.

(b)  Unless otherwise provided in the applicable Work Statement, a copy of all raw data, databases and analytical reports of the data resulting from the Services will be provided to Radius in a format mutually agreed upon by Radius and NB.  NB will verify the accuracy of the data contained in all databases and/or reports provided by it against the raw data and will attach a signed statement attesting to such verification to each database and/or report provided to Radius.  NB shall cause Investigators to correct any errors and omissions in such databases and reports.  As per Radius’ requirements, NB will ensure that the database format is compatible with relevant existing databases that Radius may employ.  It is understood and agreed that this Section 2.9(b) shall not supersede Section 2.10 with respect to Radius’ obligation to maintain subject confidentiality.

(c)  During the term of this Agreement, NB agrees to permit Radius, its authorized employees and representatives, and authorized representatives of any Regulatory Authority(ies) to examine at any reasonable time during NB’s or its Affiliate’s or applicable third party’s normal business hours: (i) the facilities where any clinical study that is subject to a Work Statement is being conducted; (ii) original source documentation; and (iii) any other information considered relevant or useful by Radius to confirm that such study is being conducted in conformance with this Agreement and the Work Statement (including the Project protocol) and in compliance with Applicable Laws, including informed consent regulations and good clinical practices.  Radius shall also have the right to copy any items referred to in this Section 2.9(c).  It is understood and agreed that with regard to examination of NB’s financial records Radius’ right to examine such records is limited to those items relevant for verifying the expenses to be paid by Radius as provided under Section 4.4(b).

(d)  NB shall retain all records for each Project performed pursuant to a Work Statement and this Agreement for the longest of the following three periods: (i) two years after the FDA approves a New Drug Application for the study drug; (ii) two years after the termination or withdrawal of the applicable Regulatory Authority exemption (e.g., Investigational New Drug Application) under which the Project is conducted; or (iii) the record retention period mandated by Applicable Laws.  NB shall notify Radius immediately in writing of any accidental loss or destruction of study records.  At the completion of the Services by NB or upon the earlier termination of this Agreement or any Work Statement in accordance with Section 7.2, all materials, information and all other data owned by Radius with respect to the transactions covered by this Agreement or the applicable Work Statement, regardless of the method of storage or retrieval, shall be delivered to Radius in such form as is then currently in the possession of NB, or in such data media formats as are set forth in the Work Statement.  Alternatively, at Radius’ written request, such materials and data may be retained by NB for Radius for an agreed-upon time period, or disposed of pursuant to the written directions of Radius.  If materials are so retained, Radius shall pay a to be determined fee for storage by NB of records and materials after completion or termination of the Services.  NB, however, reserves the right to retain, at its own cost and subject to the confidentiality provisions herein, copies of all materials that may be needed to satisfy regulatory requirements or to resolve disputes regarding the Services.  Nothing in this Agreement shall be construed to transfer from Radius to NB any FDA or Regulatory Authority record-keeping requirements unless such transfer is specifically provided for in the applicable Work Statement (list of responsibilities).

2.10  Data Protection.  NB and Radius agree to comply with all applicable privacy laws and regulations.  If the Project will involve the collection or processing of personal data (as defined by applicable data protection legislation) within the European Economic Area, then Radius shall appoint CCBR A/S. to serve as its local representative and they shall enter into a Data Transfer Agreement containing the Standard Contractual Clauses set forth by the EU Commission Decision of 15 June 2001 (Decision 2001/497/EC) in regard to personal data for purposes of complying with the requirements of the European Union Data Protection Directive (the “Directive”).  It is understood and agreed that the provisions of this Section 2.10 are intended to address collection and processing of personal data of clinical study subjects and Clinical Investigators (as defined at Section 8.5) and that with respect to both categories of information NB shall take steps to enable Radius to acquire and use such data for the purposes permitted under this Agreement and the applicable Work Statement, including for the purpose of making certain filings with the FDA.

2.11  Relationship with Investigators.  Unless the parties agree otherwise with respect to a particular Work Statement, NB will enter into an agreement with CCBR A/S,  concerning certain services for each clinical study that becomes subject to a Work Statement, including medical imaging services, biochemical marker services and subject recruitment services.  CCBR A/S, will contract with investigators or investigative sites (collectively, “Investigators”) using a standard Clinical Trial Agreement (“Enterprise CTA”) form, a copy of which is attached hereto as Attachment 3, along with certain local CTA forms (“Local CTAs”) that have been developed for use in certain countries based on local requirements with the benefit of local legal advice, that have been prepared in local language and English language where applicable; in each case with such revisions as Radius requests.  NB shall provide Radius with all applicable Local CTAs (in both the local language, if applicable, and English language) for purposes of facilitating Radius’ review and approval of such Local CTAs.  NB shall inform Radius of proposed updates to the Enterprise CTA form or a Local CTA and unless radius object to the use of such updated agreement, NB will use its then current Enterprise CTA form (or Local CTA as appropriate) as of the time of the Work Statement.  If an Investigator insists upon any material changes to any provisions in the Enterprise CTA or a Local CTA that affect Radius, then NB shall submit the proposed material change to Radius, and Radius shall review, comment on and/or approve such proposed changes within five (5) Business Days.  If changes to the Enterprise CTA form (or Local CTA, where applicable) approved by Radius, differ from the terms of this Agreement or a Work Statement, then NB shall have no liability for any such approved changes.  The parties acknowledge and agree that Investigators shall not be considered the employees, agents, or subcontractors of NB or Radius and that Investigators shall exercise their own independent medical judgment.  NB’s responsibilities with respect to Investigators shall be limited to those responsibilities specifically set forth in this Agreement and the applicable Work Statement.

2.12  Third Party Indemnification.  If any investigative sites or any other third parties, including, but not limited to, CCBR A/S, data safety monitoring boards, independent laboratories or advisory boards (collectively, “Third Parties”), request an indemnification for loss or damage caused by the performance of a Project, then Radius shall provide such indemnification directly to the Third Party.  Upon Radius’ request, NB will provide assistance in negotiating the terms of such indemnities.  NB shall not sign such indemnifications on Radius’ behalf unless Radius has expressly authorized NB to act as its agent for such purpose or has given NB a written power of attorney to sign such indemnifications.  In countries in which local laws or local ethics committees require that a local company must sign such indemnifications and Radius has no local presence, NB and Radius will enter into an agreement regarding local representative duties containing the terms attached hereto as Attachment 4, either as a part of a Work Statement or as a separately signed agreement, before NB provides any such indemnities.

2.13  Regulatory Communications.  (a)  Each party will be responsible for certain communications with certain Regulatory Authorities and governmental agencies as provided in this Agreement and as required by Applicable Law.  Radius will cooperate with NB in taking any actions that NB reasonably believes are necessary to comply with Applicable Laws with respect to regulatory obligations that have been transferred to NB pursuant to this Agreement or a Work Statement; and Radius will be responsible for all contacts and communications with any Regulatory Authorities or governmental agencies that are the responsibility of a study drug sponsor under Applicable Law.  NB will notify Radius promptly (and in any event within one (1) Business Day) after it receives any notice that a Regulatory Authority or governmental agency has contacted NB, its Affiliates or any third party engaged by NB or its Affiliates that is providing Services with respect to a Project that is the subject of a Work Statement and forward to Radius copies of any communications or correspondence received from any Regulatory Authority or governmental agency relating to such Project, even if they do not specifically mention Radius.

(b)   NB shall prepare all Regulatory Filings that are assigned to it pursuant to any Work Statement for the clinical study that is the subject of a Project using, and in accordance with, the Work Statement and Radius’ reasonable instructions.  NB shall ensure that all such Regulatory Filings conform strictly to all Applicable Laws and regulations, health authority standards and the then-current electronic documentation information standards of Radius. NB shall ensure that all clinical and other data or information submitted by NB to Radius in is complete and accurate in all respects.

(c)   NB shall submit to Radius each proposed Regulatory Filing prepared as provided under Section 2.13(b) for Radius’ comments and review.  Radius shall notify NB in writing of any Radius proposed modifications to such Regulatory Filing as soon as reasonably practicable after Radius’ receipt of such filing, and NB shall implement such proposed modifications as soon as reasonably practicable, but in any case, within thirty (30) days thereafter, unless otherwise mutually agreed.  To the extent that NB disagrees with any of Radius’ proposed modifications, the parties shall confer with respect to such proposals; provided that Radius shall have the right to make the final determination, at its reasonable discretion, as to the form and substance of all final Regulatory Filings with respect to the study drug and, as applicable, (i) NB shall not file any Regulatory Filing that is not approved by Radius and (ii) Radius shall not have any obligation to file any Regulatory Filing that is not approved by Radius.

(c)  NB shall provide to Radius copies of all Regulatory Filings for the clinical study that is the subject of any Project submitted to Regulatory Authorities within a reasonable time following the filing thereof.  NB shall also provide Radius with a copy of all correspondence or communications, other than Regulatory Filings, with Regulatory Authorities relating to the study drug or the clinical study that is the subject of any Project.

(e)  NB shall notify Radius immediately of an impending inspection or audit by any Regulatory Authority of any facility(ies) where Services are being provided or records relating to Services are maintained, including any site where Investigators are performing Services or laboratory studies are being performed.  If such an inspection or audit takes place without prior notice to NB, then NB shall notify Radius of such inspection or audit immediately, and in no event later than twenty-four (24) hours following arrival of any such inspector or auditor.  Where reasonably practicable, Radius will be given the opportunity to have a representative present during an FDA or other Regulatory Authority inspection of any facilities where Services are being provided or records relating to Services are maintained.

(f)  NB will consult with Radius regarding the response to any inquiry or observation from any Regulatory Authority or government agency relating in any way to any Project and will allow Radius at its discretion to control or participate in any further contacts or communications with such Regulatory Authority relating to such Project.  NB will comply with all reasonable requests and take into consideration all comments by Radius with respect to all contacts and communications with any Regulatory Authority relating in any way to the Project or the Services.  NB will obtain the written consent of Radius, which will not unreasonably be withheld, before referring to Radius in any regulatory correspondence.

(g)  During an inspection by the FDA or other Regulatory Authority concerning any Project, NB will not disclose information and materials that are not required to be disclosed to such Regulatory Authority, without the prior consent of Radius, which shall not unreasonably be withheld.  Such information and materials includes, but is not limited to: (i) financial data and pricing data (including, but not limited to, the budget and payment sections of the applicable Work Statement); (ii) sales data (other than shipment data); and, (iii) personnel data (other than data as to qualification of technical and professional persons performing functions subject to regulatory requirements).

2.14  Schedule.  Each party acknowledges that delays in performance by either party may cause delays in performance by the other party.  Notwithstanding the foregoing, NB shall exercise all reasonable efforts to keep Radius on schedule and to notify Radius when NB reasonably believes that Radius should accelerate performance to fulfill Radius’ responsibilities under this Agreement or a Work Statement in a timely manner.  If Radius fails to timely fulfill its responsibilities under this Agreement or a Work Statement and such failure causes a delay in the provision of the Services and Deliverables, all specifically dependent time limits for NB’s performance under the applicable Work Statement shall be adjusted day-for-day to account for the delay caused by Radius.

3.  PROJECT MANAGEMENT

3.1  Representatives.  Each party will designate an individual (“Representative”) for each Project who will have the authority to represent such party in all matters concerning such Project and will be responsible for coordinating such party’s responsibilities for such Project, including requesting and approving changes in the Work Statement and (in the case of Radius) responding to changes proposed pursuant to Section 2.2.  All Project-related communications that concern performance shall be addressed to the designated Representative.  If a party replaces its Representative, that party shall promptly notify the other parties of such replacement.  Each party’s Representative shall be identified in the applicable Work Statement.

3.2  Project Committee.  (a)  Within ten (10) days after the Effective Date, a Project Committee (“Project Committee”) shall be established with the responsibilities and authority set forth in this Section 3.2.  The Project Committee shall consist of six (6) members, three (3) members to be appointed by each of Radius and NB.  Each party may, with notice to the other, substitute any of its members serving on the Project Committee.  The parties may also, by mutual agreement, increase or decrease the number of members serving on the Project Committee; provided that the number of members representing each party remains equal.  Radius shall have the right to appoint one of its members to be the chairperson of the Project Committee.

(b)  The general purpose of the Project Committee is to oversee the day-to-day management and performance of the  Project for which it is designated.  The Project Committee shall have the responsibility and authority to: (i) monitor each of Radius’ and NB’s implementation of their respective responsibilities under the applicable Work Statement; (ii) consider, review and approve any proposed amendments to the Services or the Deliverables set forth in the Work Statement; (iii) report regularly to the management of both parties upon the progress of the Project; (iv) provide a forum for exchange of information related to the efforts of each party with  respect to the Project; and (v) conduct any other functions as Radius and NB  may agree in writing.

(c)  The Project Committee shall hold meetings as mutually agreed by the parties (but in no event less than quarterly, unless mutually agreed by the parties).  The first meeting of the Project Committee shall be held within thirty (30) days of the Effective Date and shall be held in Cambridge, Massachusetts.  After the initial meeting, meetings may be held by telephone or video conference, provided that the parties shall meet in person at least once per year, and such meetings shall be held in Cambridge, Massachusetts or Copenhagen, Denmark unless the parties mutually agree to hold such meetings elsewhere.  Minutes of all meetings setting forth decisions of the Project Committee shall be prepared by the chairperson and circulated to all parties within thirty (30) days after each meeting, and shall not become official until approved by all parties in writing; minutes shall be presented for approval as the first order of business at the subsequent Project Committee meeting, or if it is necessary to approve the minutes prior to such subsequent meeting, then the parties shall approve the minutes within thirty (30) days of receipt thereof.

(d)  The Representatives shall have the right to attend all meetings of the Project Committee as non-voting participants and secretaries at such meetings, and may bring to the attention of the Project Committee, any matters or issues either of them reasonably believes should be discussed and shall have such other responsibilities as the parties may mutually agree in writing.

(e)  The quorum for Project Committee meetings shall be four (4) members, provided there is at least two (2) members from each of Radius and NB present.  The Project Committee will render decisions by unanimous vote.  The members of the Project Committee shall act in good faith to cooperate with one another and to reach agreement with respect to issues to be decided by the Project Committee.

(f)  Disagreements among the Project Committee will be resolved via good-faith discussions; provided, that in the event of a disagreement that cannot be resolved within thirty (30) days after the date on which the disagreement arose, the matter shall be referred to Radius’s Chief Executive Officer and NB’s Chief Executive Officer or their respective designees.  Thereafter, if any such disagreement is not resolved within forty-five (45) days, then Radius will have the right to make the final decision and such decision shall be final and binding and shall not be subject to Section 10.2 of this Agreement; provided that it is understood and agreed that Radius’ right to exercise such final decision shall not include disputes with respect to (i) the interpretation, breach, termination or invalidity of this Agreement in which case the dispute shall be resolved in accordance with Section 10.2(a), or (ii) a “material strategic amendment” to the Work Statement for the Project, in which case the dispute shall be resolved in accordance with Section 10.2(b).  A “material strategic amendment” means an amendment to the Work Statement that is not required by a Regulatory Authority and materially increases the costs to execute the Project.

3.3  Operating Principles.  (a)  The parties acknowledge and agree that the deliberations and decision-making of the Project Committee shall be in accordance with the following operating principles:  (i)  decisions should be made in a prompt manner; and (ii) the parties’ mutual objective is to maximize the commercial success of the Radius study drugs that are the subject of each Work Statement, consistent with sound and ethical business and scientific practices.

(b)  The Project Committee and the Representatives will have only such powers as are specifically delegated to it in this Agreement, and will have no power to amend this Agreement or waive a party’s rights or obligations under this Agreement.

(c)  Information that otherwise falls under the definition of Confidential Information contained in reports made pursuant to Section 3.3 or otherwise communicated between the parties will be subject to the confidentiality provisions of this Agreement.

4.  CHARGES

4.1  Price.  Radius shall pay NB for the Services (and Deliverables) that are the subject of any Work Statement, the fee specified in such Work Statement.

4.2  Expenses.  (a)  In addition to the charges set forth in any Work Statement, Radius shall be responsible for payment of those expenses incurred in the performance of a Work Statement that are identified in the Work Statement as “Pass-Thru Expenses”.  In the event that NB incurs Pass-Thru Expenses and seeks reimbursement from Radius rather than having Radius pay such Pass-Thru Expenses directly, NB shall invoice Radius for such Pass-Thru Expenses on a monthly basis.  NB shall not incur Pass-Thru Expenses that individually or in the aggregate exceed the amount set forth in the applicable Work Statement without Radius’ prior consent.

(b)  In addition to the charges set forth in the applicable Work Statement and the Pass-Thru Expenses, Radius shall reimburse NB’s reasonable travel and lodging expenses in connection with attendance at Project Committee meetings that are held in locations other than Copenhagen, Denmark.

4.3  Payment.  Radius shall make payment in accordance with the Work Statement and within thirty (30) days following NB’s invoice.  If Radius fails to make any payment due to NB under a Work Statement by the due date for payment, then, without limiting NB’s remedies under Section 7.2, the overdue amount shall accrue interest at the rate of 1.5% per month from the due date until the date of actual payment of the overdue amount.  This Section 4.3 shall not apply to payments that Radius contests in good faith using the procedures in Section 10.1 during the pendency of such dispute; provided that in the event Radius does not prevail in such dispute then interest shall accrue from the date payment was due until the date Radius makes payment and such payment shall when made shall be accompanied by all interest so accrued.

4.4  Records; Inspection.  (a)  NB shall keep and maintain and cause its Affiliates and any third party vendors engaged by NB or its Affiliates to provide Services pursuant to a Work Statement to keep and maintain accurate books and accounts of record (prepared in accordance with International Financial Reporting Standards, consistently applied) in connection with the Services provided pursuant to each Work Statement in sufficient detail to permit accurate determination of all figures necessary for verification of the costs under such Work Statement.  NB shall maintain and cause its Affiliates to maintain such records for a period of three (3) years after the end of the year in which such records were generated.  Notwithstanding the requirement that books and accounts of record be maintained in accordance with International Financial Reporting Standards, if any third party vendor does not generally maintain records in accordance with those standards then such third party vendor may maintain records in the manner it typically uses for its business.

(b)  NB and, if applicable, its Affiliates and any third party vendors engaged by NB or its Affiliates to provide Services pursuant to a Work Statement shall make such records available for inspection by an independent certified public accountant, selected by Radius and reasonably acceptable to NB, during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from Radius, to verify the accuracy of the expenses required to be paid under such Work Statement.  Such inspection right shall not be exercised more than once in any calendar year.  Radius will hold in confidence all information concerning expenses and all information learned in the course of any inspection, except to the extent necessary for Radius to reveal such information in order to enforce its rights under this Agreement in a proceeding in accordance with Section 10.2 or if disclosure is required by law, regulation or judicial order.  Any person or entity conducting such inspection will agree in writing with Radius to treat all records reviewed in the course of the inspection as the Confidential Information of NB under terms and conditions no less restrictive than the terms contained in Section 5.2.  The results of each inspection shall be binding on both parties absent mathematical error.  Radius shall pay for such inspections, except that in the event there is any downward adjustment in aggregate amounts payable for any year shown by such inspection of more than three percent (3%) of the amount paid, NB shall pay for such inspection.

4.5  Taxes.  (a)  All payments required by this Agreement are exclusive of United States federal, state and local taxes imposed upon such payments, excluding taxes based upon NB’s net income (collectively, “Taxes”), and Radius shall bear and be responsible for the payment of all such Taxes.  Radius shall make payments to NB such that, after the payment of all Taxes, the amounts set forth in the applicable Work Statement are received by the NB, except as set forth in Section 4.5(b).

(b)  In the event and to the extent that Radius is required by law to withhold income taxes on payments owed to NB and pay such income taxes for the account of NB, Radius may deduct such income tax payment from amounts otherwise owed to NB and shall pay them to the appropriate tax authority.  Radius shall deliver to NB true copies of the receipts and/or returns covering all such payments and any other documents necessary to enable NB to claim tax credit.

(c)  Radius and NB will cooperate to minimize, to the extent legally permissible, the tax liabilities related to the transactions contemplated by this Agreement; provided such cooperation shall not cause any adverse tax consequences to be incurred by either party which would not have been incurred under the terms and conditions as described in this Agreement.

5.  CONFIDENTIALITY

5.1  Publicity.  The terms of this Agreement (including its existence) shall be treated as the Confidential Information of both parties and neither party will issue any press release or make any other statement, written or oral, to the public, the press or otherwise, relating to this Agreement and the transactions contemplated by this Agreement that has not previously been approved in writing by the other party.  Nothing in this Section 5.1 shall prohibit a party from making such disclosures to the extent required under applicable federal or state securities laws or any rule or regulation of any nationally recognized securities exchange.  In such event, however, the disclosing party shall use good faith efforts to notify and consult with the other party prior to such disclosure and, where applicable, shall diligently seek confidential treatment to the extent such treatment is available under applicable securities laws.  Each party may provide a copy of this Agreement or disclose the terms of this Agreement:  (a) to a Regulatory Authority as required by applicable law, in which case the disclosing party shall promptly notify the other party of such disclosure and the procedures, such as a protective order, instituted to protect the confidentiality of the Confidential Information to be disclosed, (b) to any finance provider in conjunction with a financing transaction, if such finance provider agrees to keep the terms of this Agreement confidential, (c) to enforce its rights under this Agreement in a proceeding in accordance with Section 10.2, (d) to any legal or financial advisor of such party, (e) to permitted subcontractors of either party, or (e) to current/prospective investors provided such investors are subject to a confidentiality agreement that is consistent with the terms of Section 5.2 regarding protection of Confidential Information of the other party.

5.2  Confidentiality.  (a)  Confidential Information of each party will be used by the other party solely for the purposes permitted by this Agreement.  All Confidential Information of a disclosing party will be received and held in confidence by the receiving party, subject to the provisions of this Agreement.  Each party acknowledges that, except for the rights expressly granted under this Agreement, it will not obtain any rights of any sort in or to the Confidential Information of the other party as a result of such disclosure and that any such rights must be the subject of separate written agreement(s).

(b)  Each party will restrict disclosure of the other party’s Confidential Information to those of its employees and consultants to whom it is necessary or useful to disclose such Confidential Information in connection with the purposes permitted under this Agreement.  Each party shall use Commercially Reasonable Efforts including at least efforts commensurate with those employed by the party for the protection of its own Confidential Information, to protect the Confidential Information of the other party.

(c)  Nothing herein shall prevent a receiving party from disclosing all or part of the Confidential Information of the other party in response to a court order or other legal proceeding requesting disclosure of same; provided, the party that receives such order or process provides prompt notice to the disclosing party before making any disclosure (to the extent possible) and permits the disclosing party to oppose or narrow such request for disclosure and supports any of the disclosing party’s reasonable efforts to oppose such request (at disclosing party’s expense), and only to the extent necessary to comply with such request.  Disclosure of Confidential Information pursuant to this Section 6.2(c) will not alter the character of that information as Confidential Information hereunder.

(d)  Either disclosing party may at any time notify the receiving party that such receiving party must return to the disclosing party the disclosing party’s Confidential Information.  Each receiving party hereby agrees to, within thirty (30) days of such notification:  (i) return all documents and tangible items it or its employees or agents have received or created pursuant to this Agreement pertaining, referring or relating to the other party’s Confidential Information; and (ii) return or certify (in a writing attested to by a duly authorized officer of such party) destruction of all copies, summaries, modifications or adaptations that such party or its employees or agents have made from the materials provided by the disclosing party; provided, however, that a party is permitted to retain one copy of such materials in its legal files to be used to verify compliance with its obligations hereunder.

5.3  Publication.  Project results may not be published or referred to, in whole or in part, by NB or its Affiliates or permitted third party subcontractors, including Clinical Investigators, without the prior expressed written consent of Radius.  Neither party will use the other party’s name in connection with any publication or promotion without the other party’s prior, written consent.

6.  PROPRIETARY RIGHTS

6.1  Title; Retained Rights.  (a)  NB hereby assigns and agrees to assign to Radius title to all Deliverables and other work product, including but not limited to data and information, that results from NB’s performance of the Services specified in any Work Statement, including any Project Intellectual Property Rights embodied in such Deliverables or work product, whether such Project Intellectual Property Rights are owned solely by NB or jointly by NB and Radius.

(b)  Radius’ title in such Deliverables and work product and Project Intellectual Property shall not include any NB Background Intellectual Property embodied in such Deliverables or work product.  Title to all such NB Background Intellectual Property shall remain vested in NB and this Agreement does not convey to Radius any ownership rights in any portion of such NB Background Intellectual Property by implication, estoppel or otherwise.  With respect to such NB Background Intellectual Property for which NB retains title, NB hereby grants and agrees to grant Radius a non-exclusive, perpetual, irrevocable, worldwide, royalty-free license, including the right to grant sublicenses, to use such NB Background Intellectual Property to the extent necessary or useful for Radius to make, have made, use, reproduce, prepare derivative works, modify, develop, market, sell, distribute and import any portion(s) of the Deliverables and work product alone or in combination with other technology and information as part of Radius’ business; provided that the right to sublicense shall be limited solely to activities in connection with Radius’ efforts to obtain Regulatory Approvals for the study drug that is the subject of any Work Statement and derivatives of such study drug.

(c)  The licenses granted under Section 6.1(b) shall be treated as a license of rights to “intellectual property” (as defined in Section 101(56) of Title 11 of the United States Code, as amended (the “Bankruptcy Code”)) for purposes of Section 365(n) of the Bankruptcy Code.  Radius may elect to retain and may fully exercise all of its rights and elections under the Bankruptcy Code provided, that it abides by the terms of this Agreement

6.2  Further Assurances.  NB shall promptly disclose to Radius in writing any Project Intellectual Property that might, under applicable law, be patentable or otherwise protectable.  NB shall take such steps as Radius may request (at Radius’ expense) to vest in Radius (or its designee) ownership of the Deliverables and work product (including all Project Intellectual Property embodied in the Deliverables and work product).

6.3  Enabling Licenses.  Subject to the terms of this Agreement (including the applicable Work Statement), Radius hereby grants and agrees to grant to NB, solely to provide the applicable Services contemplated by the applicable Work Statement(s), a non-exclusive, paid-up and royalty-free license to (a) use the Radius Background Intellectual Property and the Project Intellectual Property as embodied in any proprietary documentation, information, biological, chemical or other materials provided to NB by Radius pursuant to this Agreement, including but not limited to study drug; and (b) grant sublicenses to Investigators that enter into valid Enterprise CTA’s or Local CTAs permitting such Investigators to use the study drug and other materials provided to them in accordance with the protocol for the clinical study that is subject to the applicable Work Statement solely for the performance of such clinical study.  Upon the expiration or termination of the applicable Work Statement, NB’s license (and each of its sublicenses) shall terminate and be of no further force or effect. NB will not use any proprietary materials provided it by Radius for any purpose other than the performance of the Services as specified in the applicable Work Statement.

7.  TERM; TERMINATION

7.1  Term.  This Agreement shall take effect as of the Effective Date and shall remain in effect until the fifth anniversary of the Effective Date (the “Term”), unless sooner terminated in accordance with Section 7.2.

7.2  Termination.  (a)  The parties may terminate a Project that is the subject of a Work Statement or this Agreement at any time by mutual agreement.

(b)  Either party may terminate any Project that is the subject of a Work Statement upon forty-five (45) days written notice to the other party if the other party commits a material breach of this Agreement with respect to such Project, unless such breach is cured within the forty-five (45) day notice period, or if such breach is not capable of being cured within forty-five (45) days unless such party during such forty-five (45) day period initiates actions reasonably expected to cure the breach and thereafter diligently proceeds to cure the breach.  Termination of any Work Statement(s) shall not result in termination of this Agreement or any other Work Statement(s), which shall remain in force until terminated as provided above.  If either party desires to terminate this Agreement and all Work Statements, it shall so state in its notice of termination.  If termination of multiple Work Statements is elected pursuant to this Section 7.2(b), the opportunity to cure shall be available for each Work Statement and termination shall only apply to those Work Statements with respect to which the default is not cured.

(c)  A disadvantaged party (as defined in Section 11.2) shall have the right to terminate this Agreement upon thirty (30) days notice if a Force Majeure condition has prevented performance by the other party for more than sixty (60) consecutive days or an aggregate one hundred twenty (120) days in any 12-month period.

(d)   Radius may also terminate a Work Statement with written notice to NB if authorization and approval to perform any clinical study that is the subject of such Work Statement is withdrawn by the FDA or other relevant health authorities or human or toxicological test results support termination of the clinical study relating to such Work Statement(s) for reasons of safety or if the emergence of any adverse event or side effect in the clinical study relating to such Work Statement(s) is of such magnitude or incidence in the opinion of Radius as to support termination.

7.3  Consequences of Termination.  (a)  Upon termination (including expiration) of this Agreement or termination of any Work Statement(s) for any reason:  (i) NB will terminate all tasks for the affected Work Statement(s) in an orderly manner, as soon as practical and in accordance with a schedule agreed to by Radius and NB; (ii) NB shall deliver to Radius all materials developed through the termination of the Work Statement(s); and (iii) Radius shall pay NB any monies due and owing NB up to the time of termination for work that has been completed (as specified in the Work Statement(s)).

(b)  Subject to Sections 2.9(d) and 5.2, upon any termination (including expiration) of this Agreement each party shall return to the other party or certify in writing to the other party that it has destroyed all documents (including those stored on computer systems and networks) and other tangible items it or its employees or agents have received or created pertaining, referring or relating to the Confidential Information of the other party; provided, that a party is permitted to retain one copy of such materials in its legal files to be used to verify compliance with its obligations hereunder.

(c)  Nothing herein shall be construed to release either party of any obligation which matured prior to the effective date of any termination.

(d)  Sections 1, 2.9(d), 2.10, 2.13, 4.4-4.5, 5, 6, 7.3, 8, 9.3-9.5, 10, 11.1-11.2, and 11.4-11.15 shall survive any termination or expiration of this Agreement.

8.  REPRESENTATIONS AND WARRANTIES; COVENANTS

8.1  Authorization, etc.  Each party hereby represents and warrants to the other that: (a) it has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; (b) this Agreement has been duly authorized, executed and delivered by such party, constitutes the legal, valid and binding obligation of such party and is enforceable against such party in accordance with its terms; (c) it is under no contractual or other obligation or restriction that is inconsistent with its execution or performance of this Agreement.

8.2  Personnel; Services.  NB hereby represents and warrants to Radius that (a) each of the persons it assigns to perform Services under any Work Statement, whether such personnel are employed by Affiliates of NB or by approved subcontractors, shall have the proper skill, training and experience so as to be able to perform in a competent and professional manner and that all work will be so performed; and (b) before providing Services, all such personnel shall have agreed in writing to (i) confidentiality obligations consistent with the terms of this Agreement, and (ii) to assign or otherwise effectively vest in NB any and all rights that such personnel might otherwise have in the results of their work.

8.3  Absence of Debarment.  NB hereby represents and warrants to Radius that neither NB, nor its officers or employees, nor any other person used by NB to perform Services has been (a) debarred, convicted, or is subject to a pending debarment or conviction, pursuant to section 306 of the United States Food Drug and Cosmetic Act, 21 U.S.C. § 335a, (b) listed by any government or regulatory agencies as ineligible to participate in any government healthcare programs or government procurement or non-procurement programs (as that term is defined in 42 U.S.C. 1320a-7b(f)), or excluded, debarred, suspended or otherwise made ineligible to participate in any such program, or (c) convicted of a criminal offense related to the provision of healthcare items or services, or is subject to any such pending action. NB agrees to inform Radius in writing promptly if NB or any person who is performing Services is subject to the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending, or to the best of NB’s knowledge, is threatened.

8.4  Legal Compliance.  NB hereby represents and warrants to Radius that it will perform its obligations under this Agreement and each Work Statement in a professional manner, as a contract research organization in accordance with 21 C.F.R. §312.52; and will comply, in all material respects, with all Applicable Laws, including but not limited to those administered by FDA, with respect to the provision of the Services pursuant to this Agreement and shall cause its Affiliates and permitted third party subcontractors to comply in all material respects with all Applicable Laws in the provision of the Services.

8.5  Clinical Investigator Interests.  (a)  NB hereby represents and warrants to Radius that no Clinical Investigator who performs Services pursuant to this Agreement or any Work Statement owns or shall become entitled to own any of the Radius securities that are subject to the Stock Issuance Agreement or to otherwise receive any compensation or other benefit from such Radius securities or the proceeds of such Radius securities.  For purposes of this Section 8.5, “Clinical Investigator” means a listed or identified investigator or subinvestigator for the applicable clinical study who is directly involved in the treatment or evaluation of research subjects and such investigator’s spouse and each dependent child of such investigator.

(b)  NB hereby represents and warrants to Radius that NB shall cause any third party subcontractor engaged by NB or its Affiliates to provide Services pursuant to a Work Statement to adhere, and to cause each Clinical Investigator to adhere, to the provisions of this Section 8.5 and NB shall cause each such third party subcontractor, prior to shipment of clinical supplies to any investigative site by Radius or such third party subcontractor to provide NB or such third party subcontractor or Radius with all original documentation necessary for submission to the FDA or other Regulatory Authorities, including a completed and signed FDA Forms 3455 and 1572.

8.6  Deliverables.  NB hereby represents and warrants to Radius that (i) NB’s provision of Services pursuant to this Agreement and the resulting Deliverables shall not violate any patent, copyright, or other proprietary or intellectual property right of any third party of which NB is aware at the time it provides the Services under the applicable Work Statement; (ii) all Deliverables shall be developed exclusively by full-time employees of NB or by independent contractors (including subcontractors) that have executed written assignments, assigning to NB all proprietary and Intellectual Property Rights they (or their respective employees or independent contractors) may hold in any Deliverable on which they work; (iii) to the extent that any Deliverables includes software, such Deliverables will not contain any dongles or other features that interfere with or prevent use of the Deliverable by Radius in the manner specified in the applicable Work Statement; and (iv) the Deliverables shall conform to the applicable specifications set forth in the Work Statement.  This warranty is limited and shall not apply in the event and to the extent that  any nonconformity is the result of (1) Radius’ acts or omissions, including Radius’ failure to provide accurate information or specifications; or (2) compliance by NB with specific instructions given by Radius with respect to the particular manner in which Services are performed under a Work Statement notwithstanding NB’s contrary advice.

8.7  Warranty Disclaimer.  SECTIONS 8.1-8.6 SET FORTH THE ONLY WARRANTIES PROVIDED BY EITHER PARTY CONCERNING THIS AGREEMENT, THE SERVICES AND RELATED WORK PRODUCT.  THESE WARRANTIES, TOGETHER WITH THE INDEMNIFICATION UNDERTAKINGS OF SECTION 9.5, ARE MADE EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, NON-INFRINGEMENT, TITLE OR OTHERWISE.

9.   REMEDIES; RISK ALLOCATION

9.1  Non-Conformity Remedies.  In the event that any Deliverable fails to satisfy the warranty contained in Section 8.6(iv), NB shall re-perform the applicable Services and redeliver the non-conforming Deliverable with a Deliverable that conforms to the applicable specifications as specified in the applicable Work Statement using the procedure specified in Section 2.4.

9.2  Equitable Remedies.  The parties acknowledge and agree that, in the event of a breach or a threatened breach of Sections 2.9, 5 or 6 of this Agreement, a party may suffer irreparable damage (in addition to financial harm) for which it will have no adequate remedy at law and, accordingly, a party shall be entitled to injunctive and other equitable remedies to prevent or restrain, temporarily or permanently, such breach or threatened breach, without the necessity of posting any bond or surety.  Such remedies shall be in addition to any other remedy that such party may have at law or in equity.

9.3  Limitation of Liability.  (a)  EXCEPT FOR DAMAGES ARISING UNDER SECTION 5 AND EXCEPT AS OTHERWISE PROVIDED IN SECTION 9.4 WITH RESPECT TO THIRD PARTY CLAIMS, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY LOST PROFITS OR SAVINGS OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, REGARDLESS OF WHETHER THE PARTIES HAVE ADVISED OR BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE.

(B)  EXCEPT FOR DAMAGES ARISING UNDER SECTION 5 AND EXCEPT AS OTHERWISE PROVIDED IN SECTION 9.5 WITH RESPECT TO THIRD PARTY CLAIMS, IN NO EVENT SHALL THE COLLECTIVE, AGGREGATE LIABILITY (INCLUDING, BUT NOT LIMITED TO CONTRACT, NEGLIGENCE AND TORT LIABILITY) OF EITHER PARTY OR ITS AFFILIATES, OR ITS OR THEIR AFFILIATES’ RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS, UNDER THIS AGREEMENT EXCEED THE TOTAL BUDGET OF THE APPLICABLE WORK STATEMENT.  IT IS UNDERSTOOD AND AGREED THAT CLAIMS OF EITHER NB’S AFFILIATES OR RADIUS’ AFFILIATES, OR THE OFFICERS, DIRECTORS AND EMPLOYEES AND AGENTS OF NB AND ITS AFFILIATES, OR OF RADIUS AND ITS AFFILIATES, SHALL NOT BE CONSIDERED “THIRD-PARTY CLAIMS” FOR PURPOSES OF THIS SECTION 9.3.

9.4  Risk Allocation.  (a)  Subject to the provisions of Section 9.4(c), NB will defend, indemnify, and hold harmless Radius and its Affiliates, officers, directors, employees, agents, and their successors and assigns (each, in such capacity, an “Radius Indemnified Party”) from and against any claim, suit, demand, loss, damage, expense (including reasonable attorneys’ fees of Radius Indemnified Party(ies) and those that may be asserted by a third party) or liability (collectively, “Losses”) arising from any third party claim or proceeding against the Radius Indemnified Party(ies) by any third party to the extent that such claim or proceeding is based on:  (i) any breach of

NB’s representations and warranties under this Agreement; or (ii) any negligence or intentional misconduct by NB (or its employees, agents or representatives) in performing its obligations under this Agreement or any Work Statement.  The foregoing indemnification action shall not apply in the event and to the extent that such Losses arose as a result of any Radius Indemnified Party’s negligence, intentional misconduct or breach of this Agreement.

(b)  Subject to the provisions of Section 9.4(c), Radius will defend, indemnify, and hold harmless NB and its Affiliates, officers, directors, employees, agents, and their successors and assigns (each, in such capacity, an “NB Indemnified Party”) from and against any Losses arising from any third party claim or proceeding against the NB Indemnified Party(ies) by any third party to the extent that such claim or proceeding is based on:  (i) any breach of Radius’ representations and warranties under this Agreement; (ii) any negligence or intentional misconduct by the Radius (or its employees, agents or representatives) in performing its obligations under this Agreement or any Work Statement; or (iii) product liability or personal injury arising from or relating to the Radius products or Radius’ use of any Deliverables.  The foregoing indemnification action shall not apply in the event and to the extent that such Losses arose as a result of any NB Indemnified Party’s negligence, intentional misconduct or breach of this Agreement.

(c)  To receive the benefit of indemnification under Section 9.4(a) or Section 9.4(b), the Radius Indemnified Party or NB Indemnified Party, as applicable, must:  (a) promptly notify the party from whom indemnification is sought (each, an “Indemnifying Party”) of any claim or proceeding; provided, that failure to give such notice shall not relieve Indemnifying Party of its indemnification obligations except where, and solely to the extent that, such failure actually and materially prejudices the rights of Indemnifying Party; (b) provide reasonable cooperation to the Indemnifying Party (and its insurer), as reasonably requested, at Indemnifying Party’s cost and expense; and (c) tender to the Indemnifying Party (and its insurer) full authority to defend or settle the claim or suit; provided that no settlement requiring any admission by the Indemnified Party or that imposes any obligation on the Indemnified Party shall be made without the Indemnified Party’s consent.  Neither party has any obligation to indemnify the other party in connection with any settlement made without the Indemnifying Party’s written consent.  The Indemnified Party has the right to participate at its own expense in the claim or suit and in selecting counsel therefore.

9.5  Insurance.  Each party shall procure and maintain insurance coverage adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated, including professional liability (or errors and omissions) or product liability or clinical trial liability insurance, whichever is applicable to the individual parties, with minimum limits of $5,000,000.00 combined single limit (errors and omissions / professional liability) in the case of NB and $10,000,000.00 combined single limit (products liability) in the case of Radius.  All insurance amounts may be obtained by full, individual primary policy amount; a primary amount of less than minimum requirement enhanced by a blanket excess umbrella policy; or a combination of either. Each party shall provide the other party with a certificate of insurance upon request. The insured shall provide the other party with at least thirty (30) days prior written notice of any material change, cancellation or expiration of the above-required insurance. If such party does not obtain replacement insurance or take other measures that allow it to provide comparable coverage within such 30-day period, the other party shall have the right to terminate this Agreement effective at the end of such 30-day period without notice or any additional waiting periods.  It is understood that such insurance shall not be construed to create a limit of either party’s liability with respect to its indemnification obligations under this Section 9.

10.  DISPUTE RESOLUTION

10.1  Escalation.  The parties will attempt to settle any claim or controversy arising out of this Agreement or the subject matter hereof through consultation and negotiation in good faith in a spirit of mutual cooperation.  Such matters will be initially addressed by the Bente Juel Riis of NB and the Nick Harvey of Radius, as applicable, who shall use reasonable efforts to attempt to resolve the dispute through good faith negotiations by telephone or in person as may be agreed.  If they fail to resolve the dispute within thirty (30) days after a party notifies the other party of the dispute, then the matter will be escalated to the Claus Christiansen of NB and the Richard Lyttle of Radius, or their designees for resolution.  They will use reasonable efforts to attempt to resolve the dispute through good faith negotiations by telephone or in person as may be agreed.  If they fail to resolve the dispute within thirty (30) days after it is referred to them and do not mutually agree to extend the time for negotiation, then the dispute will be submitted to arbitration in accordance with the procedure set forth in Section 10.2.

10.2  Arbitration.  (a)  Except with respect to actions covered by Section 10.2(b)-(c), any claim or controversy arising in whole or in part under or in connection with this Agreement or the subject matter hereof that is not resolved pursuant to Section 10.1 will be referred to and finally resolved by arbitration in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes (the “Rules”) of the American Arbitration Association, as such Rules may be modified by this Section 10.2.  If a party intends to begin an arbitration to resolve a dispute arising under this Agreement after the provisions of Section 10.1 have been exhausted, such party shall provide written notice (the “Arbitration Request”) to the other party of such intention and the issues for resolution.  From the date of the Arbitration Request and until such time as the dispute has become finally settled, the running of the time periods as to which a party must cure a breach of this Agreement becomes suspended as to the subject matter of the dispute.  Unless the parties otherwise agree in writing, during the period of time that any arbitration proceeding is pending under this Agreement, the parties shall continue to comply with all those terms and provisions of this Agreement that are not the subject of the pending arbitration proceeding.  The arbitration shall be conducted by one arbitrator, who will be agreed upon by the parties to such claim or controversy.  If the applicable parties are unable to agree upon a single arbitrator within thirty (30) days following the date arbitration is demanded, three arbitrators will be used, who shall be selected from a list of at least six nominee’s selected by the AAA within ten (10) Business Days after the date of the parties notify the AAA of their inability to agree upon an arbitrator.  The parties shall have five (5) Business Days after the receipt of such nominations to agree on three arbitrators none of whom is an employee, director or stockholder of any applicable party or, failing to agree, to rank-order their preferences with the most preferred being given the lowest number, and mail the rank-order to the AAA.  If the parties have not themselves agreed upon three arbitrators and notified the AAA, the AAA shall notify the parties of the selection within three (3) Business Days of receipt of the rank-order preferences from each party.  If none of the nominees is acceptable to a party, the procedure shall be repeated with a new slate of nominees, and, if the parties cannot select three arbitrators the second time, the AAA shall select the arbitrators within three (3) Business Days of receipt of responses from each party to the second round.  Unless the parties agree otherwise, they will be limited in their discovery to directly relevant documents.  Responses or objections to a document request will be served twenty (20) days after receipt of the request.  The arbitrator(s) will resolve any discovery disputes. Unless otherwise agreed by the parties, all such arbitration proceedings will be held in New York, New York, provided that proceedings may be conducted by telephone conference call with the consent of the arbitrator(s).  All arbitration proceedings will be conducted in the English language and the arbitrator(s) will apply the law of New York.  The arbitrator(s) will only have the authority to award actual money damages (with interest on unpaid amounts from the date due) and, except with respect to a breach or nonperformance of any provision of this Agreement relating to Confidential Information, the arbitrator(s) will not have the authority to award indirect, incidental, consequential, exemplary, special, punitive or any other type of damages not measured by a party’s compensatory damages, and the parties expressly waive any claimed right to such damages.  Judgment on the award rendered by the arbitrator(s) may be enforced in any court having competent jurisdiction thereof, subject only to revocation on grounds of fraud or clear bias on the part of the arbitrator(s).  The arbitration will be of each applicable party’s individual claims only, and no claim of any other party will be subject to arbitration in such proceeding.  The costs and expenses of the arbitration, but not the costs and expenses of the parties, will be shared equally by the parties.  If a party fails to proceed with arbitration, unsuccessfully challenges the arbitration award, or fails to comply with the arbitration award, the other party is entitled to costs, including reasonable attorneys’ fees, for having to compel arbitration or defend or enforce the award.  Except as otherwise required by law, the parties and the arbitrator(s) will maintain as confidential all information or documents obtained during the arbitration process, including the resolution of the dispute.  Judgment on the award granted in any arbitration hereunder may be entered in any court having jurisdiction over the award or any of the parties or any of their respective assets.  The parties knowingly and voluntarily waive their rights to have their dispute tried and adjudicated by a judge and jury except as expressly provided herein.

(b)  In the event of a dispute arising out of or relating to a matter that is the subject of Section 3.2(f)(ii), such dispute shall be finally settled by arbitration under the then current expedited procedures applicable to the then current Rules as such Rules and procedures may be modified by this Section 10.2(b).  Upon receipt of an Arbitration Request by either party, the parties shall promptly negotiate in good faith to appoint a mutually acceptable independent person, with scientific, technical and regulatory experience necessary to resolve such dispute (“Expert”).  If the parties are not able to agree within five (5) Business Days after the receipt by a party of the Arbitration Request, the AAA shall be responsible for selecting an Expert within ten (10) Business Days of being approached by a party.  The fees and costs of the Expert and the AAA, if applicable, shall be shared equally by the parties.  The arbitration shall be held in

New York, New York, unless the parties agree otherwise or the selection of the Expert requires otherwise.  Within five (5) Business Days after the designation of the Expert, the parties shall each simultaneously submit to the Expert and one another a written statement of their respective positions on such disagreement.  Each party shall have fifteen (15) Business Days from receipt of the other party’s submission to submit to the Expert and the other party a written response thereto, which shall include any scientific, technical and regulatory information in support thereof.  The Expert shall have the right to meet with the parties, either alone or together, as necessary to make a determination.  No later than thirty (30) Business Days after the designation of the Expert, the Expert shall make a determination by selecting the resolution proposed by one of the parties that the Expert deems as a whole to be the most fair and reasonable to the parties in light of the totality of the circumstances.  The Expert shall provide the parties with a written statement setting forth the basis of the determination in connection therewith.  The decision of the Expert shall be final and conclusive.  The costs and expenses of the arbitration, but not the costs and expenses of the parties, will be shared equally by the parties.  If a party fails to proceed with arbitration, unsuccessfully challenges the arbitration award, or fails to comply with the arbitration award, the other party is entitled to costs, including reasonable attorneys’ fees, for having to compel arbitration or defend or enforce the award.  Except as otherwise required by law, the parties and the Expert will maintain as confidential all information or documents obtained during the arbitration process, including the resolution of the dispute.  Judgment on the award granted in any arbitration hereunder may be entered in any court having jurisdiction over the award or any of the parties or any of their respective assets.  The parties knowingly and voluntarily waive their rights to have their dispute tried and adjudicated by a judge and jury except as expressly provided herein.

(c)  The provisions of Section 10.2(a)-(b) will not apply to any claim or controversy involving infringement or misappropriation of any Intellectual Property Right of a party.  Nothing in this Section 10.2 will prevent a party from resorting to judicial proceedings if:  (i) interim relief from a court is necessary to prevent serious and irreparable injury to such party; or (ii) litigation is required to be filed prior to the running of the applicable statute of limitations.  The use of any alternative dispute resolution procedure will not be construed under the doctrine of latches, waiver or estoppel to affect adversely the rights of either party.

11.  GENERAL

11.1  Independent Contractors.   Each party represents that it is acting on its own behalf as an independent contractor and is not acting as an agent for or on behalf of any third party. This Agreement and the relations hereby established by and among Radius and NB does not constitute a partnership, joint venture, franchise, agency or contract of employment.  Neither party is granted, and neither party shall exercise, the right or authority to assume or create any obligation or responsibility on behalf of or in the name of any other party or such party’s Affiliates.  Each party shall be solely responsible for compensating all its personnel and for payment of all related workers’ compensation, unemployment and withholding taxes.  Neither party shall provide the other party’s personnel with any benefits, including but not limited to compensation for insurance premiums, paid sick leave or retirement benefits.

11.2  Force Majeure.  Except as otherwise provided in this Agreement, in the event that a delay or failure of a party to comply with any obligation created by this Agreement is caused by acts of God, wars (declared or undeclared and including the continuance, expansion or new outbreak of any war or conflict now in existence), revolution, civil commotion, acts of public enemy, labor strikes (other than employees of the affected party), terrorism, embargo or acts of government in its sovereign capacity (“Force Majeure”), the “affected party” will, after giving prompt notice to the “disadvantaged party(ies),” be excused from such performance on a day-to-day basis during the continuance of such prevention, restriction, or interference (and the disadvantaged party(ies) will likewise be excused from performance of its obligations on a day-to-day basis during the same period), provided, however, that the affected party will use its best efforts to avoid or remove the causes of nonperformance and all parties will proceed immediately with the performance of their obligations under this Agreement whenever the causes are removed or cease.  If Force Majeure conditions continue for more than 60 consecutive days or an aggregate 120 days in any 12-month period, then the disadvantaged party may terminate this Agreement in accordance with Section 7.2(c).

11.3  Assignment.  This Agreement will be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  NB may not assign this Agreement or any of its rights under this Agreement nor delegate any of its obligations under this Agreement without the express prior written consent of

Radius.  Each party may assign this Agreement without the consent of the other parties to an Affiliate or in connection with any merger, acquisition, or sale a majority of such party’s voting stock or a sale of substantially all such party’s assets; provided, further, that in each instance the assignee expressly assumes all obligations imposed on the assigning party by this Agreement in writing and each of the other parties is notified in advance of such assignment.  Any purported assignment in violation of this Section 11.3 shall be null and void.

11.4  Notices.  Unless otherwise provided herein, any notice, report, payment or document to be given by one party to another shall be in writing and shall be deemed given when delivered personally or mailed by certified or registered mail, postage prepaid (such mailed notice to be effective on the date which is three (3) Business Days after the date of mailing), or sent by nationally recognized overnight courier (such notice sent by courier to be effective one (1) Business Day after it is deposited with such courier), or sent by telefax (such notice sent by telefax to be effective when sent, if confirmed by certified or registered mail or overnight courier as aforesaid) to the address set forth on the signature page to this Agreement or to such other place as a party may designate as to itself by written notice to the other party.

11.5  Applicable Law.  This Agreement shall be governed by, subject to, and construed in accordance with the substantive laws of New York without regard for any choice or conflict of laws rule or provision that would result in the application of the substantive law of any other jurisdiction. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or the transactions contemplated by this Agreement.

11.6  Waivers.  The waiver by a party of a breach or default under any provision under this Agreement or the failure of such party to exercise its rights under this Agreement in any instance shall not operate or be construed as a continuing waiver or a waiver of any subsequent breach or default  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar).

11.7  Integration.  The terms and provisions contained in this Agreement (including the Attachments) constitute the entire understanding of the parties with respect to the transactions and matters contemplated hereby and supersede all previous communications, representations, agreements and understandings relating to the subject matter hereof.  No representations, inducements, promises or agreements, whether oral or otherwise, between the parties not contained in this Agreement shall be of any force or effect.  No agreement or understanding extending this Agreement or varying its terms shall be binding upon either party unless it is in a writing specifically referring to this Agreement and signed by a duly authorized representative of the applicable party. To the extent any terms or provisions of a Work Statement conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control, except to the extent that the applicable Work Statement expressly and specifically states an intent to supersede the Agreement on a specific matter.

11.8  Severability.  In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and such invalid or unenforceable provision shall be construed by limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

11.9  Binding Effect, Benefits.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns; nothing in this Agreement, expressed or implied, is intended to confer on any person or entity other than the parties hereto or, as applicable, their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11.10  Headings.  The Section headings are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement

11.11  Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Facsimile signatures shall be accepted as original signatures, orders may be transmitted electronically and any document created pursuant to this Agreement may be maintained in an electronic document storage and retrieval system, a copy of which shall be considered an original.

11.12  Further Assurances.  Each party covenants and agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, it will execute and deliver any further legal instruments and perform any acts which are or may become reasonably necessary to effectuate the purposes of this Agreement.

11.13  Rules of Construction.  The parties agree that they have participated equally in the formation of this Agreement and that the language and terms of this Agreement shall not be construed against a party by reason of the extent to which such party or its professional advisors participated in the preparation of this Agreement.

11.14  Word Meanings.  Words such as herein, hereinafter, hereof and hereunder refer to this Agreement as a whole and not merely to a section or paragraph in which such words appear, unless the context otherwise requires.  The singular shall include the plural, and each masculine, feminine and neuter reference shall include and refer also to the others, unless the context otherwise requires.

11.15  Nonsolicitation.  Each party to this Agreement covenants that during the Term and for a period of twelve (12) months after this Agreement expires or is terminated, whichever is earlier, neither it nor any of its respective Affiliates shall solicit, directly or indirectly, for employment, any personnel of the other party who works under this Agreement; provided that nothing in this Section 11.15 shall prohibit a party from carrying out general solicitation of employment in any newspaper, magazine, trade publication, electronic medium or other media.  The parties acknowledge that irreparable harm may result from any breach of this Section 11.15 and that there may be no adequate remedy at law or in damages to compensate for any such breach. The parties acknowledge and agree that each party shall be entitled to seek injunctive relief requiring specific performance of this Section 11.15 by the other party or any of its Affiliates.

[remainder of this page intentionally left blank - signature page follows]

IN WITNESS WHEREOF the parties have caused this Agreement to be executed on their behalf by their duly authorized representatives as of the Effective Date.

RADIUS HEALTH, INC.	NORDIC BIOSCIENCE CLINICAL DEVELOPMENT VII A/S

/s/ C. Richard Edmund Lyttle	/s/ Claus Christiansen
By: C. Richard Edmund Lyttle	By: Claus Christiansen
Title: CEO and President	Title: CEO

Notice Address	Notice Address
Radius Health, Inc.	Nordic Bioscience Clinical Development VII A/S
201 Broadway, 6th Floor	Herlev Hovedgade 207
Cambridge, MA 02139	2730 Herlev
USA	Denmark
Attn: President	Attn: Clinical Trial Leader & Medical Advisor /
Clinical Studies
Phone: 01.617.444.1834	Phone: 45.4452.5251
Fax: 01.617.551.4701	Fax: 45.4452.5251

Attachment 1	Form of Work Statement
Attachment 2	Work Statement No. NB-1
Attachment 3	Form of Enterprise CTA
Attachment 4	Form of Indemnity Letter

Attachment 1

Work Statement NB-

WORK STATEMENT

This Work Statement NB-  is entered into as of                        , 201   pursuant to Section 2.1 of the Clinical Trial Services Agreement dated as of March 29, 2011, by and between Radius Health, Inc. (“Radius”) and Nordic Bioscience Clinical Development VII A/S (“NB”) (the “Agreement”).  Capitalized terms used in this Work Statement NB-   and not defined in this Work Statement NB-   are used with the meanings ascribed to them in the Agreement.  This Work Statement NB-   is attached to and becomes, upon execution by both parties below, a part of the Agreement, and sets forth the specific terms and conditions relating to the Services and Deliverables described herein.

In consideration of the mutual promises contained in the Agreement and for other good and valuable consideration the receipt and adequacy of which each of the parties does hereby acknowledge, the parties hereby agree to the terms of this Work Statement NB-   entitled “[TITLE]”.

This Work Statement NB-   contains the following Attachments, each of which is made a part hereof:

Attachment A — Specifications/Key Assumptions/Services/Division of

Responsibilities/Timeline Specifications

Attachment B — Budgets, Fees, Pass-through Costs, and Payment Schedule

Attachment C — Materials Provided by Either Party

Attachment D — Core Team Members/Key Personnel

Attachment E — Protocol or Protocol Summary

Attachment F — Reports and Information Management/Regular Meetings

Attachment G — Special Insurance

Attachment H - Transfer of Obligation

IN WITNESS WHEREOF the parties have executed this Work Statement NB-   intending it to take effect as an instrument under seal as part of the Agreement as of                            , 201  .

RADIUS HEALTH, INC.	NORDIC BIOSCIENCE CLINICAL DEVELOPMENT VII A/S

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

Attachment 2

Work Statement NB-1

WORK STATEMENT

This Work Statement NB-1 is entered into pursuant to Section 2.1 of the Clinical Trial Services Agreement dated as of March 29, 2011, by and between Radius Health, Inc. (“Radius”) and Nordic Bioscience Clinical Development VII A/S (“NB”) (the “Agreement”).  Capitalized terms used in this Work Statement NB-1 and not defined in this Work Statement NB-1 are used with the meanings ascribed to them in the Agreement.  This Work Statement NB-1 is attached to and becomes, upon execution by both parties below but subject to the consummation by Radius of an equity financing pursuant to which it shall have issued and sold shares of its Series A-1 Convertible Preferred Stock, par value $0.01 per share, to existing and/or new investors resulting in aggregate gross proceeds being received by Radius in an amount equal to approximately sixty million U.S. Dollars (US$60,000,000) (unless waived by Radius), a part of the Agreement, and sets forth the specific terms and conditions relating to the Services and Deliverables described herein.

In consideration of the mutual promises contained in the Agreement and for other good and valuable consideration the receipt and adequacy of which each of the parties does hereby acknowledge, the parties hereby agree to the terms of this Work Statement NB-1 entitled “A Randomized, Double-blind, Placebo-controlled, Comparative Phase 3 Multicenter Study to Evaluate the Safety and Efficacy of BA058 for Injection for Prevention of Fracture in Ambulatory Postmenopausal Women with Severe Osteoporosis and at Risk of Fracture”.

This Work Statement NB-1 contains the following Attachments, each of which is made a part hereof:

Attachment A — Specifications/Key Assumptions/Services/Division of

Responsibilities/Timeline Specifications

Attachment B — Budgets, Fees, Pass-through Costs, and Payment Schedule

Attachment C — Materials Provided by Either Party

Attachment D — Core Team Members/Key Personnel

Attachment E — Protocol or Protocol Summary

Attachment F — Reports and Information Management/Regular Meetings

Attachment G — Special Insurance

Attachment H - Transfer of Obligation

IN WITNESS WHEREOF the parties have executed this Work Statement NB-1 intending it to take effect as an instrument under seal as part of the Agreement as of March 29, 2011.

RADIUS HEALTH, INC.		NORDIC BIOSCIENCE CLINICAL DEVELOPMENT VII A/S

By:	/s/ C. Richard Lyttle	By:	/s/ Claus Christiansen
Name:	C. Richard Lyttle	Name:
Title:	CEO and President	Title:	CEO
Date:		Date:

Acknowledged and Agreed:

xxxxxxx, Project Leader

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

Work Statement NB-1

Attachment A

Specifications/Key Assumptions/Services/Division of Responsibilities/Timeline Specifications

Study Assumptions

Radius Health, Inc.

Protocol:  BA058-05-003, “A Randomized, Double-blind, Placebo-controlled, Comparative Phase 3 Multicenter Study to Evaluate the Safety and Efficacy of BA058 for Injection for Prevention of Fracture in Ambulatory Postmenopausal Women with Severe Osteoporosis and at Risk of Fracture”

Protocol Number	BA058-05-003
Number of Sites:	11
Denmark	3
Estonia	1
Lithuania	1
Romania	1
Poland	1
Czech Republic	2
Brazil	1
Hong Kong	1
Number of Patients to be Screened	20,000
Number of Patients to Enroll:	2,400
Enrollment Period:	6 months from last approval of the Protocol by applicable Regulatory Authorities
Treatment Period:	18 months
Safety Follow up Period	1 month
Visits per Completed Subject:	10

Clinical Trial Timeline

BA058-05-003 Milestones	Duration in Months	Estimated Timeline
Regulatory Submissions	All Complete	1 Jan 2011
First Regulatory Approval		15 Feb 2011
Last Regulatory Approval	8 months (Brazil)	1 July 2011
IMP ready at site		30 March 2011
First Patient Randomized		31 March 2011
Enrollment Complete	6 months (after last Regulatory Approval)	1 March 2012
Treatment Period	18 months	1 Sep 2013
Last Patient Last Study Visit	1 month	1 October 2013
Database Lock	1.5 months	15 November 2013
Locked Database Transfer to Sponsor		16 November 2013
Site Close-out Visits	1.5 months	31 Dec 2013

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

Attachment 2, Attachment A-1

Work Statement NB-1

Attachment B

Budgets, Fees, Pass-through Costs, and Payment Schedule*

BA058-05-003 Draft Protocol Version 3.0 10 August 2010 Cost Proposal Version 2 September 2010

Sponsor:	Radius Health, Inc.
Protocol ID:	BA058-05-003
Development Phase:	III
Disease:	Osteoporosis
Total # of Randomized Subjects (CCBR):	2,400	Less 15% due to Drop Out= 2,040
PK/PD Study; *samples for BA058 on 600 subjects, samples for s-calcium on 2,400 subjects:	All	Adjusted for Drop Out
ECG pre-and 60 minutes post dose:	All	Adjusted for Drop Out
Bone Biopsy:	200
Expected Date of FPFV:	Q1 2011
Expected Length of Recruitment (months):
Treatment Duration (months):	18
Number of visits:	10
Number of CCBR Clinics:	11	Assumes only CCBR sites
Number of potential study subjects to be prescreened:	20,000

Total Budget	EURO
Pre-screening/Advertisement	[*]	Only spine DEXA
35 % screen failure	[*]	Assumes 35% Screen Failure rate after PIC has been signed
Clinic Activities (randomized and completed)	[*]	Adjusted for Drop Out
BA058 PK Study; sample collection and clinic stay	[*]	No BA058 analysis, adjusted for Drop-out
CRO Activities	[*]	50% source data verification and adjusted for Drop Out
Central Lab Fee	[*]	Adjusted for Drop Out Includes sample shipment. Bone markers on 600 subjects Local hematology (=less shipment cost)
Bone Biopsy (200 biopsies)	[*]	200 biopsies
CT-scan (payment to X-ray departments) (300 subjects)	[*]	300 Subjects end of study
Calcium and Vitamin D supplement	[*]
Sub Total budget (EURO)	[*]
Discount	[*]
Sub Total budget (EURO)	35,553,732
Sub Total budget (USD)	46,219,852	Assumes 1 EURO = 1.30 USD
Central Imaging Reading (USD)	[*]	All hip and spine DEXA central reading Local reading for eligibility. Wrist DEXA central read on 900 subjects (300 per arm)
Central Imaging Pass Through (USD)	[*]
Total Budget (USD)	48,825,737

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

Attachment 2, Attachment B-1

The pricing specified in this Budget is calculated based upon 2,400 subjects randomized and entered into the clinical study and assumes a 35% screen-failure rate after the Patient Informed Consent has been signed and a 15% drop-out rate, the Budget will be adjusted as the study proceeds to reflect the actual screen-failure rate and the actual drop-out rate and all pricing will be adjusted in a pro rata fashion to reflect the actual study activities completed by the study subjects.

Pass through Cost	EURO
Submission Fee to ERC	Included
Containers for 24-h urine collection	Included
Local Hematology Test’s	Included
Advertisement	Included
Monitoring Travel Expenses & Accommodations / other travels	Included
Shipments of imaging and labs	Included
Translation	Included
Investigator Meeting	Included
Data Monitoring Committee	Not Included
Patient insurance	Not included
Annual reports to the FDA	Not included
External advisory Board	Not included
Statistical Data analysis and Clinical Study Report	Not included
Purchase of Forteo	Not included(1)

(1) It is understood and agreed that Radius shall as part of the “Purchase of Forteo” obligations cause the supplier of the Forteo product (Pharmarama International Limited) to enter into a purchase agreement with NB that includes delivery by Pharmarama DDP to the Aptuit Ltd. facility in Oxford United Kingdom (“UK”) for packaging,  [*].

Payment Schedule

(a)  A portion of the purchase price for the Services shall be paid in cash and the balance shall be paid by issuance to NB of shares of Radius Series A-6 Convertible Preferred Stock, $0.01 par value, at a price of $0.01 per share.  The cash payment portion of the purchase price shall be subject to this Work Statement NB-1 and the Agreement; the stock issuance portion of the purchase price shall be made pursuant to a Stock Issuance Agreement (the “Stock Issuance Agreement”).

(2)  The cash payment portion of the purchase price is comprised of a portion denominated in EURO and a portion denominated in U.S. Dollars as noted in the cost proposal set forth above.  The EURO portion is €35,553,732  and the U.S. Dollar portion is $2,605,885.  This pricing is based upon 2,400 study subjects randomized and a 35% screen-failure rate after the Patient Informed Consent has been signed and a 15% drop-out rate and a pro rata adjustment to pricing based upon the actual number of study subjects that are not the subject of screen-failure and the actual clinical study activities that are completed prior to drop-out for study subjects that drop-out.  Radius shall pay the EURO denominated portion of the purchase price and the U.S. Dollar portion of the purchase price separately in the applicable currency as set forth in Paragraphs (3)-(9).

(3)  Radius has entered into a Letter of Intent dated September 3, 2010 with NB pursuant to which Radius has funded an aggregate $1,500,000.00 of Radius’ aggregate cash payment obligations to NB in respect of the clinical study that is the subject of Work Statement NB-1.  On the Effective Date, Radius will pay NB a non-refundable cash fee of €5,649,144.20, representing 15.889% of Radius’ aggregate cash payment obligation to NB for the EURO denominated portion of the clinical study, which amount shall be reduced by the aggregate $2,250,000.00 payment previously provided by Radius under the Letter of Intent and the two extensions to such Letter of Intent described below, using the exchange rate for buying EUROs with U.S. Dollars set forth in the Wall Street Journal (Online Edition) Market Data Center at http://online.wsj.com/mdc/public/page/marketsdata.html on the date(s) each portion of such aggregate $2,250,000.00 payment

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

Attachment 2, Attachment B-2

was made.  The initial $500,000 portion was paid September 8, 2010 and the credit for such payment will use the exchange rate for that date (0.7865) to convert U.S. Dollars to EUROS; the second $500,000 portion was paid October 19, 2010 and the credit for such payment will use the exchange rate for that date (0.7283) to convert U.S. Dollars to EUROS.  Radius and NB entered into an extension of the Letter of Intent on December 15, 2010 pursuant to which Radius paid an additional $500,000 on December 19, 2010 and the credit for such payment will use the exchange rate for December 17 (0.7584) to convert U.S. Dollars to EUROS.  Radius and NB entered into a second extension of the Letter of Intent on January 31, 2011 pursuant to which Radius paid an additional $750,000 on February 3, 2011 and the credit for such payment will use the exchange rate for February 3 (0.7334) to convert U.S. Dollars to EUROS.

In addition, on the Effective Date, Radius shall also pay NB or its designee a non-refundable cash fee of $260,589 representing 10% of Radius’ aggregate cash obligation to NB for the U.S. Dollar denominated portion of the clinical study that is the subject of Work Statement NB-1.

(4)  Thereafter, Radius will pay NB on a calendar monthly basis commencing with the month in which the first subject is enrolled in the clinical study and ending the month that an aggregate 2,400 subjects have been enrolled in the clinical study (“First Monthly Amount”) at the rate of €[*] per randomized subject enrolled in the clinical study that is the subject of Work Statement NB-1 for the EURO denominated portion of the clinical study and at the rate of $[*] per randomized subject enrolled in the clinical study that is the subject of Work Statement NB-1 for the U.S. Dollar denominated portion of the clinical study.  These amounts represent 33.752% of Radius’ aggregate cash payment obligation to NB in respect of the EURO denominated portion of the clinical study that is the subject of Work Statement NB-1 and 7% of the U.S. Dollar denominated portion of the clinical study that is the subject of Work Statement NB-1.

(5)  Radius will thereafter pay NB €[*] per month for the first [*] ([*]) months after patient randomization is completed (“Second Monthly Amount”) and €[*] per month for the next [*] ([*]) months after patient randomization is completed (“Third Monthly Amount”) for the EURO denominated portion of the clinical study that is the subject of Work Statement NB-1. Radius shall also thereafter pay NB or its designee in respect of the U.S. Dollar denominated portion of the clinical study that is the subject of Work Statement NB-1 a Second Monthly Amount equal to $[*] per month and a Third Monthly Amount equal to $[*] per month during the periods when the Second Monthly Amount and the Third Monthly Amount, as applicable, is payable.

Payment of each installment of the Second Monthly Amount and the Third Monthly Amount shall be calculated based upon the estimated time that will be required to complete the clinical study (following enrollment of the first study subject) and lock the study database and transfer the study database to Radius.  The parties, acting through the Project Committee will evaluate the study timeline and adjust the Second Monthly Amounts and the Third Monthly Amounts to account for delays or accelerations in the performance of the clinical study.

(6)   Each Second Monthly Amount and Third Monthly Amount payment due NB shall be determined by subtracting payments (if any) previously made pursuant to the Second Monthly Amount and the Third Monthly Amount from €[*] (in the case of the EURO denominated portion of the clinical study) or from $[*] (in the case of the U.S. Dollar denominated portion of the clinical study) and then dividing that number by the number of months the Project Committee then determines it will take to complete the clinical study that is the subject of this Work Statement NB-1 and lock the study database and transfer the study database to Radius.

(7)  On a monthly basis, beginning with the month in which the last subject is enrolled in the clinical study that is the subject of this Work Statement NB-1, Radius shall request an update from the Project Committee with respect to the projected timeline of the clinical study that is the subject to Work Statement NB-1 and based upon the update provided by the Project Committee, Radius shall calculate the payment due NB using the formula set forth in Paragraph (6) and make payment to NB in accordance with Section 4.3 of the Agreement.

(8)  The Second Monthly Amount and the Third Monthly Amount represent, respectively, 16.876% of Radius’ aggregate cash payment obligation to NB in respect of the EURO denominated portion of the  clinical study that is the subject of Work Statement NB-1 and, respectively, 16% and 40% of the U.S. Dollar denominated portion of the  clinical study that is the subject of Work Statement NB-1.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

Attachment 2, Attachment B-3

(9)  The balance of Radius’ aggregate cash payment obligation to NB in respect of the Euro denominated portion of the clinical study that is the subject of Work Statement NB-1, (€[*] based on 2,400 patients randomized and a 35% screen-failure rate after the Patient Informed Consent has been signed and a 15% drop-out rate and a pro rata adjustment to pricing based upon the actual number of study subjects that are not the subject of screen-failure and  the actual clinical study activities that are completed prior to drop-out for study subjects that drop-out) shall be paid in two equal installments of €[*]. The balance of Radius’ aggregate cash payment obligation to NB in respect of the U.S. Dollar denominated portion of the clinical study that is the subject of Work Statement NB-1, ($[*] based on 2,400 patients randomized and a 35% screen-failure rate after the Patient Informed Consent has been signed and a 15% drop-out rate and a pro rata adjustment to pricing based upon the actual number of study subjects that are not the subject of screen-failure and the actual clinical study activities that are completed prior to drop-out for study subjects that drop-out) shall be paid in two equal installments of $[*].  The  first installment of each payment will be due and payable to NB when the study database for the clinical study that is the subject of Work Statement NB-1 is locked and transferred to Radius; the second installment is due and payable upon the earlier of:  (i) acceptance of the Final Tables Listings and Figures for the clinical study that is the subject of Work Statement NB-1; or (ii) eight weeks after the database has been locked and delivered to Radius; provided that Radius shall not be required to accept the Final Tables Listings and Figures if they do not conform to the specifications set forth in the Protocol for Work Statement NB-1 or embody data that is scientifically inconsistent and merit, in Radius’ reasonable opinion, a review of clinical study site records for such clinical study purposes of confirming certain aspects of the underlying clinical study data and results as reported to the clinical study database (each, a “Nonconformity”).  If Radius identifies a Nonconformity prior to the expiration of the 8-week period specified in Paragraph (f)(ii), Radius shall deliver notice to NB of such Nonconformity specifying the steps that Radius believes are necessary to resolve such Nonconformity and bring the Final Tables Listings and Figures into conformity.  Upon receipt of such notice, NB shall take appropriate steps to investigate and resolve the Nonconformity and the 8-week period shall be extended day-for-day while NB investigates the Nonconformity and either updates the clinical study database and redelivers it to Radius or provides Radius with a report detailing the results of NB’s investigation of the Nonconformity and indicating why the Nonconformity does not require that the clinical study database be updated.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

Attachment 2, Attachment B-4

Work Statement NB-1

Attachment C

Materials Provided by Either Party

Trial Activities & Delegation of Responsibilities

✓ = Owner	Activity Responsible
A = Approve R = Review	Nordic Biosciences	Radius	Expectation

Sponsor & Service provider Governance
CCBR - Radius Governance Committee	✓	✓	Sponsor and Service provider will responsible for creating an Executive Governance Committee to oversee program strategy and implementation.
Clinical Trial Joint Development Team	✓	✓	Sponsor and Service provider will appoint members of the clinical trial joint development team to implement the clinical study.

Regulatory
IND/CTA Preparation	R	✓	Sponsor will be responsible to create all IND and CTA submission documents. Service provider will be responsible for any required translations for the CTA.
FDA IND Submission & Updates		✓	Sponsor will be responsible for all FDA submissions.
CTA Submissions & Updates	✓	A	Service provider will be responsible for all CTA submissions. Sponsor approval of the submissions is required prior to submission.
Health Authority, EC, IRB Queries & Response	✓	✓	Sponsor and Service provider will be responsible to provide responses to Health Authority, Ethics Committee, and IRB queries, if necessary.
EUDRACT Registration	✓	✓	Sponsor will be responsible to register the clinical study to obtain an EUDRACT number and service provider will create the XML file for submission.
Investigator’s Brochure		✓	Sponsor will be responsible to create the Investigator Brochure and any updates.
Clinical Study Protocol	R	✓	Sponsor will be responsible to create the study protocol, and any amendments, if necessary. Service provider will be responsible to review the study protocol and any amendments, if necessary.
Clinical Study Extension Protocol	R	✓

Sponsor will be responsible to create the Extension study protocol, and any amendments, if necessary. Service provider will be responsible to review the Extension study protocol and any amendments, if necessary.

Informed Consent Form (ICF, PIS)	✓	R	Service provider will be responsible to create the Informed Consent Documents and/or Patient Information Sheets. Sponsor will be responsible to review the ICF or PIS.

Attachment 2, Attachment C-1

✓ = Owner	Activity Responsible
A = Approve R = Review	Nordic Biosciences	Radius	Expectation
Ethics Committees/IRB Submissions & Updates	✓		Service Provider will be responsible for all country and site Ethics Committees and/or local IRBs submissions.
FDA SAE Submission & Follow Up(s)		✓	Sponsor will be responsible for FDA SAE submissions. See Health Authority reporting in Safety and Pharmacovigilance
Health Authority SAE Submissions & Follow Up(s)	✓	A

Service provider will be responsible for all Health Authority SAE submissions except FDA. Sponsor will be responsible for approving the HA submissions. See Health Authority reporting in Safety and Pharmacovigilance

Legal representative (if required)	✓		Service provider will be responsible to provide Legal Representative services, on behalf of the sponsor, if required by local regulation.
Regulatory & Study Documents translations	✓		Service provider will be responsible to provide all necessary document translations for regulatory and study documents.
Clinicaltrials.gov registration & management		✓	Sponsor will be responsible to register the clinical study on clinicaltrials.gov and manage the status of the study as required by regulation.
Clinical Trial Materials
BD Pen II Manufacture		✓	Sponsor will be responsible to manufacture to BD Pen injection device
BA058 80 mcg Cartridge Manufacture		✓	Sponsor will be responsible to manufacture the BA058 80 mcg cartridges.
BA058 Placebo Manufacture		✓	Sponsor will be responsible to manufacture the BA058 placebo cartridges.
Qualified Person for Drug Release		✓	Sponsor will be responsible to provide a Qualified Person (QP) for drug release in the EU, if necessary.
Study Drug Shipping		✓	Sponsor will be responsible for shipping study drug to the study centers.
Forteo procurement	✓	✓

Service provider will be responsible to procure the Forteo clinical trial material from Pharmarama International Limited (“Pharmarama”) under terms that include delivery by Pharmarama DDP to the Aptuit Ltd. facility in Oxford England for packaging. Sponsor, however, shall be responsible for the logistics and costs of such clinical trial material.

Package Clinical Trial Materials		✓	Sponsor will be responsible to package the clinical trial material, including payment of any third party costs related to packaging.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

Attachment 2, Attachment C-2

✓ = Owner	Activity Responsible
A = Approve R = Review	Nordic Biosciences	Radius	Expectation
Vitamin D & Calcium	✓		Service provider will be responsible to procure the Vitamin D & Calcium required to be taken concomitantly during the study.
Country specific labels	✓	✓	Sponsor will be required for labeling the study drug kits. Service provider will be responsible to provide label translation and review label prior to packaging.
Instructions for Use - BA058 BD Pen & Forteo	R	✓

Sponsor will be responsible to create and provide an Instructions for Use for the BA058 BD Pen and Forteo User’s Manual in English. Service provider will be responsible for translating the Instructions for Use and Forteo User Manual, as required by local regulations.

BD 31g 8mm Needles		✓	Sponsor will be responsible to procure and supply the BD 31g 8 mm needles for use with the BA058 cartridges and Forteo pens.
Sharps containers	✓		Service provider will be responsible to provide each patient with a sharps container for disposal of study needles.
Alcohol Swabs	✓		Service provider will be responsible to provide each patient with alcohol swabs.
Tote Bags/Coolers	✓		Service provider will be responsible to provide each patient with tote bags and coolers.
Study Drug Release & Distribution (IVRS)		✓	Sponsor will be responsible to release study drug and distribute to clinical study sites. The sponsor will be responsible to contract an IVRS vendor.
Study Drug Reconciliation — Patient, Site, & Study	✓	R

Service provider will be responsible to perform drug accountability during the clinical study. Each study cartridge and Forteo pen and vitamin D and calcium tablet will need to be accounted for during and at the end of the study for each patient at every clinical site. The patient and site drug reconciliation documentation will be sent to the sponsor for review on a regular basis.

Study Drug Destruction		✓	Sponsor will be responsible for final study drug destruction.
Study Drug: Import Broker, License & Requirements		✓

Sponsor will be responsible to provide all information necessary to import the study drug and clinical trial materials, as needed. Sponsor will be responsible to contract with a local customs or import broker to facilitate the import of clinical trial materials, if necessary.

Proforma Invoice		✓	Sponsor will be responsible to create the proforma invoices for importing study

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

Attachment 2, Attachment C-3

✓ = Owner	Activity Responsible
A = Approve R = Review	Nordic Biosciences	Radius	Expectation
drug. Sponsor will be responsible to provide necessary information to complete the proforma invoice.
Clinical Trial Conduct
Data Safety Monitoring Board		✓	Sponsor will be responsible to create a Data Safety Monitoring Board for the clinical study.
Clinical Trial Project Plan	✓	A

Service provider will be responsible for developing a Clinical Trial Project Plan to identify the goals, objectives, timelines, milestones, organization chart, vendor list (including roles & responsibilities), and budget forecast and tracking for the clinical study. The Sponsor will be required to approve the clinical trial project plan prior to screening.

Clinical Trial Budget Forecasting & Tracking	✓	R	Service provider will be responsible for forecasting and tracking the trial expense and reporting to the Sponsor on a monthly basis.
Clinical Trial Insurance		✓	Sponsor will be responsible for obtaining and maintaining insurance for the clinical trial. Sponsor will be responsible to provide proof of insurance to the Service provider, as required.
Medical Monitoring	✓	R	Service provider will be responsible for medical monitoring. Sponsor will review Service provider’s performance and may request adjustments.
Vendor Management - Labs, X-ray, Dexa, Renal, Imaging, ECG	✓		Service provider will be responsible for qualifying, contracting, payment for services, data collection, and quality and compliance for any service contracted out by the Service provider
Vendor Management - PK, Antibody, Drug Manufacture/Package, IVRS		✓	Sponsor will be responsible for the vendor management of the PK sampling, Antibody testing, and Study drug manufacture, packaging, and/or procurement.
Vendor Payments	✓	✓	Sponsor and Service provider will be responsible to pay third party vendors to whom they have contracted required study services.
Patient Recruitment, Screening, Enrollment	✓	R

Service provider will be responsible for patient recruitment, screening, and enrollment. Service provider will provide, until enrollment completes, the Sponsor with a weekly update of cumulative number of patients recruited, cumulative number screened, number screened within the reporting week, number screened but not enrolled, number failed screening, and number enrolled.

Attachment 2, Attachment C-4

✓ = Owner	Activity Responsible
A = Approve R = Review	Nordic Biosciences	Radius	Expectation
Site Selection	✓	A

Service provider will be responsible for site identification and selection for participation in the clinical study. Sponsor will be responsible for approving the list of sites identified by the Service provider.

Site Management	✓		Service provider will be responsible for site management activities.
Site Confidentiality Agreements	✓	R

Service Provider will be responsible to collect Site Confidentiality agreements prior to communicating any study specific information. A copy of the CDA will be sent to the Sponsor upon execution of the document..

Site Contract/Agreement			Service Provider will be responsible to create and manage the Site Contracts. A copy of the Site Agreement will be sent to the Sponsor upon execution of the document..
Clinical Trial Monitoring & Plan	✓	A

Service provider will be responsible to create a clinical trial monitoring plan as per the Service provider’s SOP for Clinical Monitoring and monitor the clinical study conduct at the sites. The Sponsor is responsible for approving the monitoring plan prior to study start.

Clinical Trial Monitoring Reports	✓	R

Service provider will be responsible to create clinical trial monitoring reports that document the clinical trial monitoring visit. The clinical trial monitoring report will be generated using the format identified in the Service provider’s SOP. The monitoring reports will be made available to the Sponsor for review within 10-20 days of the monitoring visit.

Clinical Trial Monitors	✓	A

Service provider will be responsible to provide qualified clinical trial monitors to perform required monitoring duties. Sponsor will be required to approve the Service provider’s selection of monitors.

Monitor Travel Expense	✓		Service provider will be responsible for monitoring expenses.
CRA Meetings	✓	R	Service provider will be responsible for scheduling, conducting, and creating meeting minutes for CRA meetings. The Service provider will include the Sponsor as a participant to the CRA meetings.
Sponsor Meetings	✓	✓	Sponsor and Service provider will be responsible for scheduling Sponsor Meetings on a weekly basis during enrollment and monthly after enrollment completes. Meetings can also happen on

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

Attachment 2, Attachment C-5

✓ = Owner	Activity Responsible
A = Approve R = Review	Nordic Biosciences	Radius	Expectation
an ad-hoc basis as required by the Sponsor or Service provider.
Sponsor Meeting Minutes	✓	A

Service provider will be responsible to create the meeting minutes for the Sponsor meetings and circulate a draft within 24 hours. Sponsor will review and provide comment within 24 hours. Meeting minutes will be required to be final within 72 hours.

Trial Staff Training	✓	R

Service provider will be responsible for training of all trial staff as well as documenting the training for new trial staff members. The training records will be made available for the Sponsor’s review.

Investigator Meeting & Training	✓	✓

Service provider will be responsible for planning and conducting the study investigator meetings. Sponsor will be responsible to assist in the preparation and approval of investigator meeting training materials.

Central Imaging Analysis (Fracture, BMD, Renal)	✓		Service provider will be responsible to provide central imaging services to assess the protocol required measures for fracture, bone mineral density, and renal tissue mineralization and function.
Fracture Adjudication	✓	R

Service provider will be responsible to assess all radiographs by a blinded, independent assessor (radiologist) on the basis of existing baseline and study-acquired vertebral deformity, and fracture will be assessed according to the severity scale of Genant (1993). Assessment will be done according to the procedure set forth in the Protocol.

Protocol Deviation & Waiver	✓	A

Service provider will be responsible to identify and/or collect all protocol deviations. For prospective deviations, the Sponsor Medical Monitor will need to approve prior to the deviation occurring. For deviations identified retrospectively, the Service provider will send all protocol deviations and corrective and preventative actions to the Sponsor and will maintain a log of the deviations and actions. In the event a site requests a protocol waiver, the Service provider will communicate the request and data to the Sponsor for approval.

Sponsor Project Update Reports	✓		Service provider will be responsible to create monthly study status update reports.
Trial Master File	✓		Service provider will be responsible to

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

Attachment 2, Attachment C-6

✓ = Owner	Activity Responsible
A = Approve R = Review	Nordic Biosciences	Radius	Expectation

create, maintain, and reconcile the trial master file including all required Essential Documents. At the end of the study, the trial master file will be sent to the Sponsor. The Sponsor will be responsible for archiving the trial master file.

Site Trial File	✓

Service provider will be responsible to insure the site trial file is complete at all times during the study. The Service provider will be responsible to reconcile the site file against the trial master file site file.

Investigator Site Payments	✓		Service provider will be responsible for all site payments.
Essential Document Collection	✓		Service provider will be responsible to collect and file all required GCP Essential Documents. The Essential Documents will be part of the trial master file.
Printing Study Documents	✓		Service provider will be responsible to print or contract printing services for all study documents for sites and patients.
Labs
Central or Local Safety Labs	✓		Service provider will be responsible for the central and safety lab vendor contracting, management, payments, sampling of patient samples, and reporting of sample results.
Central/Safety/Bone Marker Labs Data Reporting (SI Units)	✓

Service provider will be responsible for the transfer specification and transfer of lab data from the central labs. Service provider will be responsible for validating the transfer and reconciling the lab data with the study database.

Abnormal lab value flags	✓	A	Service provider will be responsible for creating flags for abnormal lab values. Sponsor will be responsible for the approval of the lab value flags.
Lab Specimen Management, Shipping & Reconciliation	✓		Service provider will be responsible for lab sample management, shipping, storage, and reconciliation.
Lab Manual	✓	A

Service provider will be responsible to develop a lab manual with lab collection, handling, and shipping instructions for distribution to the site. The Sponsor will be responsible to approve the lab manual prior to study start.

Lab Kits & Supplies	✓		Service provider will be responsible to provide the lab kits and supplies to the study sites.
Lab Sample Storage	✓		Service provider will be responsible for storage of lab samples until all lab data are final and reported.

Attachment 2, Attachment C-7

✓ = Owner	Activity Responsible
A = Approve R = Review	Nordic Biosciences	Radius	Expectation
Lab Sample Destruction	✓	A	Service provider will be responsible for destroying lab samples. Sponsor approval is required prior to destroying any lab samples.
Bone Marker Analysis & Data Reporting	✓		Service provider is responsible for the bone marker sample analysis and data reporting. The data transfer will be validated and reconciled with the study database.
PK & PK Data Reporting		✓	Sponsor will be responsible for PK sampling and data reporting.
Antibody (including NAbs) analysis & Data Reporting		✓	Sponsor will be responsible for Anti-drug antibody and neutralizing antibody sampling and data reporting.
Data Management
Data management & handling plan	✓	A	Service provider will be responsible to create the Data Management and Data Handling Plan for the study upon approval of the CRF. Sponsor will be required to approve the plans.
Annotated Case Report Form	✓	A	Service provider will be responsible to create the Annotated Case Report Forms based on CDISC SDTM. Sponsor will be required to approve the annotated CRF.
CRF	✓	A	Service provider will be responsible to create the Case Report Forms for data entry. Sponsor will be required to approve the CRF.
CRF Completion Instructions	✓	R

Service provider will be responsible to create the CRF completion instructions and distribute to the study sites. Sponsor will be required to approve the CRF completion instructions prior to site distribution.

Data validation checks	✓	R	Service provider will be responsible to create the data entry data validation checks. The data validation checks will be provided for Sponsor review.
Database Development, Testing, and Validation	✓		Service provider will be responsible for database development, testing, and validation in compliance with 21 CFR Part 11.
Data Cleaning & Query Management	✓		Service provider will be responsible to manage the study data collection, data cleaning, and query management process.
Double Data Entry	✓		For paper-based CRFs, Service provider will be responsible to double data enter the CRF data into the study database.
Data Transfers Specifications	✓	R

Service provider will be responsible to create the data transfer specifications for all data collected outside the study database from third party vendors. The data transfer specification will be provided

Attachment 2, Attachment C-8

✓ = Owner	Activity Responsible
A = Approve R = Review	Nordic Biosciences	Radius	Expectation
for Sponsor review.
Data Transfers & Merge	✓

Service provider will be responsible to collect and validate the external data transfer and merge the datasets into the study database. The data transfer specification will be provided for Sponsor review.

DSMB Data Preparation & Transfer	✓	A

Service provider will be responsible to prepare for a DSMB meeting to clean the data and manage the queries and prepare a database transfer to the Sponsor’s statistician. The database transfer specification will be provided to the Sponsor for approval prior to the first data transfer.

Data Listings for Medical & Sponsor Review	✓	R

Service provider will be responsible to generate data listings for Medical and Sponsor Review during the study. The data listings will include: Reasons for Enrollment Failure (during screening), Baseline Demographics (during screening), Adverse Events (monthly), Concomitant Medications (monthly), Study Drug Administration (monthly), Patient Vertebral and Non Vertebral Fractures (monthly), Patient BMD all sites (monthly), Abnormal Labs (monthly), Elevated Calcium (monthly)

Data Coding (MeDRA, WHO Drug)	✓	A

Service provider will be responsible to code all Adverse Events, Medical History and Concomitant Medications with MeDRA and WHO Drug. Sponsor will be responsible to approve the events and medications are coded appropriately.

eCRF and Query Tracking	✓		Service provider will be responsible to manage and track site compliance with data entry by tracking CRFs and queries.
SAE Database Reconciliation	✓	✓

Sponsor and Service provider will be responsible to perform a reconciliation of the events in the safety and trial database. Service provider will perform an SAE reconciliation of the trial database with safety & pharmacovigilance reporting database prior to database lock. The Sponsor will be responsible to approve the SAE reconciliation has been performed accurately.

Local Tolerance Diary	✓	A	The Service provider will be responsible to create the Local Tolerance Diary. The Sponsor will be responsible for approving the Local Tolerance Diary prior to the

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

Attachment 2, Attachment C-9

✓ = Owner	Activity Responsible
A = Approve R = Review	Nordic Biosciences	Radius	Expectation
document’s submissions.
Drug Compliance Diary	✓	A	The Service provider will be responsible to create the Drug Compliance Diary. The Sponsor will be responsible for approving the Drug Compliance Diary prior to the document’s submissions.
Patient CRFs for CSR (SAE or AE Discontinued)	✓		Service provider will be responsible to generate copies of the entire individual patient case report forms for all patients who had a serious adverse event or discontinued due to adverse event.
Investigator Signoff of Patient eCRF	✓		Service provider will be responsible to insure that the investigator has signed off on the patient case report forms that the data are reviewed and accurate.
Blinded Data Review Meeting with Sponsor	✓	A

Service provider will be responsible to provide the Sponsor with a completed database for blinded data review prior to database lock. Sponsor will be required to review and approve the database and data prior to database lock.

Database Lock	✓	A

Service provider will be responsible to lock the study database. Sponsor will be required to review and approve all changes or queries generated during the blinded study review meeting have been resolved and the database can be locked.

Data Transfer to Sponsor	✓		Service provider will be responsible to transfer the study data and database to the sponsor.
Data Archiving & PDF	✓		Service provider will be responsible to generate data and PDF for archiving. Service provider will be responsible to provide each study center a data archive for the sites’ patients.
Safety & Pharmacovigilance
Safety Monitor	✓		Service provider will be responsible to provide a Safety Monitor Medical Director to oversee and report on any serious adverse event.
Safety Plan	✓	A	Service provider will be responsible to develop a safety plan that documents the safety reporting process and health authority submission responsibilities.
Safety Reporting Database	✓	✓	Service provider will be responsible to enter serious adverse events data in a validated 21 CFR Part 11 compliant database provided by Sponsor.
SAE Site Reporting Form	✓	A	Service provider will be responsible to provide an SAE reporting form at the start of the study. This form will capture all the necessary reporting information requiring

Attachment 2, Attachment C-10

✓ = Owner	Activity Responsible
A = Approve	Nordic
R = Review	Biosciences	Radius	Expectation
for submitting a CIOMS form to the Health Authorities. Sponsor will be responsible to approve the SAE reporting form.
ICSR CIOMS Initial & Follow up Forms	✓	A	Service provider will be responsible to complete the CIOMS form for all initial and follow up Suspected Unexpected Serious Adverse Event
ICSR Tracking of Health Authority filings	✓	R	Service provider will be responsible to create a tracking tool for all reported serious adverse events and report status (i.e., initial, follow up, dates of submission).
Serious Adverse Event Narrative	✓	✓

Sponsor and Service provider will be responsible to create the SAE narrative for reporting in the CIOMS and providing to the Medical Writer for the clinical study report.  Sponsor is responsible for reviewing and approving the SAE narrative prior to approving the CIOMS for submission.

Annual & Periodic Safety Update Generation & Filing	✓	A

Service provider will be responsible to create annual safety reports to update Health Authorities in the EU and Hong Kong.  Sponsor will be responsible to approve the annual safety reports prior to submission. Sponsor is responsible for creating and submitting annual reports to the FDA

Health Authority Reporting	✓	✓

Sponsor will be responsible to submit SAE CIOMS Initial and Follow up to the FDA.  Service provider will be responsible to submit the CIOMS Initial and Follow up to all other Health Authorities.  Reports are required to be made within 7 or 15 days depending on the type of SAE identified in the Safety Plan.

SAE CIOMS Site Distribution	✓		Service provider will be responsible to notify the sites and distribute the CIOMS forms to the sites for reporting to local ethics, as required.
SAE Reconciliation with Data Management	✓	✓

Sponsor and Service provider will be responsible to perform an SAE reconciliation of the trial database with safety & pharmacovigilance reporting database prior to database lock.  The Sponsor will be responsible to approve the SAE reconciliation has been performed accurately.

Final Safety Report for HA, EC, IRB submission	✓	✓	Sponsor and Service provider will be responsible to create the final safety report at the end of the study. Sponsor will submit final safety report to FDA and NB

Attachment 2, Attachment C-11

✓ = Owner	Activity Responsible
A = Approve	Nordic
R = Review	Biosciences	Radius	Expectation
to other HAs and ECs.
Statistics
Randomization Scheme		✓	Sponsor’s statistician will be responsible to create and maintain the randomization scheme only unblinding after database lock.
Statistical Analysis Plan		✓	Sponsor’s statistician will be responsible to create the Statistical Analysis Plan (SAP) prior to database lock.
Statistical Programming		✓	Sponsor’s statistician and statistical programmer will be responsible to develop the statistical programming for the analyses and TLFs
TLF Generation		✓	Sponsor’s statistician will be responsible to generate all tables, listings, and figures for the study.
Data Analysis		✓	Sponsor’s statistician will be responsible to perform the study analyses.
DSMB Table Generation		✓	Sponsor’s statistician will be responsible to generate the required tables and data for the DSMB.
Population PK Analysis Plan		✓	Sponsor’s statistician will be responsible to create the PopPK analysis plan prior to database lock.
Population PK Analysis		✓	Sponsor’s statistician will be responsible to generate the programming and analyses for the Population PK analysis.
QT Prolongation Analysis		✓	Sponsor’s statistician will be responsible to generate the programming and analyses for the ECG data collected for determination of QT Prolongation
Medical Writing
Clinical Study Report		✓	Sponsor’s Medical Writer will be responsible to write the clinical study report
CSR Narratives (SAE, AE Discontinuation)	✓	✓

Service provider’s Safety & Pharmacovigilance group will be responsible for generation of the safety narratives for the CSR during the clinical study.  The Sponsor’s Medical Writer will be responsible for incorporating the narratives into the CSR.

Quality
CRO Qualification		✓	Sponsor will be responsible for qualification of the Service provider.
CRO GCP and systems audits		✓	Sponsor may be responsible, from time to time, to conduct Service provider GCP and systems audits.
Third party qualification and audit		✓	Sponsor may be responsible, from time to time, to conduct qualifications and audits for third party vendors.

Attachment 2, Attachment C-12

✓ = Owner	Activity Responsible
A = Approve	Nordic
R = Review	Biosciences	Radius	Expectation
Investigator site audits		✓	Sponsor may be responsible, from time to time, to conduct investigator site audits.
Health Authority inspections/audits	✓	✓

In the event of an Health Authority inspection of the Service provider or sites, the Service provider and Sponsor will be responsible for assisting with the inspection, providing responses to inspector requests, and drafting follow up responses to the inspection inquiries.

Clinical trial documents review and audit		✓	Sponsor may be responsible, from time to time, to review and/or audit the Service provider’s clinical trial documents (i.e., trial master files).

Attachment 2, Attachment C-13

Work Statement NB-1

Attachment D

Core Team Members/Key Personnel

The following core team members will conduct the services listed in Attachment A.

Sponsor will be notified of any changes to the core team member.

Study Safety Officer	Bente Juel Riis	[*]
Clinical Trial Leader	Jeppe Ragnar Andersen	[*]
Clinical Trial Manager	Morten Thorup Pedersen	[*]
Pharmacovigilance Manager	Bodil Simonsen	[*]
Clinical Data Managers	Henrik Bo Hansen Ole Eskildsen	[*]
Statistical Advisor	Inger Byrjalsen	[*]
Medical Writer/Coder	Lina Saem Stoy	[*]
Lead CRA	Anders Enok Olsen	[*]
Head of Central Laboratory	Per Qyist	[*]
Clinical Regulatory Coordination	Lisa Thomsen	[*]

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

Attachment 2, Attachment D-1

Work Statement NB-1

Attachment E

Protocol or Protocol Summary

Attachment 2, Attachment E-1

CLINICAL STUDY PROTOCOL

A Randomized, Double-blind, Placebo-controlled, Comparative Phase 3 Multicenter Study to Evaluate the Safety and Efficacy of BA058 for Injection for Prevention of Fracture in Ambulatory Postmenopausal Women with Severe Osteoporosis and at Risk of Fracture

•      This study will be conducted according to the protocol and in compliance with Good Clinical Practice, the ethical principles stated in the Declaration of Helsinki, and other applicable regulatory requirements.

• Protocol Number:	• Protocol BA058-05-003

• EudraCT Number:	• 2010-022576-30

• Protocol Date (Version):	• 2 December 2010 (Version 1.0)

• Study Sponsor:	• Radius Health, Inc. (RADIUS) 201 Broadway, 6th Floor Cambridge, MA 02139, USA Tel: 617.551.4700 Fax: 617.551.4701

• Sponsor Medical Monitor:	• Louis St.L. O’Dea, MB BCh BAO. FRCP(C) Chief Medical Officer, Radius Health, Inc. Tel: 617.551.4706. Fax: 617.551.4701. Email: lodea@radiuspharm.com

• Study Safety Officer:	• Bente Juel Riis, MD Medical Advisor, Nordic Bioscience A/S Tel: +45 22 90 13 17. Fax: +41 91 970 2988 Email: bjr@nordicbioscience.com

• Contract Research Organization (CRO):	• Nordic Bioscience A/S • Herlev Hovedgade 207 2730 Herlev, Denmark Tel: +45 4452 5252. Fax: +45 4452 5251

• Study Site:	• Multicenter; international

• Principal Investigator:	• TBD Address Contacts

•              Disclosure Statement
This document contains information that is confidential and proprietary to Radius Health, Incorporated (RADIUS).  This information is being provided to you solely for the purpose of evaluation and/or conducting a clinical trial for RADIUS.  You may disclose the contents of this document only to study personnel under your supervision and/or to your institutional review board(s) or ethics committee(s) who need to know the contents for this purpose and who have been advised on the confidential nature of the document.

Attachment 2, Attachment E-2

Radius Health, Inc.	Confidential

PROTOCOL SYNOPSIS

•              Title:      A Randomized, Double-blind, Placebo-controlled, Comparative Phase 3 Multicenter Study to Evaluate the Safety and Efficacy of BA058 for Injection for Prevention of Fracture in Ambulatory Postmenopausal Women with Severe Osteoporosis and at Risk of Fracture

•              Protocol Number:  BA058-05-003

•              Phase:  3

•              Test Drug:  BA058 for Injection 80 µg

•              Study Objectives:

The primary objective of this study is to determine the safety and efficacy of BA058 for Injection 80 µg when compared to a matching Placebo for prevention of vertebral fracture in otherwise healthy ambulatory postmenopausal women at risk of fracture from severe osteoporosis.  Patients, investigators and independent assessors will be blinded as to treatment for that outcome.  The secondary outcomes, also double-blind, of this study are to determine the safety and efficacy of BA058 80 µg when compared to Placebo for prevention of non-vertebral fractures and for change in vertical height.  Additional key secondary efficacy outcomes include bone mineral density of spine, hip and femoral neck and hypercalcemia when compared to teriparatide (Forteo®/Forsteo®, Eli Lilly and Co.), which will be assessor-blind.

The specific objectives of this study are to:

•                  Determine the comparative efficacy of 18 months of treatment with BA058 80 µg on reduction of vertebral fracture incidence in otherwise healthy ambulatory postmenopausal women at risk of fracture from severe osteoporosis when compared with Placebo.

•                  Determine the comparative efficacy of 18 months of treatment with BA058 80 µg on lumbar spine, hip, and femoral neck bone mineral density (BMD) in otherwise healthy ambulatory postmenopausal women with severe osteoporosis when compared to teriparatide.

•                  Determine the comparative efficacy of 18 months of treatment with BA058 80 µg on reduction of non-vertebral fracture incidence in otherwise healthy ambulatory postmenopausal women at risk of fracture from severe osteoporosis when compared with Placebo.

•                  Determine the overall safety and tolerability of 18 months of treatment with BA058 80 µg, and specifically the number of patients with hypercalcemic events, in otherwise healthy ambulatory postmenopausal women with severe osteoporosis when compared to teriparatide and Placebo.

•                  Provide additional evidence of bone safety through histomorphometric assessment of bone biopsy samples in a randomized subset of patients from the BA058 80 µg and Placebo groups.

•                  Provide additional evidence of renal safety through radiological assessment by CT scan of a randomized subset of patients from the BA058 80 µg, Placebo and teriparatide groups.

•              Study Population:

Inclusion Criteria:

Otherwise healthy ambulatory postmenopausal (> 5 years) women from 50 to 85 years of age (inclusive) who meet the study entry criteria and have provided written informed consent are eligible for the study.  The women are to have a BMD T-score < -2.5 and > -5.0 at the lumbar spine or hip (femoral neck) by dual energy x-ray absorptiometry (DXA) and radiological evidence of 2 or more mild or one or more moderate lumbar or thoracic vertebral fractures, or history of low trauma forearm, humerus, sacral, pelvic, hip, femoral, or tibial fracture within the past 5 years.  Postmenopausal women older than 65 who meet the above fracture criteria but have a T-score < -2.0 and > -5.0 may be enrolled.  Women older than 65 who do not meet the fracture criteria may also be enrolled if their T-score is <-3.0 and > -5.0.

All patients are to be in good general health as determined by medical history, physical examination (including vital signs) and clinical laboratory testing.  Serum calcium, PTH(1-84), serum phosphorus and serum alkaline

Attachment 2, Attachment E-3

phosphatase values must be within the normal range during the Screening Period.  Serum 25-hydroxy Vitamin D must be above 15 ng/mL and within 3 times the upper normal range to be eligible for enrollment.  The resting 12-lead ECG obtained during screening should have no clinically significant abnormality and a QTc (Bazett’s correction) of < 470 msec.  Patients with more than four mild or moderate fractures, or any severe fractures, will be excluded from the study.  In addition, patients with fewer than 2 evaluable lumbar vertebrae or patients with unevaluable hip BMD will be excluded from the study.

Patients with unexplained elevation of serum alkaline phosphatase, with a history of Paget’s disease, of any cancer within the past 5 years other than basal cell or squamous cancer of the skin, will be ineligible for enrollment.  Also, patients with a history of Cushing’s disease, hyperthyroidism, hypo- or hyperparathyroidism or malabsorptive syndromes within the past year are also ineligible for enrollment.  Patients who have ever received treatment with a PTH or PTHrP drug will be excluded.  Treatment with bisphosphonates, fluoride or strontium in the past 5 years, or treatment with androgens, other anabolic steroids, corticosteroids or selective estrogen receptor modulators within the past 12 months will also exclude patients from enrollment. Patients who had a short course of bisphosphonate treatment (3 months or less) and were intolerant of the treatment may be considered for study participation.  Estrogens administered as hormone replacement therapy (HRT), with or without progestins, are not exclusionary. Patients who have participated in a clinical study of any novel unapproved medication in the past 12 months will also be excluded from participation.

The specific inclusion and exclusion criteria are described in Sections 4.2 and 4.3 of the protocol, respectively.

•              Study Design and Methodology:

Number of Patients

A total of 2400 patients are planned to be enrolled in the study in 11 medical centers.

Design

This is a randomized, double-blind, placebo-controlled, comparative Phase 3, multicenter international study to evaluate the efficacy and safety of BA058 80 µg in the prevention of fracture in otherwise healthy ambulatory postmenopausal women with severe osteoporosis.

A total of 2400 eligible patients will be randomized equally to receive one of the following: BA058 80 µg, a matching Placebo, or teriparatide 20 µg for 18 months.  Study drug will be blinded to patients and medical personnel until the randomization process is completed.  Treatment with BA058 80 µg or Placebo will remain blinded to all parties throughout the study.  As a proprietary prefilled drug and device combination marketed product, teriparatide cannot be repackaged and blinded.  Study medication will be self-administered daily by SC injection for a maximum of 18 months.  Patients unable to self-administer drug may be injected by a third party after appropriate training of that person by the study site personnel.

The dosages of study medications and the number of patients to be enrolled are shown below:

Treatment Regimen	Study Medication	Daily Dose (SC)	Duration	Number of Patients
1	BA058	80 µg	18 months	800
2	Placebo	—	18 months	800
3	Teriparatide	20 µg	18 months	800
			Total	2400

All enrolled patients will also receive Calcium and Vitamin D supplementation from the time of enrollment until the end of the Treatment Period; it will be recommended to patients that they also continue these supplements through the Follow-up Period.

Attachment 2, Attachment E-4

Study Visits

Upon signing of the informed consent, patients will enter a 1-4 week period of screening and prestudy training.  Patients will be trained on self-administration of study drug and on recording of medication usage and local tolerance.  After eligibility is assessed during the Screening period, a one week Pretreatment period is used to collect baseline data.  Once enrolled, patients will return to their study center for safety and efficacy assessments at baseline (Day 1) and 1, 3, 6, 9, 12, and 18 months, and at any other time as warranted by safety, efficacy or compliance concerns.  A final study visit is planned one month after the last dose of study drug.

The study periods and number of clinic visits are summarized below:

Study Period		Duration of Study Period	Scheduled Visits (#)
1.	Screening	1-3 weeks	1
2.	Pretreatment	1 week	1
3.	Treatment	78 weeks	7
4.	Follow-up	4 weeks	1
	Total	84-86 weeks	10

Procedures and Assessments

Efficacy

The primary efficacy endpoint will be the number of BA058-treated patients showing new vertebral fractures at End-of-Treatment when compared to Placebo.  New incident vertebral fractures will be evaluated according to the method of Genant (1).  Efficacy assessments will therefore include documentation of the incidence of clinical and radiographic fractures of the lumbar and thoracic spine.  Patients will undergo baseline and End-of-Treatment antero-posterior and lateral radiographs of the lumbar and thoracic spine.  All radiographs will be viewed and assessed by a blinded, independent assessor (radiologist) on the basis of existing baseline and study-acquired vertebral deformity, and fracture will be assessed according to a set of pre-determined criteria.  A second blinded radiologist will review the assessment of the first reviewer for all patient radiographs in which an incident fracture has been identified.  In the case of any disagreement, a third consensus assessment will be made to adjudicate the incident fracture.  A standardized graded scale of severity of the vertebral deformity will be evaluated according to the method of Genant (1).

Secondary efficacy parameters will also include reduction in the incidence of non-vertebral fractures (wrist, hip, rib, etc.) and reduction in moderate and severe vertebral fractures.  Clinical fracture occurring de novo at these anatomical sites during the study will also be assessed and analyzed.  Other secondary efficacy endpoints will include changes in BMD of spine, hip, and femoral neck, and wrist from baseline to end-of-treatment as assessed by DXA.  Patients will undergo BMD assessments at Screening (spine and hip; all patients), at Day 1 (wrist; in a subset of patients), and at Months 6, 12 and 18 (End-of-Treatment) of study participation.  Any patient who shows a continuing significant deterioration (>7%) of BMD at spine or hip will have the assessment repeated and, if confirmed, will be discontinued from the study.  Patients sustaining an incident vertebral or non-vertebral fragility fracture will be informed of the finding and offered the opportunity to remain in or discontinue from the study.

Additional secondary endpoints will include change in standing height and changes in serum bone markers across treatment, such as PINP, osteocalcin, and bone-specific alkaline phosphatase.  Serum C-telopeptides (CTX), a marker of bone resorption and collagen breakdown, will be measured and reported.  Bone markers will be assessed Pretreatment and at Months 6, 12 and 18 (End-of-Treatment).  Urine samples will be collected for the measurement of calcium and creatinine to determine the Calcium:Creatinine ratio.  The Calcium:Creatinine ratio will be measured at each visit during the Treatment Period.  The frequency of hypercalcemia across treatment groups will also be assessed.

Attachment 2, Attachment E-5

Patients who discontinue study participation prematurely will undergo End-of-Treatment and End-of-Study assessments once their discontinuation is confirmed.

Safety

Safety evaluations to be performed will include physical examinations, vital signs, 12-lead ECGs, clinical laboratory tests, and monitoring and recording of adverse events.  Specific safety assessments will include post-dose (4 hours) determination of serum calcium, determination of Creatinine Clearance, post-dose ECG assessments at selected visits, and assessments of postural hypotension (60 minutes post-dose) at selected clinic visits.

The incidence and severity of adverse events by dose and cumulative dose and pathological changes in hematology, chemistry and urinalysis data will be recorded and summarized.  Changes in physical examination (including height), vital signs, ECG and clinical laboratory tests will be descriptively summarized.  Shift frequencies will be summarized for clinical laboratory tests.

Injection sites will be graded to assess local tolerance to study medication.

ECG and safety laboratory assessments will be performed at all scheduled visits and at any unscheduled visit as deemed necessary by the Investigator.  QT interval assessments will be performed for all study subjects across the Treatment Period.

Bone biopsy of the iliac crest will be performed in a subset of patients receiving BA058 80 µg and Placebo (up to 100 per group to obtain 75 evaluable biopsies per treatment group) between Visits 8 and 9 for assessment of quantitative bone histomorphometry using a duel-labeling procedure.  All bone biopsies will be read blinded to treatment at a central specialized facility.

A further subset of patients, 100 per treatment group in all 3 groups, will undergo a renal CT scan at the end of the study, which will also be read (blinded as to treatment) centrally, to assess the renal parenchyma and collecting system.

Study safety will be monitored by an independent Data Safety Monitoring Board.

Complete details of the study assessments are provided in Section 7.0, in the Schedule of Visits and Procedures (Appendix 14.1) and in the Suggested Schedule of Events and Procedures by Study Visit (Appendix 14.2).

Statistical Considerations:

Sample Size

A sample size of 622 patients per treatment arm provides 90% power at a two-sided alpha of 0.05 to detect a superiority difference of 4% between placebo patients and BA058 80 µg for injection-treated patients on vertebral fracture incidence.  To ensure an evaluable population of 622 patients, an overall sample size of 800 patients per treatment arm will be recruited.  For statistically powered secondary endpoints the sample size will have greater than 90% power at an alpha of 0.05 to detect a 1.15%, 2.45%, and 2.00% difference for spine, hip, and femoral neck BMD, respectively, between BA058 and teriparatide.  The study sample size will also provide more than 90% power to detect differences between BA058 and teriparatide in the number of patients reporting one or more events of hypercalcemia.

Baseline Comparisons

Baseline characteristics, medical history, physical examination, vital signs and ECG, will be summarized using standard descriptive statistics by treatment group. Specific demographic and baseline parameters will be tested for overall agreement across treatment groups using one-way ANOVA or Chi-square tests as appropriate for the type of data.

Efficacy Analyses

The primary efficacy endpoint will be the number of BA058-treated patients showing new vertebral fractures at End-of-Treatment when compared to Placebo.

Attachment 2, Attachment E-6

Key secondary endpoints that will be statistically analyzed include change in BMD (spine, hip, and femoral neck) and differences in the number of patients reporting one or more events of hypercalcemia from baseline to End-of-Treatment for BA058 80 µg when compared to teriparatide.  Additional secondary efficacy endpoints will include the change in vertical height in BA058 80 µg patients when compared to Placebo and the incidence of BA058 80 µg patients with new non-vertebral fractures from baseline to End-of-Treatment when compared to Placebo.  Severity of vertebral fractures, fracture incidence over time by treatment group, and new vertebral fractures in teriparatide patients compared to Placebo will also be assessed.

Other efficacy endpoints will include change in wrist BMD in BA058-treated patients, and changes in serum PINP, bone-specific alkaline phosphatase, osteocalcin, and CTX across treatment.

Population PK/PD Analysis

Samples for measurement of serum levels of BA058 will be taken to evaluate population PK effects on demographics, efficacy, and safety.

Safety Analysis

All patients who receive at least one dose of study medication will be included in the safety analysis that will be performed on the following parameters:

Incidence and severity of AEs; dose and cumulative dose at which the AE occurred.

Pathological changes in hematology, chemistry and urinalysis data based on normal ranges supplied by the clinical laboratory.

Frequency of hypercalcemia will also be compared across treatment groups.

Bone histomorphometry as assessed by bone biopsy at End-of-Treatment in a randomized subset of BA058 and Placebo patients.

Renal safety as assessed at End-of-Treatment by renal CT scan in a randomized subset of patients in all treatment groups.

All AEs collected prior to first injection will be separately summarized in a fashion similar to the TEAEs.

Treatments Administered:

BA058 80 µg Drug Product for Injection (2.0 mg/mL BA058 in 5 mg/mL tri-hydrate sodium acetate and 5mg/mL of phenol (preservative) adjusted at pH 5.1 with acetic acid) will be supplied as a liquid in a 1.5 mL Type 1 glass cartridge and is stored refrigerated at 5 ± 3ºC.  The multi-dose cartridge is designed to deliver a dose of 80 µg of BA058 in 40 µL of fluid or a half dose of 40 µg of BA058 in 20 µL of fluid when inserted into the Pen Injector device.  Each cartridge contains enough study medication to deliver the required daily dose for 30 days.  Patients will be provided with a sufficient number of cartridges to continue on treatment until the next scheduled clinic visit.  Study medication should be stored in refrigerated conditions (2-8 ºC) until dispensed for use.  In-use storage may be at room temperature, up to 25 ºC for 30 days.

Placebo is formulated similarly but without active BA058 and will be similarly supplied as a liquid in a 1.5 mL Type 1 glass cartridge and is stored refrigerated at 5 ± 3ºC.  The multi-dose cartridge is designed to deliver a dose of Placebo in 40 µL of fluid when inserted into the Pen Injector device.  Each cartridge contains enough study medication to deliver the required daily dose for 30 days.  Storage and dispensing conditions will match those of active study drug.

Teriparatide (rDNA origin) injection (250 µg/mL) will be supplied in multi-dose disposable pens containing a glass cartridge.  Each pen contains enough study medication to deliver the required daily dose for 28 days.  Study medication should be stored in refrigerated conditions (2-8 ºC) until dispensed for use.  In use storage should also be in refrigerated conditions, 2-8 ºC.

Calcium (500—1000 mg) and Vitamin D (400—800 IU) supplements will be provided at the study site.

Attachment 2, Attachment E-7

Duration of Subject Participation:

The maximum total duration of study participation for an individual patient is approximately 20 months from the initial screening visit to the completion of final study evaluations.  Patients will complete screening and study-specific procedures within 4 weeks.  After completion of the Screening and Pretreatment Periods, patients will be randomized and will receive the first dose of study medication on Day 1 of the Treatment Period.  The Treatment Period will be a maximum of 18 months with daily SC dosing.  After completion of dosing, patients will enter the Follow-up Period for 1 month.  The End-of-Study Visit will be scheduled at the end of the Follow-up Period and patients will be terminated from the study.

Post-study Treatments and Assessments:

Placebo Patients

Placebo patients who complete 18 months of study participation or experience a clinical fracture will be given the opportunity to receive treatment with a bisphosphonate for 24 months.  Patients will receive standard-of-care management including assessment of BMD during this period.

BA058 Patients

BA058 patients who complete 18-months of study participation will be given the opportunity to receive an additional 6 months of treatment with BA058 80 µg, to assess the safety and efficacy of BA058 80 µg over,a total of 24 months of treatment.  On completion of BA058 treatment, patients will be assessed for maintenance of BMD benefit over 12 months post-treatment or will receive a bisphosphonate to assess the benefit of sequential treatment with bisphosphonate after BA058, for 12 months.

Teriparatide Patients

There will be no post-study treatments or assessments for patients completing treatment with teriparatide.

Attachment 2, Attachment E-8

TABLE OF CONTENTS

Table of Contents				9
List of Abbreviations				12
1.0	INTRODUCTION			14
	1.1	Background Information		14
	1.2	Drug under Study		15
	1.3	Study Rationale and Selection of Doses		18
		1.3.1	Study Rationale	18
		1.3.2	Study Design and Rationale for Placebo	18
		1.3.3	Study Population	19
		1.3.4	Selection of Endpoints	20
		1.3.5	Selection of Dose	20
2.0	STUDY OBJECTIVES			22
3.0	INVESTIGATIONAL PLAN			23
	3.1	Overall Design and Study Plan		23
		3.1.1	Screening Period	25
		3.1.2	Pretreatment Period	26
		3.1.3	Treatment Period	26
		3.1.4	Follow-up Period	27
4.0	SELECTION OF STUDY POPULATION			28
	4.1	Number of Subjects		28
	4.2	Inclusion Criteria		28
	4.3	Exclusion Criteria		29
	4.4	Withdrawal of Patients from the Study		31
	4.5	Temporary Suspension of Treatment		32
		4.5.1	Treatment Suspension due to Hypercalcemia	33
		4.5.2	Treatment Suspension due to Hypercalciuria	34
	4.6	Replacement of Patients		35
5.0	STUDY TREATMENTS			36
	5.1	Study Medications		36
		5.1.1	BA058 80 µg, Placebo and Teriparatide	36
		5.1.2	Calcium and Vitamin D Supplements	36
	5.2	Packaging, Labeling and Storage		37
		5.2.1	Packaging	37
		5.2.2	Labeling	37
		5.2.3	Storage	37
	5.3	Treatment Assignment		37
	5.4	Study Medication Administration		38
	5.5	Treatment Compliance		39
	5.6	Unblinding of Study Medication		39
		5.6.1	Medical Emergency	39
6.0	CONCOMITANT MEDICATIONS			40
	6.1	Concomitant Medications		40
	6.2	Prohibited Medications		41
7.0	STUDY ASSESSMENTS			42

Attachment 2, Attachment E-9

	7.1	Clinical Procedures/Assessments		42
		7.1.1	Informed Consent	42
		7.1.2	Medical History	42
		7.1.3	Physical Examination	43
		7.1.4	Vital Signs, Weight and Height	43
		7.1.5	Electrocardiogram	43
		7.1.6	Clinical Laboratory Evaluations	43
		7.1.7	Serum Markers of Bone Metabolism	46
		7.1.8	Clinical and Radiologic Evaluation of Fractures	46
		7.1.9	Bone Mineral Density	47
		7.1.10	Quantitative Bone Histomorphometry Assessment	48
		7.1.11	Renal assessment by CT Scan	48
		7.1.12	BA058 Serum Level and Antibody Assessments	48
		7.1.13	Local Tolerance	48
		7.1.14	Patient Diaries	49
		7.1.15	Activity and Diet	50
8.0	ADVERSE EVENTS AND SAFETY EVALUATION			50
	8.1	Definitions, Documentation, and Reporting		50
		8.1.1	Adverse Event Definition	50
		8.1.2	Serious Adverse Event Definition	50
	8.2	Monitoring of Adverse Events and Period of Observation		51
	8.3	Procedures for Recording and Reporting AEs and SAEs		52
	8.4	Rules for Suspension of the Study		54
9.0	Statistical Procedures			55
	9.1	Sample Size		55
	9.2	Randomization, Stratification and Blinding		56
	9.3	Populations for Analysis		57
		9.3.1	Safety Population	57
		9.3.2	Modified Intent-to-Treat Population	57
		9.3.3	Per Protocol Population	57
	9.4	Procedures for Handling Missing, Unused, and Spurious Data		57
	9.5	Statistical Methods		57
		9.5.1	Baseline Comparisons	57
		9.5.2	Efficacy Analysis	57
		9.5.3	Safety Analysis	60
		9.5.4	Interim Analysis	60
		9.5.5	Procedures for Reporting Deviations to Original Statistical Analysis Plan	61
	9.6	Data Oversight		61
		9.6.1	Central Review of Radiographs and DXA Scans	61
		9.6.2	Data Safety Monitoring Board	61
10.0	ADMINISTRATIVE REQUIREMENTS			62
	10.1	Good Clinical Practice		62
	10.2	Ethical Considerations		62
	10.3	Subject Information and Informed Consent		62
	10.4	Protocol Compliance		62

Attachment 2, Attachment E-10

	10.5	Case Report Form Completion	63
	10.6	Source Documents	63
	10.7	Study Monitoring	63
	10.8	On-Site Audits	64
	10.9	Drug Accountability	64
	10.10	Record Retention	64
	10.11	Study Termination	65
	10.12	Liability and Insurance	65
11.0	USE OF INFORMATION AND PUBLICATION OF STUDY FINDINGS		66
	11.1	Use of Information	66
	11.2	Publication	66
12.0	INVESTIGATOR AGREEMENT		67
13.0	REFERENCES		68
14.0	APPENDICES		70
	14.1	Schedule of Visits and Procedures	71
	14.2	Suggested Schedule of Events and Procedures by Study Visit	73
	14.3	Body Mass Index Table	85
	14.4	WHO (World Health Organization) Toxicity Criteria by Grade	86
	14.5	Declaration of Helsinki	89

Attachment 2, Attachment E-11

LIST OF ABBREVIATIONS

Abbreviation	Term
°C	Degree celsius
°F	Degree fahrenheit
µg	Microgram
µL	Microliter
µmol	Micromole
AE	Adverse event
ALT	Alanine aminotransferase
ANOVA	Analysis of variance
AST	Aspartate aminotransferase
BMD	Bone mineral density
BMI	Body mass index
bpm	Beats per minute
BSAP	Bone-specific alkaline phosphatase
BUN	Blood urea nitrogen
cm	Centimeter
CPK	Creatine phosphokinase
CRF	Case report form
CRO	Contract research organization
CTX	C-telopeptides of type 1 collagen crosslinks (serum)
DXA	Dual energy x-ray absorptiometry
ECG	Electrocardiogram
eCRF	Electronic case report form
FDA	Food and Drug Administration
FRAX	Tool developed by WHO to evaluate fracture risk of patients
FSH	Follicle-stimulating hormone
g	Gram
GCP	Good clinical practice
GGT	Gamma-glutamyltranspeptidase
GLP	Good laboratory practice
GMP	Good manufacturing practice
HEENT	Head, eye, ear, nose, and throat
hPTH1R	Human parathyroid hormone receptor 1
ICH	International Conference on Harmonization
IEC	Independent ethics committee
IRB	Institutional review board
ITT	Intent-to-treat
IU	International unit
IV	Intravenous

Attachment 2, Attachment E-12

Abbreviation	Term
IVRS	Interactive voice response system
kg	Kilogram
L	Liter
LDH	Lactate dehydrogenase
MCH	Mean corpuscular hemoglobin
MCHC	Mean corpuscular hemoglobin concentration
MCV	Mean corpuscular volume
MedDRA	Medical dictionary for regulatory activities
mg	Milligram
mL	Milliliter
mmHg	Millimeter of mercury
msec	Millisecond
MTD	Maximal tolerated dose
N.P.O.	Nothing by mouth
ng	Nanogram
NOAEL	No observed adverse effect level
NSAID	Non-steroidal anti-inflammatory drug
pg	Picogram
PINP	N-terminal propeptide of type I procollagen
PT	Prothrombin time
PTH	Parathyroid hormone
PTHrP	Parathyroid hormone related peptide
PTT	Partial thromboplastin time
PVCs	Premature ventricular complexes
QT	Total depolarization and repolarization time
QTc	Total depolarization and repolarization time corrected with heart rate
RBC	Red blood cell
rDNA	Recombinant deoxyribonucleic acid
rhPTH	Recombinant hPTH
SAE	Serious adverse event
SC	Subcutaneous
SD	Standard deviation
SERMs	Selective estrogen receptor modulators
SOP	Standard operating procedure
ULN	Upper Limit of Normal
WBC	White blood cells
WHO	World Health Organization
WMA	World Medical Association

Attachment 2, Attachment E-13

INTRODUCTION

Background Information

Osteoporosis is a systemic skeletal disease characterized by low bone mass and microarchitectural deterioration of bone tissue which leads to enhanced fragility and increased risk of fractures (2).  The common therapeutic approach is to decrease bone loss with the use of antiresorptive agents such as estrogens, selective estrogen receptor modulators (SERMs) and bisphosphonates (3).  However, when osteoporosis is severe, these classes of pharmacological agents provide only a moderate rate of return of bone mass and take a number of years to effect their fracture reduction benefit.  A preferable approach is to more rapidly reduce fracture risk by inducing a faster and greater return of bone mass through use of bone anabolic agents.  To date, only one class of bone anabolic drugs, PTH and its analogs, has been approved to prevent fractures in postmenopausal women with osteoporosis who are at risk of fracture.  PTHrP, and specifically BA058, offers another and potentially better therapeutic option than PTH in this indication and shows particular potential for reversing bone loss at the hip, the site of the most debilitating osteoporotic fractures in elderly women.

Human parathyroid hormone (hPTH) is a naturally occurring 84-amino acid hormone and is primarily a regulator of calcium homeostasis (4).  PTH acts directly on bone to increase calcium resorption, on the gastrointestinal system to increase calcium absorption, and on the kidney to increase calcium reabsorption and 1,25-dihydroxy Vitamin D production.  In turn, hPTH levels are tightly regulated by Calcium and Vitamin D levels.  When present at high doses or when administered in a continuous manner, hPTH has a catabolic effect on the skeleton through its ability to activate and increase osteoclast number which leads to increased serum calcium levels and decreased bone mass in humans (5).  However, when given intermittently at low doses, hPTH has a well-documented anabolic effect on bone, and can increase bone mineral density (BMD) in a number of intact animal models as well as in osteoporotic patients (6).

The 34-amino acid terminal fragment of hPTH, known as hPTH(1-34), appears to contain the full biological activity of native PTH(1-84) with regard to restoration of bone (7).  Teriparatide (Forteo®/Forsteo®; Eli Lilly and Co., Indianapolis, Indiana), a recombinant human PTH (rhPTH(1-34)), was approved by FDA in 2002 as a new therapy for osteoporosis.  Teriparatide can stimulate bone formation, increase bone mass and reduce the risk of fractures in both animals and humans (8).

Human PTH-related peptide (hPTHrP) is a member of the PTH family that is secreted endogenously and which is partially homologous with the sequence of hPTH at the amino-terminus, where 8 of the first 13 amino acids are identical in both peptides (9).  Different to hPTH, PTHrP is produced by osteoblasts (10) and, like hPTH, hPTHrP is also involved in calcium homeostasis (9) but to a lesser degree than PTH.  PTHrP has also been shown to have an important role in normal skeletal development (11), and has been shown to restore bone mass in people when administered in an intermittent pattern (12).  When administered daily for three months by subcutaneous injection to women with severe postmenopausal

Attachment 2, Attachment E-14

osteoporosis, PTHrP(1-36) in a dose of 6.6 µg/kg (approximately 400 µg/day) increased lumbar spine BMD by 4.7%, a value that was statistically different from placebo (1.4%).  In addition, there was no associated hypercalcemia reported and no evidence of bone resorption when assessed by changes in serum markers of bone resorption (12).

BA058 is a 34-amino acid analog of hPTHrP, with molecular modifications of specific amino acids.  BA058 is expected to have similar or greater efficacy in restoring BMD in individuals with osteoporosis than hPTH(1-34), but with less risk of causing hypercalcemia.  Initial in vitro and in vivo studies identified BA058 as displaying such properties (13-16).  Clinical evaluations have shown BA058 to be well tolerated and to have significant positive effect on bone formation.

Drug under Study

As noted above, BA058 is an analog of the first 34 amino acids of hPTHrP(1-34).  BA058 was originally discovered and developed by the Beaufour-Ipsen Pharma Group (Ipsen) under the names BIM44058 and BIM44058C.  Radius Health, Inc. (hereafter referred to as RADIUS) acquired the license for the compound and is developing BA058 to treat postmenopausal women with osteoporosis who are at high risk of fracture.

Nonclinical pharmacology and toxicology studies have demonstrated that BA058 is a potent and selective agonist of the human parathyroid hormone receptor 1 (hPTH1R).  It has significantly less calcium mobilizing activity at higher doses than the native hormone and is a potent anabolic agent capable of fully restoring BMD in ovariectomized, osteopenic rats.

Results from safety pharmacology studies indicate that BA058 is generally safe.  The subcutaneous bioavailability was estimated to be 33% after administration of a single dose of 10 µg/kg in rats.  Tachycardia and hypotension were observed in dogs following both intravenous and subcutaneous administrations, however such effects have not been observed in other species or in human studies.  Minor pharmacological effects (increased bone formation, transient slightly higher blood total calcium levels after dosing) were observed at low doses in the toxicology studies.  The No Observed Adverse Effect Level (NOAEL) was 15, 25 and 25 µg/kg/day in rats in the 4-, 13, and 26-week studies, respectively, and 100, 50 and ≤ 10 µg/kg/day in monkeys in the 4-, 13- and 39-week studies, respectively.  No local clinical signs or microscopic findings were noted at the injection sites in rats and monkeys treated daily in the toxicity studies.  In the 39-week study, minimal to moderate mineralization of lung and kidney was observed at all doses evaluated.  There were slight but progressive and occasionally significant changes in blood parameters.  Significant hypercalcemia associated with premortem morbidity was also observed.  The repeated-dose studies revealed the presence of specific antibodies against BA058 in a proportion of animals tested, particularly following longer term exposure at higher doses, and more commonly in monkeys than in rats.  The presence of antibodies did not appear to neutralize the therapeutic effect of BA058.

To date, BA058 has been studied in single and multiple dose Phase 1 clinical trials in which BA058 was evaluated in healthy male and female subjects.  In addition, a Phase 2 dose

Attachment 2, Attachment E-15

finding clinical study was performed in postmenopausal women with osteoporosis to evaluate a range of doses of BA058.

The Phase 1 program involved 3 studies, a single-dose PK and bioavailability clinical trial (Study 2-52-52127-001) that enrolled healthy male and female subjects > 55 years of age, a repeated dose 7-day PK/PD study (Study BA058-05-001) that enrolled 39 healthy postmenopausal women from 50 to 73 years of age, and Study BA058-05-001B, a second repeated dose 7-day PK/PD study that investigated a new liquid formulation of BA058 presented as a prefilled multi-dose cartridge for use in a pen injector device.  The single exposure PK study investigated subcutaneous doses of 5 μg to 120 μg.  The single exposure study determined that BA058 was well-tolerated up to 80 μg, was 100% bioavailable, had approximately dose-proportional kinetics, and had a half-life of approximately 2.25 hours.  The repeated dose studies determined that BA058 was well-tolerated up to 100 μg, had limited hypercalcemic effect, induced early changes in bone formation markers and that 100 μg was the maximal tolerated dose.  Cardiac safety monitoring was conducted for all subjects in all BA058 Phase 1 studies and no clinically significant findings were identified.

A Phase 2 dose-finding clinical trial (Study BA058-05-002) was conducted in four countries (the United States, Argentina, India, and the United Kingdom) to evaluate the safety and efficacy of BA058 in women with osteoporosis (T-score ≤ -2.5).  This was a randomized, placebo- and comparator-controlled, parallel group dose-finding study of BA058 to evaluate the effects of daily SC injections of BA058 for six months in 225 postmenopausal women with osteoporosis, subsequently extended to 12 months in a subset of patients.  Following enrollment, patients underwent a 4-week Pretreatment Period of Calcium and Vitamin D supplementation and instruction in study medication self-administration, at the end of which patients were randomized to daily SC self-administration of placebo, BA058 20 μg, 40 μg, 80 μg or teriparatide.

The study was powered for change from baseline in primary study endpoints: BMD (spine) by DXA, and change in anabolic bone markers (serum PINP, BSAP, and osteocalcin).  Other anatomical sites were also assessed by DXA for change in BMD and additional anabolic and resorptive bone markers were also assessed.  Routine clinical and laboratory safety assessments were employed with additional monitoring of cardiac safety, serum calcium levels and local tolerance assessment by patient diary.  Two hundred and seventy patients were enrolled into pretreatment, 222 patients were randomized and 221 received study drug.   One hundred and eighty-seven patients completed treatment and 155 patients were evaluable as the Per Protocol Population.  The age of the study population ranged from 54 to 84 years old (mean 65) and mean spinal T-score at screening was -2.9.

Mean percent changes in total analyzable BMD of the spine at Week 24 increased with BA058 dose (1.4%, 3.5%, 1.5%, and 2.9% in the placebo, BA058 20 μg, BA058 40 μg, and BA058 80 μg groups, respectively) for the Per Protocol Population.  The test for a linear trend (dose response) was statistically significant (p<0.001).  Mean percent change in the teriparatide group at this visit was similar to the placebo group.  The anabolic bone markers showed a similar statistically significant dose response.

Attachment 2, Attachment E-16

Treatment emergent adverse events (TEAEs) were reported in 164 (74%) of the 221 patients through the End-of-Study visit (Week 28) and were similar in number and profile across all treatment groups.  Treatment emergent and unrelated serious adverse events of bronchitis, ovarian cancer, and diverticulitis were reported in 3 patients (1%) overall in the placebo, 20 μg and 80 μg groups, respectively.

Serum calcium levels were measured pre- and post-dose at multiple times through the study and were higher throughout the study in the teriparatide study group.  Episodes of hypercalcemia (both above normal at any time or above the alert value) post-dose were more common in teriparatide patients.  Overall, 27% of patients treated with BA058 80 μg and 53% of patients treated with teriparatide had a serum calcium level above normal (≥ 10.2 mg/mL) on one or more occasions, while the corresponding results for post-dose calcium values of ≥10.2 mg/mL were 17% and 48%, respectively.  In addition, 18% of patients treated with BA058 80 μg and 40% of patients treated with teriparatide had a clinically significant elevation of serum calcium level (≥10.5 mg/mL) on one or more occasions, while the corresponding results for post-dose calcium values of ≥10.5 mg/mL were 11% and 40%, respectively.

Low titer anti-drug antibodies were reported in 17 patients after 6 months of BA058 treatment. Of the 17 positive patients, 1 was in the placebo group, 2 were in the BA058 20 µg group, 8 were in the BA058 40 µg group and 6 were in the BA058 80 µg group.  There were no associated safety events and no attenuation of treatment efficacy.  One antibody-positive patient in the BA058 for Injection 40 µg group was found to have evidence of neutralizing activity at 24 weeks.  The patient did not appear to have any attenuation of drug efficacy, having a 9.3% gain in total analyzable spine BMD at the Week 24 assessment.  Finally, there were no clinically significant changes on intensive cardiac safety assessments conducted in approximately 30% of patients.

Fifty-five patients continued into a second 6 months of treatment with their original treatment assignment; 48 of these patients completed the additional treatment period.  BMD continued to show time-dependent and dose-dependent increases.  At the end of study, final spinal BMD was approximately 50% greater in the BA058 80 µg dose group than teriparatide and hip and femoral neck BMD were approximately 100% greater than teriparatide.  The second six months of treatment did not uncover additional safety considerations; the overall percent of patients experiencing a TEAE over 48 weeks of study treatment was 81% as compared to 74% in the 24-week study exposure.  One additional unrelated SAE of bilateral crural hernia was reported in the second 24 weeks of study conduct in the BA058 80 μg group.

In conclusion, this study demonstrated that BA058 induces a substantial positive dose- and time-dependent change in BMD at both spine and hip in women with osteoporosis and achieves this benefit safely and with substantially less hypercalcemic effect than teriparatide.

Across the studies conducted with BA058, BA058-related AEs were generally mild and did not require discontinuation of treatment.  The most common AEs observed in patients were influenza, nasopharyngitis, bronchitis, headache, hypercalciuria, back pain and arthralgia.  Occasional events of changes in orthostatic blood pressure were noted but were mild or

Attachment 2, Attachment E-17

moderate and did not appear to be dose related.  Reported local tolerance reactions were generally mild and resolved quickly, with redness being the most commonly reported symptom.  Elevated calcium levels were observed in a subset of patients to a lesser degree than that observed in patients treated with teriparatide.

According to the FDA-approved labeling for teriparatide, AEs reported in clinical trials were usually mild and generally did not require discontinuation of therapy.  The most commonly reported adverse events were pain, arthralgia, rhinitis, asthenia, nausea, dizziness, headache, hypertension, cough increased, pharyngitis, constipation, dyspepsia, and diarrhea.  Transient episodes of symptomatic orthostatic hypotension were observed infrequently.  In addition, teriparatide caused osteosarcomas in long-term toxicology studies in rats but the clinical relevance of this finding is unknown.

For additional details on potential AEs and precautions with the use of BA058, please refer to the Investigator’s Brochure.

Study Rationale and Selection of Doses

Study Rationale

This study is designed as a randomized, double-blind, placebo-controlled, comparative Phase 3 study of BA058 in the treatment of postmenopausal women with severe osteoporosis and at risk of fracture.  The purpose of the study is to evaluate the efficacy and safety of BA058 80 µg in the prevention of fracture in otherwise healthy ambulatory postmenopausal women with severe osteoporosis.  The dose chosen for this study is based on the safety and pharmacodynamic information derived in study BA058-05-002 according to predetermined criteria provided in the protocol.  The population to be studied is the recommended and intended population for treatment, postmenopausal women with severe osteoporosis (17-19).  Daily SC doses of BA058 80 µg, Placebo or teriparatide 20 µg will be self-administered for 18 months (78 weeks) to patients randomized [equally] to one of 3 treatment groups.

Study Design and Rationale for Placebo

This study is designed as a randomized, double-blind, parallel-group, clinical trial.  There will be 3 treatment arms, one of which will be BA058 80 µg, one of which will be a placebo to BA058 80 µg, the study drug, and one of which will be teriparatide 20 µg.  Therefore, 2 of 3 patients treated will receive an active treatment.  All subjects, regardless of treatment assignment, will receive Calcium and Vitamin D supplements during the Pretreatment and Treatment Periods.

The study will be blinded up to the time of randomization and assignment of the patient to treatment.  On opening of the assigned treatment, although patients and study personnel will remain blinded to BA058 80 µg or Placebo, it will become apparent to them whether a BA058-based treatment or teriparatide has been assigned.  An independent blinded evaluator will review all study radiographs.  A second blinded evaluator will confirm all findings. A Data Safety Monitoring Board (DSMB) will monitor study safety.

Attachment 2, Attachment E-18

The total period of placebo exposure and therefore of potential delay of specific treatment is 18 months.  Placebo is the usual and recommended comparator for studies in this indication.  While the indication infers the prevention of fractures with treatment, the actual benefit is a reduction in fracture incidence in women at risk.  It is calculated that while fractures may occur in patients both on active treatment and Placebo, it is estimated that treatment will result in a relative reduction of fracture risk of approximately 60% over 18 months.

In the RADIUS Phase 2 study (Study BA058-05-002), patients randomized to placebo and supplemented with Calcium and Vitamin D over their 6-12 months of study participation demonstrated no overall reduction in spinal or hip BMD and reported no fractures while on study treatment.  In addition, all Placebo patients will be offered the opportunity to transition to an approved active treatment (a bisphosphonate) for 24 months on completion of 18 months of study participation or earlier if a clinical fracture occurs.

Study Population

The study population in this protocol is the population recommended by Regulatory Authorities (17-19) for the clinical evaluation of PTH and PTH-like drugs in this indication: postmenopausal women (50 to 85 years of age) who are more than 5 years post menopause and whose menopause has been confirmed by an elevated serum FSH and a BMD T-score of <-2.5 (2.5 SD below the population norm) and > -5.0 at the lumbar spine or hip (femoral neck) by dual energy x-ray absorptiometry (DXA) and radiological evidence of 2 or more mild or one or more moderate lumbar or thoracic vertebral fractures, or history of low trauma forearm, humerus, sacral, pelvic, hip, femoral, or tibial fracture within the past 5 years.  However, postmenopausal women older than 65 who meet the above fracture criteria but have a T-score < -2.0 and > -5.0 may be enrolled.  In addition, women older than 65 who do not meet the fracture criteria may also be enrolled if their T-score is <-3.0 and > -5.0.  Women who are intolerant of bisphosphonates as outlined in exclusion criterion # 17 (Section 0) and meet the above criteria will also be allowed to enroll.

Based on midpoint demographics of the proposed study population, the anticipated 10-year fracture rate in Study BA058-05-003 is estimated to fall within the recommended ranges in the relevant guideline (CPMP/EWP/552/95 Rev.2) when calculated using the FRAX assessment tool (http://www.shef.ac.uk/FRAX/).

A sample size of 622 patients per treatment arm provides 90% power at a two-sided alpha of 0.05 to detect a difference of 4% between treatments, assuming a vertebral fracture rate of 7% in placebo patients and 3% in BA058 80 µg for injection-treated patients when the large scale approximation of the binomial method is employed.  This superiority assessment infers a relative risk reduction of 57% and presupposes the availability of a pretreatment and post-treatment radiological assessment.  To ensure a per protocol population of 622 patients, an overall sample size of 800 patients per treatment arm will be recruited, anticipating that approximately 20% of

Attachment 2, Attachment E-19

patients may not have a second evaluable X-ray film available for analysis.  Prior studies have demonstrated that approximately 20% of enrolled patients drop out over the lengthy period of the study and a further proportion (10%) fail to provide an evaluable End-of-Treatment X-ray, therefore a sample size of 800 patients per arm is proposed.

Selection of Endpoints

Bone remodeling is a constant process in the adult human skeleton and maintains the integrity of the skeleton through a process of replacing old bone (resorption) with new bone formation (anabolism).  Both cortical and trabecular bone are involved in this process which needs to be in balance to maintain normal bone density and strength (20).  In childhood, the balance favors bone formation and, with aging, the process favors the resorptive component, causing bone loss.  Assessments of this balance of formation and resorption can be performed over the long-term by quantitative imaging of bone density.  Consequences of bone loss are commonly observed as fracture in a severe osteoporotic population.  An improvement in bone quality and quantity can reduce the risk of existing and incidental fracture.  Therefore, while earlier studies have demonstrated the benefit of BA058 for improvement in BMD in postmenopausal women, this study will assess the relative efficacy and safety of BA058 80 µg for prevention of new fractures in the same population but among the cohort of patients with a history of fracture, or those who are at an increased risk of fracture.  While all new fractures will be assessed, the relative short duration of treatment anticipated with BA058 is unlikely to yield definitive evidence of fracture prevention benefit at all anatomical sites, therefore the study is designed to identify a statistically significant benefit on vertebral fracture.  Non-vertebral fractures will be assessed as a secondary efficacy endpoint as will BMD changes by DXA at spine, hip and femoral neck as additional indices of bone anabolic benefit.

In addition to BMD by DXA, bone formation and resorption markers will also be assessed over time (21).  The rise in the markers of bone formation indicates restoration of lost bone, in particular the lost microarchitecture that places osteoporotic women at an increased risk for fracture.  Increases in the principal markers of bone formation: N-terminal propeptide of type I procollagen (PINP),  osteocalcin, and bone-specific alkaline phosphatase (BSAP) are accepted predictors of BMD change (21,22).  Serum C-telopeptides (CTX), a marker of bone resorption and collagen breakdown, will also be measured in this study.  Markers of anabolic effect and resorptive effect have become valuable tools in the management of osteoporosis since they can provide early information on potential treatment efficacy (23).

Selection of Dose

The BA058 dose to be studied in this Phase 3 trial has been previously studied in the Phase 1 and Phase 2 clinical trials.  The dose chosen for this study is based on the safety and pharmacodynamic information derived in study BA058-05-002 according

Attachment 2, Attachment E-20

to predetermined criteria provided in the protocol. The 80 µg dose was the maximum efficacy dose in the BA058 Phase 2 clinical program, was well tolerated (refer to Section 0) and demonstrated a significant increase in mean lumbar spine and mean femoral neck BMD when compared to Placebo.  This beneficial effect was achieved safely and with substantially less hypercalcemia than teriparatide.  Doses of up to 120 µg have been studied in the Phase 1 program and 100 µg has been determined to be the maximum tolerated dose, due to patients experiencing an increase in nausea and one discontinuation due to vomiting at the 120 µg dose.

BA058 80 µg per day will be dosed by SC self-administered injection.  In addition, a matching Placebo comparator will be employed in one treatment arm and teriparatide will be employed as a reference drug and comparator for secondary efficacy and safety outcomes.  All enrolled patients will also receive Calcium (500-1000 mg) and Vitamin D (400-800 IU) supplementation, or a dose to be determined by the Investigator and agreed by the Sponsor Medical Monitor, according to the patient’s need, from the Pretreatment Period until the end of the Treatment Period; it will be recommended to patients that they continue these supplements through the Follow-up Period.  The treatment regimens are summarized in the table in Section 0.

Attachment 2, Attachment E-21

STUDY OBJECTIVES

The primary objective of this study is to determine the safety and efficacy of BA058 80 µg when compared to Placebo for prevention of vertebral fracture in otherwise healthy ambulatory postmenopausal women at risk of fracture from severe osteoporosis.  The secondary objectives of this study are to determine the safety and efficacy of BA058 80 µg when compared to Placebo for prevention of non-vertebral fractures and for additional secondary efficacy outcomes (bone mineral density of spine, hip and femoral neck) and safety (hypercalcemia) when compared to teriparatide (Eli Lilly and Co.) in otherwise healthy ambulatory postmenopausal women at risk of fracture from severe osteoporosis.

The specific objectives of this study are to:

•                  Determine the comparative efficacy of 18 months of treatment with BA058 80 µg on reduction of vertebral fracture incidence in otherwise healthy ambulatory postmenopausal women at risk of fracture from severe osteoporosis when compared with Placebo.

•                  Determine the comparative efficacy of 18 months of treatment with BA058 80 µg on lumbar spine, total hip, and femoral neck bone mineral density (BMD) in otherwise healthy ambulatory postmenopausal women with severe osteoporosis when compared to teriparatide.

•                  Determine the comparative efficacy of 18 months of treatment with BA058 80 µg on reduction of non-vertebral fracture incidence in otherwise healthy ambulatory postmenopausal women at risk of fracture from severe osteoporosis when compared with Placebo.

•                  Determine the overall safety and tolerability of 18 months of treatment with BA058 80 µg, and specifically the number of patients with hypercalcemic events, in otherwise healthy postmenopausal women with severe osteoporosis when compared to teriparatide and Placebo.

•                  Provide additional evidence of bone safety through histomorphometric assessment of bone biopsy samples in a subset of patients from the BA058 80 µg and Placebo groups.

•                  Provide additional evidence of renal safety through radiological assessment by CT scan of a subset of patients from the BA058 80 µg, Placebo and teriparatide groups.

Attachment 2, Attachment E-22

INVESTIGATIONAL PLAN

Overall Design and Study Plan

This is a randomized, double-blind, placebo-controlled, comparative Phase 3, multicenter, international study to evaluate the efficacy and safety of BA058 80 µg in the prevention of fracture in otherwise healthy ambulatory postmenopausal women with severe osteoporosis.  Women who are postmenopausal for > 5 years and are 50 years old to 85 years old (inclusive) with a bone mineral density T-score < -2.5 and > -5.0 at the lumbar spine or hip (femoral neck) by dual energy x-ray absorptiometry (DXA) and radiological evidence of 2 or more mild or one or more moderate lumbar or thoracic vertebral fractures, or history of low trauma forearm, humerus, sacral, pelvic, hip, femoral, or tibial fracture within the past 5 years may be enrolled.  Postmenopausal women older than 65 who meet the above fracture criteria but have a T-score < -2.0 and > -5.0 may be enrolled.  Women older than 65 who do not meet the fracture criteria may also be enrolled if their T-score is < -3.0 and > -5.0.

The study consists of a Screening Period (1-3 weeks), a Pretreatment Period (1 week), a Treatment Period (78 weeks) and a Follow-up Period (4 weeks).  The duration and number of scheduled visits for each study period, and the study medications being administered in each study period are summarized in the table below.

Study Period		Duration of Study Period	Scheduled Visits (#)	Active Treatment
1.	Screening	1-3 weeks	1	None
2.	Pretreatment	1 week	1	Calcium, Vitamin D
3.	Treatment	78 weeks	7	Calcium, Vitamin D, Study Medication
4.	Follow-up	4 weeks	1	Calcium, Vitamin D
	Total	84-86 weeks	10

The total duration of study participation for an individual patient is approximately 84-86 weeks from the initial screening visit to final study evaluations.  The total duration of dosing with active medication (or placebo) is 18 months (78 weeks).

The 18-month treatment study will be followed by an Extension Study, administered as a separate protocol. For patients who received BA058 80 µg in Study BA058-05-003, the study will be comprised of 2 periods: a 6—month extension of BA058 80 µg treatment to assess the continued safety and efficacy of BA058 80 µg up to a total of 24 months.  The second study period will assess both the retention of benefit of BA058 over 12 months following withdrawal of treatment and will assess the benefit of adding a bisphosphonate to retain or augment BMD benefit on completion of a course of BA058 treatment. Patients will be randomized to one of these two treatment options on completion of BA058 exposure.

Placebo patients who complete 18 months of study participation or experience a clinical fracture will be given the opportunity to receive treatment with a bisphosphonate for 24 months.  Patients will receive standard-of-care management including assessment of BMD during this period.

Attachment 2, Attachment E-23

During the Screening Period, informed consent is obtained, eligibility for study entry is assessed and screening evaluations are performed, including baseline radiographic and DXA (hip and spine) assessments and baseline (routine) safety laboratory tests including serum biochemistry and hematology, and ECG.

Patients who are eligible for the study on the basis of screening evaluations will enter the Pretreatment Period of the study and will have baseline assessments of 1,25-dihydroxy Vitamin D, serum markers of bone metabolism and BA058 serum antibody levels.  Patients will be given daily Calcium and Vitamin D supplements, which will continue until the end of the Treatment Period; it will be recommended to patients that they continue these supplements through the Follow-up Period.  In addition, patients will undergo training in self-injection with the device to be employed for administration of BA058 80 µg or Placebo.  Patients subsequently randomized to treatment with teriparitide will be trained to use the teriparatide pen on Day 1 prior to the first injection.  Patients with medically significant abnormalities, or any patient who experiences a serious adverse event during the Screening or Pretreatment Periods, will be excluded from further study participation and treatment.  At the end of the Pretreatment Period, all patients who continue to meet the eligibility criteria for the study will enter the Treatment Period.

Patients who remain eligible for study participation will be randomized on Day 1 to treatment with one of the 3 treatment regimens shown below.

Treatment Regimen	Study Medication	Daily Dose (SC)	Calcium and Vitamin D*	Number of Patients
1	BA058	80 µg	500–1000 mg/day and 400–800 IU/day	800
2	Placebo	—	as above	800
3	teriparatide	20 µg	as above	800
			Total	2400

*or a dose determined by the Investigator and agreed by the Sponsor Medical Monitor, according to the patients’s need.

Treatment will be blinded to patients and investigators until the time of randomization and assignment of treatment.  Blinding will be maintained between BA058 80 µg and Placebo, but not with regard to teriparatide.

During the Treatment Period, patients will self-administer a single subcutaneous dose of study medication once a day.  Study procedures during this study period will include the collection of x-rays and DXA scans to evaluate fractures and of serum samples to assess serum markers of bone formation and resorption. A subset of patients in the BA058 80 µg and Placebo treatment groups (up to 100 per group to obtain 75 evaluable biopsies per treatment group) will be asked to undergo a bone biopsy at the end of the Treatment Period.  A further subset of patients in all 3 treatment groups (100 per treatment group) will be asked to undergo a renal CT scan at the end of the Treatment Period.  Serum samples for evaluation of study medication levels and anti-BA058 antibody formation will be drawn at specified visits during the Treatment Period.  Monitoring for adverse events, concomitant medications

Attachment 2, Attachment E-24

and other safety assessments will be conducted throughout the course of the study (Pretreatment through End-of Study).

During the month after the last dose of study medication has been administered (Follow-up Period), it will be recommended to patients that they continue to take Calcium and Vitamin D supplements until they return for an End-of-Study Visit during which final clinical evaluations are performed.  Patients eligible to continue in the Extension Study will not undergo the End-of-Study Visit and will transition into the Extension Study during the Follow-up Period.

The maximum duration of study participation for an individual patient is estimated as 20 months (86 weeks) from the initial screening visit to the End-of-Study Visit.  Ten clinic visits are planned during the study; additional visits may be scheduled for clinical laboratory retesting or to obtain protocol-specified evaluations, if required.

Visit windows are allowed for flexibility in scheduling of study visits.  For initial visits which are scheduled at shorter intervals, a ± 1 or ± 3 day window is allowed.  For visits later in the study, which occur at longer intervals, a ± 7 day window is allowed.

Overall, the Screening and Pretreatment Periods must be completed within 28 days. The Treatment Period is 18 months.  Therefore, all patients are to receive 78 weeks of treatment.  The allowable windows for each study visit are provided in Appendix 14.1 and Appendix 0.

A brief summary of each study period is provided below.  For a summary of the study assessments to be performed, refer to Section 7.0 (Study Assessments) and to the Schedule of Visits and Procedures (Appendix 14.1).  A more detailed description of the study procedures on a by-visit basis is provided in Appendix 0 (Suggested Schedule of Events and Procedures by Study Visit).  A suggested order of procedure conduct is also provided in this schedule.

Screening Period

The purpose of the Screening Period is to verify that the patient’s medical history and current status are consistent with the inclusion and exclusion criteria (refer to Sections 0 and 0, respectively), to ascertain the patient’s willingness to participate in the study, to obtain written informed consent and to establish baselines for the physical and laboratory parameters to be followed for the duration of the study.  Patients will undergo baseline radiographic (lumbar and thoracic spine) and DXA (hip and lumbar spine) evaluations.  One clinic visit (Visit 1) is scheduled during the Screening Period (Study Days -28 to -8).

Prior to entering the Screening Period, each potential study participant will have a preliminary assessment of inclusion/exclusion criteria by the investigator.  A complete description of the study will provided to each potential participant and written informed consent will be obtained.  After informed consent is obtained, the patient is entered into the Screening Period and procedures are conducted according to the Schedule of Visits and Procedures (refer to Appendix 14.1).  Data should be recorded for patients who fail to complete screening or fail to meet study eligibility

Attachment 2, Attachment E-25

criteria, including the reason for failure.  Patients who meet the study requirements based upon the Screening Period assessments will enter the Pretreatment Period.

Pretreatment Period

During the Pretreatment Period, one visit (Visit 2) is scheduled.  Patients will have baseline evaluations performed as outlined in the Schedule of Visits and Procedures (Appendix 14.1).

Patients will undergo baseline efficacy labs.  This study visit is to be scheduled within 7 days prior to the anticipated first day of treatment to allow confirmation of clinical laboratory test results and continued eligibility.  Patients who have experienced a serious adverse event during the Pretreatment Period will be terminated from the study.

Patients will undergo training on self-injection with the BA058 pen injector device in anticipation of treatment assignment.  Teriparatide is a marketed treatment; therefore, if the patient is subsequently randomized to teriparatide, training will be done with the teriparatide pen after randomization but before the first injection on Day 1 (Visit 3).  In addition, patients will be provided with daily Calcium (500—1000 mg) and Vitamin D (400—800 IU) supplementation, or a dose to be determined by Investigator and agreed upon by the Sponsor Medical Monitor, according to the patient’s need, which will be continued until the end of the Treatment Period; it will be recommended to patients that they continue these supplements through the Follow-up Period.  Patients will be instructed to take the supplements during the evening with or without food or as otherwise instructed by the Investigator.  Only the daily doses of Calcium and Vitamin D identified in the study protocol and determined by the Investigator may be taken during the study.  Any patient unable to take the preparation of Calcium and Vitamin D supplied may be recommended a different preparation of Calcium and Vitamin D by the Investigator as long as the same daily dose of both Calcium and Vitamin D is administered.

On completion of the Pretreatment period, eligible patients will enter the Treatment Period.

Treatment Period

The Treatment Period starts on Day 1 and continues for 18 months (78 weeks).  Patients are randomized to treatment on Day 1 and begin treatment the same day.  A subset of 300 patients per group will have a wrist DXA scan, which will occur after randomization to study drug and can occur anytime up to 24 hours after the first injection.  Those patients who are randomized to treatment with teriparatide will be trained with the teriparatide pen prior to the first injection on Day 1.

A total of 7 clinic visits are scheduled during the Treatment Period (Visits 3-9); the final Treatment Period visit will be scheduled to occur one day after the last dose of study medication.  Treatment will be daily, by self-injection.  During the first 30 days

Attachment 2, Attachment E-26

of treatment patients will record drug dose, site of injection and any local reactions in a patient diary card.  Local tolerance will again be assessed during a second 30-day period.  This second diary will be provided to the patient either at the Month [9] (Visit 7) or will be forwarded later by mail, as appropriate, for completion by the patient during the 30 days of treatment in Month [11] of treatment.  The diary will be collected and reviewed with the patient for treatment compliance and adverse events at the Month [1] (Visit 4) and Month [12] (Visit 8) visits.  The patient will also maintain a diary throughout the study to summarize all study drug administration on a weekly basis.

Study patients will continue Calcium and Vitamin D supplementation during the Treatment Period.

Safety will be assessed at each study visit during the Treatment Period.  Efficacy assessments will include one evaluation by x-ray after 18 months of treatment (End-of-Treatment, Visit 9) and evaluations of BMD by DXA after [6], [12] and [18] months of treatment (Visits 6, 8 and 9).  Serum markers of bone metabolism, BA058 antibody and BA058 serum levels will also be measured during the Treatment Period.  Additionally, a subset of patients treated with BA058 80 µg or Placebo (up to [100] per group to obtain [75] evaluable biopsies per treatment group) will consent and have a bone biopsy performed between Visit 8 and the End-of-Treatment visit (Visit 9).  A further subset of 100 patients per treatment group (BA058 80 µg, Placebo and teriparatide) will undergo a renal CT scan at End-of-Treatment (Visit 9).  Procedures are to be performed according to the Schedule of Visits and Procedures (Appendix 14.1).

Patients who discontinue from the study prior to completing the Treatment Period will have all End-of-Treatment Visit evaluations performed as close to the time a patient is permanently discontinued from treatment as possible.  If possible, an End-of-Study Visit should also be scheduled one month after the last dose of study medication was administered.

Follow-up Period

The Follow-up Period is the one month interval after the last dose of study medication during which patients are followed for adverse events, including clinically significant laboratory abnormalities.  At the end of the Follow-up Period, patients will return to the clinic to undergo final study assessments (End-of-Study Visit; Visit 10).  Patients will be recommended to continue their Calcium and Vitamin D supplements until the End-of-Study Visit (Visit 10).

Any clinically significant adverse events occurring during the Follow-up Period will be assessed and recorded at the End-of-Study Visit.  Any adverse event or clinical laboratory abnormality recorded at this final visit will be monitored until it has resolved or has become chronic or stable.

Attachment 2, Attachment E-27

After the End-of-Study Visit, patients who received Placebo and completed 18 months of treatment, as well as patients who received Placebo or BA058 and were withdrawn due to incident vertebral or non-vertebral fragility fracture, will be given the opportunity to receive treatment with a bisphosphonate for 24 months.  Patients will receive standard-of-care management, including assessment of BMD benefit, during this period.

Patients eligible to continue in the Extension Study will not undergo the End-of-Study Visit and will transition into the Extension Study during the Follow-up Period.

SELECTION OF STUDY POPULATION

Number of Subjects

A sufficient number of otherwise healthy postmenopausal women aged 50 to 85 with osteoporosis will be screened so that 2400 eligible patients qualify for the study and are randomized.

For the purposes of this study, osteoporosis is defined as a BMD that is 2.5 standard deviations or more below the norm of the adult female population.  Postmenopausal women older than 65 who meet the fracture criteria but have a T-score < -2.0 and > -5.0 may be enrolled.  Additionally, women older than 65 who do not meet the fracture criteria may also be enrolled if their T-score is < -3.0 and > -5.0.

The specific inclusion and exclusion criteria for enrolling patients in this study are presented below in Sections 0 and 0, respectively.  Exceptions to these criteria should occur infrequently and should be discussed in advance and approved by the Sponsor Medical Monitor.  If the exception is agreed upon (rare) and a patient is allowed to participate, the Sponsor Medical Monitor will send confirmation to the study site acknowledging the exception.  The confirmation form or letter must be kept with the study records. Minor variations from the normal range in clinical laboratory test results (hematology, chemistry, and urinalysis) are acceptable if they are determined to be not medically significant by the Investigator in that they do not compromise patient safety or the assessment of efficacy and are documented as such.  Any unexpected clinically significant abnormality that would exclude the patient from participation in the study may be retested once.  If the parameter is normal on retest, the patient may be included in the study.

Inclusion Criteria

Patients must meet all of the following criteria to be eligible to participate in this study.

1.                                       The patient is a healthy ambulatory postmenopausal woman from 50 to 85 years of age (inclusive) with osteoporosis.

2.                                       The patient has been postmenopausal for at least 5 years.  Postmenopausal status will be established by a history of amenorrhea for at least 5 years and by an elevated serum follicle-stimulating hormone (FSH) value of > 30 IU/L.

Attachment 2, Attachment E-28

3.                                       The patient has a bone mineral density T-score < -2.5 and > -5.0 at the lumbar spine (L1-L4) or hip (femoral neck) by dual energy x-ray absorptiometry (DXA) and radiological evidence of 2 or more mild or one or more moderate lumbar or thoracic vertebral fractures, or history of low trauma forearm, humerus, sacral, pelvic, hip, femoral, or tibial fracture within the past 5 years.  Postmenopausal women older than 65 who meet the above fracture criteria but have a T-score < -2.0 and > -5.0 may be enrolled.  Women older than 65 who do not meet the fracture criteria may be enrolled if their T-score is ≤ -3.0 and > -5.0.

4.                                       The patient is in good general health as determined by medical history and physical examination (including vital signs), has a body mass index (BMI) of 18.5 to 33 (Appendix 0), inclusive, and is without evidence of clinically significant abnormality in the opinion of the Investigator.

5.                                       Any required concomitant medications which are not excluded in Section 6.0 may be continued through the study.  Every effort should be made to maintain the medication at a stable dose throughout the study, subject to the Investigator’s medical judgment.

6.                                       The patient has serum calcium, PTH(1-84), serum phosphorus and alkaline phosphatase values all within the normal range during the Screening Period.  Any patient with an elevated alkaline phosphatase value, and who meets all other entry criteria, would be required to have a normal bone-specific alkaline phosphatase result to be enrolled.

7.                                       The patient has serum 25-hydroxy Vitamin D values above 15 ng/mL and within 3 times the upper normal range.

8.                                       The patient’s resting 12-lead electrocardiogram obtained during screening shows no clinically significant abnormality and a QTc < 470 msec (Bazett’s correction).

9.                                       The patient’s systolic blood pressure is > 100 and < 155 mmHg, diastolic blood pressure is > 40 and < 95 mmHg, and heart rate is > 45 and < 100 bpm.

10.                                 The patient has no clinically significant abnormality of serum hemoglobin, hematocrit, WBC and platelets, or usual serum biochemistry: electrolytes, renal function, liver function and serum proteins.

11.                                 The patient has read, understood, and signed the written informed consent form.

Exclusion Criteria

Patients with any of the following characteristics are not eligible to participate in the study.

General exclusion criteria:

1.                                       History of more than 4 spine fractures, mild or moderate, or any severe fractures.

2.                                       Presence of abnormalities of the lumbar spine that would prohibit assessment of spinal bone mineral density, defined as having at least 2 radiologically evaluable vertebrae within L1-L4.

Attachment 2, Attachment E-29

3.                                       Unevaluable hip BMD or patients who have undergone bilateral hip replacement (unilateral hip replacement is acceptable).

4.                                       History of bone disorders (e.g., Paget’s disease) other than postmenopausal osteoporosis.

5.                                       Unexplained elevation of serum alkaline phosphatase.

6.                                       History of radiotherapy (radiation therapy).

7.                                       History of chronic or recurrent renal, hepatic, pulmonary, allergic, cardiovascular, gastrointestinal, endocrine, central nervous system, hematologic or metabolic diseases, or immunologic, emotional and/or psychiatric disturbances to a degree that would interfere with the interpretation of study data or compromise the safety of the patient.

8.                                       History of Cushing’s disease, hyperthyroidism, hypo- or hyperparathyroidism or malabsorptive syndromes within the past year.

9.                                       History of significantly impaired renal function (serum creatinine >177 µmol/L or >2.0 mg/dL).

10.                                 History of any cancer within the past 5 years (other than basal cell or squamous cancer of the skin).

11.                                 History of osteosarcoma at any time.

12.                                 History of nephrolithiasis or urolithiasis within the past five years.

13.                                 Decrease of 20 mmHg or more in systolic blood pressure or 10 mmHg or more in diastolic blood pressure from supine to standing (5 minutes lying and 3 minutes standing) and/or any symptomatic hypotension at screening (24,25).

14.                                 Patients known to be positive for Hepatitis B, Hepatitis C, HIV-1 or HIV-2.  Testing is not required in the absence of clinical signs and symptoms suggestive of HIV infection or acute or chronic hepatitis.

Medication-related exclusion criteria:

15.                                 Known history of hypersensitivity to any of the test materials or related compounds.

16.                                 Prior treatment with PTH or PTHrP drugs, including BA058.  Patients who previously screened for this study cannot be rescreened and entered into the study.

17.                                 Prior treatment with bisphosphonates*, fluoride or strontium in the past five years or prior treatment with gallium nitrate, or with as yet unapproved bone-acting investigational agents at any time (26).

(*Patients who had a short course of bisphosphonate treatment (3 months or less) and were intolerant of the treatment are not excluded from study participation.)

18.                                 Prior treatment with denosumab, calcitonin, SERMs (such as raloxifene or tamoxifen), tibolone, or anabolic steroids in the past 12 months. Estrogens

Attachment 2, Attachment E-30

administered as hormone replacement therapy (HRT), with or without progestins, are not exclusionary.

19.                                 Treatment with thiazide diuretics during the 7 days prior to the Screening Period, or ongoing treatment with thiazide diuretics.

20.                                 Treatment with anticonvulsants or anticoagulants within the 6 months prior to the Screening Period.

21.                                 Daily treatment with oral, intranasal or inhaled corticosteroids within the 12 months prior to the Screening Period.

22.                                 Exposure to general anesthesia within the 12 weeks prior to the Screening Period.

23.                                 Exposure to an investigational drug within the 12 months prior to the Screening Period.

Lifestyle-related exclusion criteria:

24.                                 Abnormal nutritional status (abnormal diets, excessive or unusual vitamin or herbal intakes, malabsorption, significant recent weight change), Vitamin D intake of > [1200] IU/day or Vitamin A intake of > [10,000] IU/day.

25.                                 Patient is known to abuse alcohol or use illegal drugs within 12 months of the Screening Period.

Withdrawal of Patients from the Study

Patients will be informed that they have the right to withdraw from the study at any time for any reason without prejudice to their medical care.

The Investigator must withdraw patients from the study for the following reasons:

•             Continuing significant deterioration from baseline (>7%) of BMD at spine or hip (after confirmation of the finding)

•             Hypercalcemia or hypercalciuria as described in Section 4.6;

•             Treatment-related SAEs;

•             Severe hypersensitivity to BA058 or teriparatide;

•             Refusal of treatment;

•             Inability to complete study procedures;

•             Lost to follow-up.

The Investigator also has the right to withdraw patients from the study for any of the following reasons:

•             WHO Grade 3 or 4 adverse events [Refer to Appendix 0];

•             A complex of adverse events which, in the judgment of the Investigator justifies treatment cessation;

Attachment 2, Attachment E-31

•             Serious intercurrent illness;

•             Non-compliance;

•             Protocol violations;

•             Administrative reasons.

Patients will be offered the opportunity to discontinue from the study for the following reasons after site consultation with the Study Medical Monitor:

•             Incident vertebral or non-vertebral fragility fracture

If a patient is withdrawn or discontinued from the study, the reason for withdrawal from the study is to be recorded in the source documents and on the case report form.  All patients withdrawn prior to completing the study should be encouraged to complete study procedures scheduled for the End-of-Treatment and End-of-Study Visits.  The End-of-Treatment procedures should be conducted as close to the time a patient is permanently discontinued from treatment.  If possible, the End-of-Study Visit should be scheduled one month after the last dose of study medication was administered.  All adverse events should be followed as described in Section 0.

Patients treated with BA058 or Placebo who withdraw due to incident vertebral or non-vertebral fragility fracture will be offered standard-of-care treatment with a bisphosphonate for 24 months.

Temporary Suspension of Treatment

The investigator has the right to suspend treatment with study medication for up to 14 continuous days or 28 cumulative days, without withdrawal of the patient from the study.  Reasons for temporary suspension of treatment may include a medical reason unrelated to an adverse event (e.g., a planned procedure), or important social or administrative events.  The reason for the suspension of treatment is to be documented in the case report form and in source documents.  Such patients should not be unblinded as to study medication. When treatment is restarted, the patient should resume treatment with the next scheduled dose and continue until the scheduled End-of-Treatment.

If the treatment suspension is due to a medical emergency and study medication needs to be unblinded, please refer to Section 0 for the procedures to be followed.

Response to Hypercalcemia or Hypercalciuria

Patients who develop hypercalcemia or hypercalciuria during the study are to have treatment with study medication reduced or study medication temporarily suspended as described below.

Attachment 2, Attachment E-32

Treatment Suspension due to Hypercalcemia

For any serum calcium value which is >0.3 to 1.0 mg/dL above the upper limit of normal (ULN) (inclusive), confirm hypercalcemia by drawing a new serum sample as soon as the result is received:

•                  If the result of the retest remains within this range, discontinue Calcium and Vitamin D supplements for 7 days and perform a second retest.  The patient is to continue study medication administration during this interval.

•                  If the second retest is normal, the patient may continue on study and resume Calcium and Vitamin D supplements.

•                  If the second retest is still elevated and the patient is receiving BA058/Placebo, the patient continues on study with a dose reduction for BA058 from 80 µg to 40 µg, but without Calcium and Vitamin D supplements.

•                  If the second retest is still elevated and the patient is receiving teriparatide, the patient is to be discontinued from the study.

•                  If the patient continues in the study (with Calcium and Vitamin D supplements) and has a repeat episode of a serum calcium value >0.3 to 1.0 mg/dL above the ULN (inclusive), repeat the above assessment.

•                  If the patient again returns to normal when not taking Calcium and Vitamin D supplements, the patient may continue in the study without Calcium and Vitamin D supplements.

•                  If the hypercalcemia is confirmed in the absence of Calcium and Vitamin D supplements and the patient is receiving BA058/Placebo, the patient continues on study with a dose reduction for BA058 from 80 µg to 40 µg, but without Calcium and Vitamin D supplements.

•                  If the hypercalcemia is confirmed in the absence of Calcium and Vitamin D supplements and the patient is receiving teriparatide, the patient is to be discontinued from the study.

•                  If a BA058/Placebo patient continues on the study at the reduced dose of 40 µg (without Calcium and Vitamin D supplements) and has another episode of a serum calcium value >0.3 to 1.0 mg/dL above the ULN (inclusive), perform a retest.

•                  If the retest is normal, the patient may continue on study at the reduced dose (without Calcium and Vitamin D supplements).

•                  If the retest is still elevated, the patient is to be discontinued from the study.

Attachment 2, Attachment E-33

For any serum calcium value >1.0 mg/dL above ULN:

•                  Discontinue Calcium and Vitamin D supplements and discontinue the study medication as soon as the result is received.  Confirm hypercalcemia by drawing a new serum sample as soon as possible.

•                  If the result of the retest remains >1.0 mg/dL above ULN, perform a second retest after 3 days without Calcium and Vitamin D supplements and study medication.

•                  If the second retest is normal, the patient may continue on study and resume study medication and Calcium and Vitamin D supplements.

•                  If the second retest remains elevated (>0.3 mg/dL above ULN) and the patient is receiving BA058/Placebo, the patient continues on study with a dose reduction for BA058 from 80 µg to 40 µg, but without Calcium and Vitamin D supplements.

•                  If the second retest remains elevated (>0.3 mg/dL above ULN) and the patient is receiving teriparatide, the patient is to be discontinued from the study.

•                  If a BA058/Placebo patient continues on the study at the reduced dose of 40 µg (without Calcium and Vitamin D supplements) and has another episode of a serum calcium value >0.3 mg/dL above the ULN, perform a retest.

•                  If the retest is normal, the patient may continue on study at the reduced dose (without Calcium and Vitamin D supplements).

•                  If the retest is still elevated, the patient is to be discontinued from the study.

If the patient continues in the study and has a repeat episode of serum calcium >1.0 mg/dL above ULN, the patient is to be discontinued from the study.

Treatment Suspension due to Hypercalciuria

For a Calcium:Creatinine ratio >0.4 mg/mg, check the patient’s serum calcium and apply the algorithm outlined in Section 4.5.1 if Calcium is elevated.

If the Calcium:Creatinine ratio is >0.4 mg/mg and the serum calcium is normal:

•                  Discontinue Calcium and Vitamin D supplements and recheck urine Calcium:Creatinine values after 7 days.

•                  If the urine Calcium:Creatine ratio continues to be >0.4 mg/mg in the presence of normal serum calcium, the patient may continue in the study under medical supervision.

Attachment 2, Attachment E-34

•                  If the urine Calcium:Creatine ratio returns to normal, the patient may restart Calcium and Vitamin D supplements and continue in the study.

If the patient restarts the Calcium and Vitamin D supplements and hypercalciuria returns, Calcium and Vitamin D supplementation should be terminated.  The patient may continue in the study under medical supervision.

Therefore, patients with hypercalciuria will not be discontinued from the study in the absence of hypercalcemia except at the discretion of the Investigator.

Replacement of Patients

Patients who have been randomized into the study and subsequently withdraw or drop out of the study will not be replaced.

Attachment 2, Attachment E-35

STUDY TREATMENTS

Study Medications

All study medications are for investigational use only and are to be used only within the context of this study.  The Sponsor will supply all study medications.

BA058 80 µg, Placebo and Teriparatide

BA058 80 µg, Placebo and teriparatide will be supplied by the Sponsor.  Pen devices and needles for administration of study medications also will be supplied to the study sites.

BA058 80 µg for Injection:  Each multi-dose cartridge contains 2 mg/mL BA058 (free base) in 5 mg/mL tri-hydrate sodium acetate and 5 mg/mL of phenol (preservative) adjusted at pH 5.1 with acetic acid.  BA058 80 µg is supplied as a liquid in a 1.5 mL Type 1 glass cartridge and is stored refrigerated at 5 ± 3ºC.  The multi-dose cartridge is designed to deliver a dose of 80 µg of BA058 in 40 µL of fluid when inserted into the Pen Injector device.  The pen is also capable of delivering a half dose of BA058, or 40 µg of BA058 in 20 µL of fluid, with appropriate manual adjustment.  When in use, multi-dose cartridges of BA058 80 µg can be stored for up to 30 days at room temperature.  When used with the supplied pen and needles, each cartridge may be used to deliver study medication at the required daily dose for 30 days.  Patients will be provided with a sufficient number of cartridges to continue on treatment until the next scheduled return to the study site.

Placebo:  Placebo is formulated similarly but without active BA058 and is similarly supplied as a liquid in a 1.5 mL Type 1 glass cartridge and is stored refrigerated at 5 ± 3ºC.  The multi-dose cartridge is designed to deliver a dose of Placebo in 40 µL of fluid when inserted into the Pen Injector device.  The pen is also capable of delivering a half dose of 20 µL with appropriate manual adjustment.  When in use, multi-dose cartridges of Placebo can be stored for up to 30 days at room temperature.  When used with the supplied pen and needles, each cartridge may be used to deliver study medication at the required daily dose for 30 days.  Patients will be provided with a sufficient number of cartridges to continue on treatment until the next scheduled return to the study site.

Teriparatide (rDNA origin) injection (250 µg/mL) will be supplied in multi-dose disposable pens containing a glass cartridge.  Each pen contains enough study medication to deliver the required daily dose for 28 days.  Patients will be provided with a sufficient number of pens to continue on treatment until the next scheduled return to the study site.

Calcium and Vitamin D Supplements

Calcium and Vitamin D supplements will be provided by the sites.

Attachment 2, Attachment E-36

Packaging, Labeling and Storage

Packaging

BA058 80 µg and Placebo will be supplied and packaged as identical cartridges and pens.  The study will not be blinded with regard to teriparatide which is supplied from marketed product; however, because teriparatide will be supplied to the site in identical outer packaging as BA058 80 µg and Placebo, the site will remain blinded until treatment is assigned, the package is opened, and its contents are dispensed.  All packaging operations will be performed in accordance with Good Manufacturing Practices.

Calcium and Vitamin D supplements will be provided as packaged by the manufacturer.

Labeling

Each study medication kit will be labeled with an identifying kit number.  In addition, each kit will be labeled with a caution statement and other information required by local Regulatory Authorities.

Calcium and Vitamin D supplements will not be relabeled for the study.

Storage

All study medications (BA058 80 µg, Placebo, teriparatide) must be kept in a secure, limited-access storage area at 2° to 8°C (36° to 46°F) until dispensed for use to a study patient or until returned to the Sponsor.  Once dispensed, BA058 80 µg or Placebo is stable for 30 days at room temperature.  When more than one cartridge of BA058 80 µg or Placebo is dispensed for 30 days of use each, it is recommended that the cartridges not in use be kept refrigerated until required.

The teriparatide pen should be stored under refrigeration at 2° to 8°C (36° to 46°F) at all times.

Calcium and Vitamin D supplements may be stored at room temperature.

Treatment Assignment

All patients who are screened for the study will be assigned a unique 7 digit patient number which will be used to identify patients throughout the study and on the CRFs.  Patient numbers will be assigned as follows:

XXX YYYY, where:

•             XXX represents the study site number;

•             YYYY represents the patient ID number

Patients who meet all inclusion criteria and none of the exclusion criteria and successfully complete the Screening and Pretreatment Periods of the study will be assigned sequentially to

Attachment 2, Attachment E-37

a randomized treatment group on Day 1 of the Treatment Period.  Patients will only receive one study ID at the time of screening and therefore will not receive a new identifier at randomization.  During the randomization call, sites will enter the kit number assigned to the subject into the IVRS system.  The IVRS system will record the site number, the subject number and the kit/randomization number within the system.  Information regarding treatment assignment will reside within the IVRS system, as part of the study blinding.

Study medication kits will be assigned sequential numbers beginning with 001.  The study medication kit number assigned to an eligible patient will be recorded in the source documents, on the appropriate page of the CRF, and reported to the IVRS system as described above.  Once a kit has been assigned, it may not be reused.

The Sponsor statistician will be responsible for overseeing the preparation of the master randomization scheme that will be used to package study medication into kits and for the IVRS system.

Study Medication Administration

Patients will self-administer study medication on a daily basis during the Treatment Period.  The first self-administration is to occur at the study site under observation.  On the days of clinic visits, study medication must be administered in the clinic to accommodate pre-injection and post-injection procedures; study personnel may administer the study medication.

Patients will be trained by study personnel during the Pretreatment Period to self-inject study medication with the BA058/Placebo cartridge and pen device.  Those patients who are subsequently randomized to teriparatide treatment on Day 1 will be trained in the use of the teriparatide pen on Day 1.  If a patient requires assistance with study medication administration, an individual (e.g., a family member) who has been trained by study personnel may provide assistance.

Patients will be instructed by the study site to inspect the contents of their study medication device before each injection.  If the cartridge or pen contents are not clear and colorless, or if the contents contain particles, the patients will be instructed not to use that cartridge or pen and to contact the study site for further guidance.

Injections should be administered in the morning and preferably at the same time each day.  All injections are to be given in the periumbilical region, rotating the exact site of injection each day.  If it is deemed medically necessary by the investigator for an injection to be administered at a site other than the abdomen, the alternate site of injection is to be recorded and the reason for the change documented in the medical chart.

On the first day of study medication administration, the patient should self-inject while in a sitting or lying position at the study site and remain in that position for approximately 5 minutes.  The patient is to remain under observation for a minimum of 60 minutes.  An orthostatic blood pressure measurement will be taken 60 minutes after the injection.  On the days when blood sampling is required after study medication injection, the patient is to

Attachment 2, Attachment E-38

remain in the vicinity of the clinic for the blood collections scheduled up to 4 hours post-injection.

BA058 80 µg and Placebo will be supplied in cartridges, each containing enough study medication to deliver the required daily dose for 30 days. Patients are to be instructed to change cartridges after 30 days, regardless of how much medication is left in the initial cartridge. Teriparatide will be supplied as a pre-filled pen, each with enough study medication for 28 days. Patients will be instructed to use a new pen after each 28-day period. At each clinic visit during the Treatment Period, the used BA058 80 µg or Placebo cartridges, but not pen, or the used teriparatide pens should be returned and a sufficient number of new cartridges or teriparatide pens are to be provided to last until the next clinic visit or as needed to replenish drug supply. Compliance, adverse events, and use of concomitant medications should be reviewed upon drug re-supply.

Treatment Compliance

In order to evaluate the safety, efficacy and tolerance of BA058 80 µg, it is critical that patients comply with the treatment regimen to which they were randomized and honor the schedule of visits and procedures required by the study. Patient compliance will be ascertained by three methods: patient diaries, cartridge accountability, and site-assessment of remaining drug content of returned cartridges.

The location, date and time that each dose of study medication was administered will be recorded in a patient diary for the first 30 days of treatment for review at the Month1 (Visit 4), and for the 30 days of Month 11 for review at the Month 12 (Visit 8) study visit, and entered in the appropriate case report form. Weekly summaries of study drug administration will also be maintained by the patient throughout the study. All doses of study medication are to be self-administered or administered by an individual trained in giving the injection (e.g., a family member). Study personnel may administer the injection on days of clinic visits.

If a patient does not take all study medication (BA058 80 µg, Placebo, teriparatide, Calcium and Vitamin D supplements), the reason for the missed dosing is to be recorded in source documents and on the appropriate case report form. During the Follow-up Period, it is recommended that patients continue taking the Calcium and Vitamin D supplements, but treatment compliance will not be assessed during this post-treatment period.

The residual volume of returned cartridges will be measured by the height of the fluid column and recorded in source documents and on the appropriate case report form by the site personnel when the cartridge is returned by the patient.

Unblinding of Study Medication

Medical Emergency

Breaking the study blind for a patient should be done only in the event of a medical emergency where the identity of study medication is necessary to appropriately treat the

Attachment 2, Attachment E-39

patient. The Investigator may unblind the patient as to study medication through the IVRS system. The IVRS system will automatically document and record any such unblinding and notify the Sponsor Medical Monitor and the Study Safety Officer of the unblinding. In addition, the Sponsor Medical Monitor and the Study Safety Officer also have the ability to unblind the study medication in a medical emergency.

If the Investigator determines that the medical event that resulted in unblinding of the study medication is not treatment related (relationship is documented as “none”; see Section 8.3 for definitions of relationship), the patient may continue treatment and participation in the study, providing no more than 14 days has elapsed since the last dose of study medication (refer to Section 0 for details regarding temporary suspension of treatment).

If the patient discontinues from further treatment with study medication, they should undergo the End-of-Treatment and End-of-Study procedures as outlined in Section 7.0 and the Schedule of Visits and Procedures (Appendix 14.1).

CONCOMITANT MEDICATIONS

Concomitant Medications

Calcium (500-1000 mg/day) and Vitamin D (400-800 IU/day) supplements, or a dose to be determined by Investigator and agreed upon by the Sponsor Medical Monitor according to the patient’s need, are required to be administered daily from the Pretreatment Period until the end of the Treatment Period. It is recommended that patients continue taking these supplements through the Follow-up Period. The doses and schedule of Calcium and Vitamin D supplements, which are part of the study medication protocol, should be adhered to and not be changed other than for medical necessity (Section 3.1.2). The supplements should be taken in the evening with or without food or as otherwise instructed by the Investigator.

For any required concomitant medication, such as statins or antihypertensives, the patient must be on a stable dose at study entry and every effort should be made to maintain a stable dose during study participation.

The occasional use of over-the-counter medications at approved doses (e.g., ibuprofen or acetaminophen) for headache or minor discomfort is allowed. These are to be recorded on the appropriate case report form. Patients should not take any other medications, including over-the-counter medications, herbal medications, or mega-doses of vitamins during the study without prior approval of the Investigator.

If it becomes necessary for a patient to take any other medication during the study, the specific medication(s) and indication(s) must be discussed with the Investigator. All concomitant medications taken during the course of the study must be recorded in the patient’s medical record or source document and transcribed into the case report form.

Attachment 2, Attachment E-40

Prohibited Medications

Patients cannot take any medications, including over-the-counter, non-prescription medication, with the exception of those noted in Section 0, within 72 hours prior to dosing on Day 1.

As outlined in the exclusion criteria (Section 0), patients who have been treated with bisphosphonates, fluoride or strontium in the past five years or received prior treatment with gallium nitrate, or with as yet unapproved bone-acting investigational agents at any time are to be excluded from study participation. Patients treated with a short course of bisphosphonates (3 months or less) who were intolerant of the treatment may be considered for study participation.

Estrogens given as HRT are allowed at entry into the study but cannot be initiated during the study except for local low dose vaginal estrogen.

In addition, patients are ineligible for the study if they have received general anesthesia within 12 weeks or have an abnormal nutritional status (abnormal diets, excessive or unusual vitamin or herbal intakes, malabsorption).

Patients are ineligible for the study if they require or are receiving thiazide diuretics. The use of thiazide diuretics must be discontinued at least one week prior to screening for study participation.

Patients are ineligible for the study if they require or have received anticonvulsants or anticoagulants within 6 months of study participation.

Attachment 2, Attachment E-41

STUDY ASSESSMENTS

The study protocol will consist of a Screening Period, a Pretreatment Period, a Treatment Period and a Follow-up Period. During the Screening Period, patients will be assessed to establish study eligibility and to collect baseline measurements.

In the Pretreatment Period, patients will undergo baseline efficacy labs, receive training in the techniques of self-injection with the BA058/Placebo pen device, receive diary training and begin taking Calcium and Vitamin D supplements.

The Treatment Period will begin with randomization. Patients randomized to teriparatide treatment will be trained in the use of the teriparatide pen on Day 1. During the Treatment Period, patients will continue to take Calcium and Vitamin D supplements and will self-administer the assigned study medication. Safety, efficacy and pharmacodynamic evaluations will be performed.

During the Follow-up Period (the one month interval after the completion of study treatment) it is recommended that patients continue the daily supplementation of Calcium and Vitamin D. This will culminate in an End-of-Study Visit where final study evaluations are performed and the patient is terminated from the study.

The assessments performed at each study visit are displayed in the Schedule of Visits and Procedures in Appendix 14.1. Appendix 0 provides a more detailed schedule of the study procedures by study visit with a suggested order of procedure conduct. Day 1 is defined as the first date that study medication is administered. All days prior to this point are designated with a ‘minus’ sign (e.g., Day —2, Day —1).

Exact procedures for centrifuging, storage, and shipping of laboratory samples will be detailed in a separate document. The actual time of each sample collection will be recorded in the case report form.

Study-specific assessments are to be conducted only after the patient has provided written informed consent to participate in this study. The study assessments are described in more detail in Section 0 below.

Clinical Procedures/Assessments

Informed Consent

Signed informed consent is obtained before any study-specific procedures are performed.

Medical History

A complete medical history and review of body systems along with demographic data will be obtained for all patients during the Screening Period (Days —28 to -8). Data to be recorded in the case report form include the patient’s gender, race, date of birth,

Attachment 2, Attachment E-42

tobacco use history, alcohol and caffeine use, and use at any time of hormone replacement therapy. Prior fracture history will also be recorded.

Physical Examination

A complete physical examination (general appearance, head/ears/eyes/nose/throat [HEENT], lungs/chest, heart, abdomen, lymph nodes, musculoskeletal, and extremities) will be performed during the Screening Period and at the End-of-Treatment. Any treatment-related findings should be followed up at the final study visit during the Follow-up Period (Visit 10).

Interim or symptom-directed physical examinations may be performed at other times at the discretion of the Investigator, if necessary, to evaluate adverse events or clinical laboratory abnormalities.

Vital Signs, Weight and Height

Vital signs (orthostatic blood pressure, body temperature (°C) and respiration rate (breaths/minute)) are to be measured and recorded at each study visit.

All blood pressure assessments will be conducted as orthostatic measurements. Blood pressure (mmHg; measured in the same arm each visit) and pulse rate (bpm) will be measured after five minutes in the supine position. Immediately following this measurement blood pressure will be measured again after three minutes in the standing position. At Treatment Visits 3, 4, 5, 6, 7, and 8, orthostatic blood pressure will be measured prior to injection and again 60 minutes after injection.

Height (cm) will be measured at Visit 1, 2 and 9. Height will be measured in the standing position at the Pretreatment and End-of-Treatment visits using a medical stadiometer and standardized procedures each time.

Weight (kg) will be measured at Visits 1, 8, 9 and 10.

Electrocardiogram

Twelve-lead supine electrocardiograms (ECGs) will be performed according to the Schedule of Visits and Procedures. The following ECG parameters will be recorded: rhythm, heart rate, PR interval, QRS duration and QT/QTc. ECGs will be performed during the Screening Period (Visit 1), the Treatment Period (Visits 3-9), and the Follow-up Period (Visit 10). At Treatment Visits 3, 4, 5, 6, 7, and 8, ECGs will be measured prior to injection and again 1 hour after injection. More than one ECG may be performed per time-point.

Clinical Laboratory Evaluations

Clinical laboratory evaluations will be performed by a central laboratory. Prior to starting the study, the Sponsor (or its designee) will provide each Investigator with

Attachment 2, Attachment E-43

copies of the appropriate laboratory certifications and normal ranges for all laboratory parameters to be performed by that laboratory.

Routine clinical laboratory tests will be assessed during the Screening, Pretreatment and Treatment Periods until the End-of-Treatment Visit (Visit 9). Bone-specific laboratory tests (serum calcium, PTH(1-84), and 25-hydroxy Vitamin D) will be conducted during the Screening and Treatment Periods as outlined in Appendix 14.1. Once eligibility has been confirmed, anabolic (PINP, osteocalcin, and BSAP) and resorptive bone marker (CTX) and 1,25-dihydroxy Vitamin D will be measured during the Pretreatment and Treatment Periods as outlined in Appendix 14.1. Urine Calcium:Creatinine ratio will be determined during the Treatment Period at Visits 3, 4, 5, 6, 7, 8, and 9. Creatinine Clearance also will be determined during the Treatment Period at Visits 3, 4, 5, 6, 7, 8, and 9. Serum calcium will be measured at treatment Visits 1 and 3, 4, 5, 6, 7, 8, and 9. Four hour post-dose serum calcium will be measured at treatment Visits 3, 4, 5, 6, 7, and 8. Hypercalcemia and hypercalciuria are to be evaluated as described in Sections 4.5.1 and 4.5.2, respectively. In addition, all clinically significant laboratory abnormalities indicating an adverse event will be followed up by repeat testing and further investigated according to the judgment of the Investigator.

Clinical laboratory evaluations are to be performed according to the Schedule of Visits and Procedures (Appendix 14.1). Specific tests to be run are described below.

Note: blood and urinalysis samples are to be obtained under fasting conditions (N.P.O. for 8 hours; water is acceptable) in the morning of each scheduled study visit prior to injection of the study medication with the exception of blood samples for BA058 post-injection drug levels and 4-hour post-injection calcium levels. For the 24-hour urine collection, patients will be instructed to begin the collection by discarding the first morning void (~6 a.m.) the day prior to the scheduled clinic visit and to then collect their urine for 24 hours. A final void is to be collected at the end of the 24-hour period and the urine collection transported to the clinic by the patient. Routine urinalyses are to be performed using samples freshly voided during the clinic visit.

Hematology:	• Hemoglobin
• Hematocrit
• WBC count with differential in absolute counts
• RBC count
• Mean corpuscular volume (MCV)
• Mean corpuscular hemoglobin concentration (MCHC)
• Mean corpuscular hemoglobin (MCH)
• Platelet count

Coagulation	• Prothrombin time (PT)
• Partial thromboplastin time (PTT)

Attachment 2, Attachment E-44

Chemistry	• Sodium
• Potassium
• Chloride
• Inorganic phosphorus
• Albumin
• Total protein
• Glucose
• Blood urea nitrogen (BUN)
• Creatinine
• Uric acid
• Aspartate aminotransferase (AST)
• Alanine aminotransferase (ALT)
• Gamma-glutamyltranspeptidase (GGT)
• Creatine phosphokinase (CPK)
• Alkaline phosphatase
• Total bilirubin
• Lactate dehydrogenase (LDH)
• Cholesterol
• Triglycerides
• Total calcium
Vitamin D
• 1, 25-dihydroxy Vitamin D level
• 25-hydroxy Vitamin D level
Urine
24-hr.	• Calcium
Collection	• Creatinine

Urinalysis	• pH
• Glucose
• Protein
• Ketones
• Bilirubin
• Blood
• Urobilinogen
• Specific gravity
• Nitrite
• Leukocytes
Urine microscopic examination will be done, if positive findings noted on dipstick.

Endocrine Tests
• PTH(1-84)
• *Serum FSH
• *Serum estradiol

Attachment 2, Attachment E-45

* Only performed during Screening Period.

Serum Markers of Bone Metabolism

Blood samples will be taken to measure efficacy-related markers of bone metabolism during the Pretreatment Period and at specified visits during the Treatment Period in a subset of 600 patients.

The following markers of bone formation will be measured:

•                  Serum N-terminal propeptide of type I procollagen (PINP)

•                  Serum bone-specific alkaline phosphatase (BSAP)

•                  Serum osteocalcin

The following marker of bone resorption and collagen breakdown will be measured:

•                  Serum C-telopeptides of type 1 collagen crosslinks (CTX)

Clinical and Radiologic Evaluation of Fractures

To be eligible for randomization and entry into the Treatment Period, patients must have radiological evidence of 2 or more mild or one or more moderate lumbar or thoracic vertebral fractures, or history of low trauma forearm, humerus, sacral, pelvic, hip, femoral, or tibial fracture within the past 5 years. Women older than 65 who do not meet the fracture criteria may also be enrolled if their T-score is < -3.0 and > -5.0.

All patients will have x-rays taken to document fractures of the spine, lumbar and thoracic vertebrae. Patients will undergo antero-posterior and lateral radiographs of the lumbar and thoracic spines during the Screening Period and at the End-of-Treatment visit. However, in the event that qualifying lumbar or thoracic vertebral x-rays have been obtained as a consequence of routine patient care within 3 months prior to the Screening visit and comply with the study x-ray procedures, such x-rays may be used for assessment of eligibility.

Patients will also be clinically evaluated for non-vertebral fractures (wrist, hip, rib, etc) which occur de novo during the Treatment Period.

All radiographs will be viewed and assessed centrally by a blinded, independent assessor (radiologist) on the basis of existing baseline and study-acquired vertebral deformity, and fracture will be assessed according to the severity scale of Genant (1). A second blinded radiologist will confirm the assessment of the first reviewer for all patient radiographs in which an incident fracture has been identified. In the case of any disagreement, a third consensus assessment will be made to adjudicate the incident fracture. A standardized graded scale of severity of the vertebral deformity will be provided for this assessment.

Attachment 2, Attachment E-46

Fractures identified during the study will not be recorded as AEs unless the patient is hospitalized, the fracture is complicated, or the Investigator considers the fracture to be unrelated to the patient’s underlying osteoporosis. All fractures will be identified and evaluated as part of the disease assessment and will be documented in the case report forms and source documents.

Bone Mineral Density

To be eligible for randomization and entry into the Treatment Period, each patient must have a BMD T-score < -2.5 and > -5.0 at the lumbar spine or hip by dual energy x-ray absorptiometry (DXA). Postmenopausal women older than 65 who meet the fracture criteria but have a T-score < -2.0 and > -5.0 may be enrolled as well as women older than 65 who do not meet the fracture criteria but who do have a T-score <-3.0 and > -5.0.

All patients will have BMD measurements taken via DXA during the Screening (Visit 1) and Pretreatment (Visit 2) Periods and during the Treatment Period (Visits 6, 8 and 9). However, in the event that qualifying BMD scans have been obtained as a consequence of routine patient care within 3 months prior to the Screening visit and comply with the study DXA procedures, such scans may be used for assessment of eligibility and need not be redone at Screening.

The initial DXA will be performed during the Screening Period and will be used to determine eligibility for participation in the study in conjunction with the radiological evaluations of fractures. The DXA is to be performed on the hip (femoral neck) and spine (L1-L4) at this visit and a qualifying T-score from either location can be used to determine eligibility. The spinal DXA is to be taken in the postero-anterior projection with any subsequent spinal DXA to be taken in the same projection. Patients who meet the entry criterion for BMD who satisfy all other eligibility criteria, and who have no exclusionary findings, will then be enrolled. On Day 1, a subset of 300 patients per group will have a wrist DXA scan. BMD measurements by DXA will be repeated at the lumbar spine (L1-L4), hip, and wrist during the Treatment Period (Visits 6, 8 and 9).

Details regarding the procedures for the conduct and processing of DXA scans will be provided in separate instruction manual. Patient eligibility will be determined based on local analysis of the BMD scan at the study site. The Central Imaging CRO will subsequently confirm the acceptability of each DXA scan with the study sites. If any scan is unacceptable for technical or other reasons, a repeat scan must be completed as soon as possible. Investigators will be blinded to the results of all follow-up DXA scan results throughout the study unless a safety issue is identified by the independent radiologist.

If the independent radiologist identifies any patient who shows a continuing significant deterioration from baseline (>7%) of BMD at spine or hip during the study, the study physician will be notified, the assessment will be repeated and, if confirmed, the patient will be discontinued from the study. The study physician will

Attachment 2, Attachment E-47

make this determination on the basis of the centrally read DXA relative to the baseline measurement in consultation with the Sponsor Medical Monitor. All such instances will be communicated to the DSMB.

Quantitative Bone Histomorphometry Assessment

In a subset of patients receiving BA058 80 µg or Placebo (up to 100 per group to obtain 75 evaluable biopsies per treatment group), bone biopsy of the iliac crest will be performed between Visit 8 and the End-of-Treatment Visit (Visit 9) for assessment of quantitative bone histomorphometry using a dual-labeling procedure. Details regarding the procedures for the conduct and processing of the bone biopsy will be provided in separate instruction manual. All bone biopsies will be read at a central specialized facility. A separate consent form will be obtained for those patients agreeing to undergo the biopsy procedure and additional clinic visits will be scheduled, as required, to prepare for the bone biopsy procedure between Visit 8 and Visit 9.

Renal assessment by CT Scan

In a subset of patients, (up to 100 per treatment group), a CT scan of the kidneys will be performed at the End-of-Treatment Visit (Visit 9) to assess the renal parenchyma and collecting system for renal calcification. Details regarding the procedures for the conduct and processing of renal CT scans will be provided in separate instruction manual. A separate consent form will be obtained for patients participating in the procedure.

BA058 Serum Level and Antibody Assessments

Samples for measurement of serum levels of BA058 will be taken at Visits 3, 4, 5, 6, 8 and 9 during the Treatment Period as part of a Population PK assessment. One peak level is to be drawn per patient per visit at the following varying post-injection times: 10 minutes to 30 minutes; 30 minutes to 1 hour; 1 hour to 2 hours; 2 hours to 3 hours; 3 hours to 4 hours. These draw times are to be randomized across Visits 3, 4, 5, 6, and 8. At the End-of-Treatment (Visit 9), only a trough level will be measured. Patients randomized to teriparatide will not have samples drawn for BA058 serum levels.

Samples for anti-BA058 antibody assessment will be obtained at Visit 3 (Day 1) and Visit 9 during the Treatment Period. Any patients who show presence of antibodies at End-of-Treatment will have additional time points tested to determine first occurrence of antibody positivity.

Local Tolerance

Assessment of local tolerance will consist of a self-evaluation by the patient of any dermal reaction to study medication injection during the first 30 days of study treatment for review at the Month1 (Visit 4), and for the 30 days of Month 11 for

Attachment 2, Attachment E-48

review at the Month 12 (Visit 8) study visit, and entered in the appropriate case report form.  This second diary will be dispensed at the Month 9 (Visit 7) or forwarded to the patient by mail, as appropriate.  Each injection site will be graded twice, 1 hour and 24 hours after the injection was performed and information will be recorded by the patient into the patient diary.  In addition, at each study visit during the Treatment Period, the Investigator will review and assess the injection sites for any evidence of dermal reaction.

Each injection site will be graded according to the following skin reaction scale.

Redness

0 =                          none

1 =                          minimal erythema, barely perceptible

2 =                          definite erythema, readily visible, less than 1 inch (2.54 cm) in diameter

3 =                          definite erythema, extensive, greater than 1 inch (2.54 cm) in diameter

Swelling

0 =                          none

1 =                          minimal swelling, without elevation

2 =                          definite swelling, readily visible; elevation less than 1 inch (2.54 cm) in diameter

3 =                          definite swelling, extensive, greater than 1 inch (2.54 cm) in diameter

Pain

0 =                          none

1 =                          minimal pain

2 =                          moderate pain, similar to a paper cut

3 =                          severe pain, similar to a bee sting or greater

Tenderness

0 =                          none

1 =                          minimal tenderness to touch

2 =                          moderate tenderness, no withdrawal to touch

3 =                           severe tenderness, withdraws to touch

Any injection site reaction with a grade of 3 will continue to be evaluated and recorded in the diary by the patient at 24 hour intervals until the symptom or sign has resolved.  If any reactions are severe or persistent at any time during the Study, the patient will be instructed to contact the Investigator.

Patient Diaries

As noted above in Section 7.1.13, a diary to record study drug administration and local tolerance will be maintained by patients during two 30-day periods of the study.

The first diary will be provided on Day 1 (the first day of study treatment) for the patient to record the date, time and site of study medication injection and to assess local tolerance using the scale described in Section 7.1.13.  Patients will record the required information daily during the first 30 days of the Treatment Period and at the Month 1 (Visit 4) clinic visit study personnel will review the diary with the patient.

Attachment 2, Attachment E-49

The Investigator will assess the information recorded by the patient for adverse events.  The second diary will be dispensed at the Month 9 (Visit 7) or later mailed to the patient, as appropriate, for completion by the patient for the 30 days of Month 11.  The diary will be collected and reviewed at the Month 12 (Visit 8) visit.  The diary data will be entered into the CRF, and any abnormality or adverse event will be followed up with the patient.

In addition, a diary summarizing all study drug administration will also be completed by the patient on a weekly basis.  The weekly diary will be maintained by the patient throughout the study and will be reviewed at each visit.

Activity and Diet

Patients who qualify for enrollment in the study will have no restrictions placed on their usual level of activity or on their usual diet.

ADVERSE EVENTS AND SAFETY EVALUATION

Timely, accurate, and complete reporting and analysis of safety information from clinical studies are crucial for the protection of subjects, Investigators and the Sponsor, and is mandated by Regulatory Agencies worldwide.  The Sponsor (or its designee) has established Standard Operating Procedures (SOPs) in conformity with regulatory requirements worldwide to ensure appropriate reporting of safety information.  All clinical trials sponsored by the Sponsor will be conducted in accordance with those procedures.

Definitions, Documentation, and Reporting

Adverse Event Definition

An adverse event (AE) is any untoward medical occurrence in a subject administered a pharmaceutical product, which does not necessarily have a causal relationship with the treatment.  An AE can be any unfavorable and unintended sign (including an abnormal laboratory finding), symptom, or disease temporally associated with the use of the study drug, whether or not it is considered to be study drug related.  This includes any newly occurring event or previous condition that has increased in severity or frequency since the administration of study drug.

Serious Adverse Event Definition

A serious adverse event (SAE) is any adverse event, occurring at any dose and regardless of causality that:

•                                          Results in death.

•                                          Is life-threatening.  Life-threatening means that the subject was at immediate risk of death from the reaction as it occurred, i.e., it does not include a reaction which hypothetically might have caused death had it occurred in a more severe form.

Attachment 2, Attachment E-50

•                                          Requires in-patient hospitalization or prolongation of existing hospitalization.  Hospitalization admissions and/or surgical operations scheduled to occur during the study period, but planned prior to study entry are not considered AEs if the illness or disease existed before the subject was enrolled in the trial, provided that it did not deteriorate in an unexpected manner during the trial (e.g., surgery performed earlier than planned).

•                                          Results in persistent or significant disability/incapacity.  Disability is defined as a substantial disruption of a person’s ability to conduct normal life functions.

•                                          Is a congenital anomaly/birth defect.  This includes any anomaly detected at or after birth, or any anomaly that results in fetal loss.

•                                          Is an important medical event.  An important medical event is an event that may not result in death, be life-threatening, or require hospitalization, but may be considered an SAE when, based upon appropriate medical judgment, it may jeopardize the patient or subject and may require medical or surgical intervention to prevent one of the outcomes listed in the definitions for SAEs.  Examples of such medical events include allergic bronchospasm requiring intensive treatment in an emergency room or at home, blood dyscrasias or convulsions that do not result in inpatient hospitalization, or the development of drug dependency or drug abuse.

Clarification should be made between the terms “serious” and “severe” since they are not synonymous.  The term “severe” is often used to describe the intensity (synonym: severity) of a specific event (as in mild, moderate, or severe myocardial infarction); the event itself, however, may be of relatively minor medical significance (such as a severe headache).  This is not the same as “serious,” which is based on subject/event outcome or action criteria described above and are usually associated with events that pose a threat to a subject’s life or functioning.  A severe adverse event does not necessarily need to be considered serious.  For example, persistent nausea of several hours duration may be considered severe nausea but not an SAE.  On the other hand, a stroke resulting in only a minor degree of disability may be considered mild, but would be defined as an SAE based on the above noted criteria.  Seriousness (not severity) serves as a guide for defining regulatory reporting obligations.

Monitoring of Adverse Events and Period of Observation

All AEs will be monitored until they are resolved or have become chronic or stable.  AEs will be recorded on the case report forms starting from the time of patient entry into the Pretreatment Period (Visit 2) of the study until 30 days after the last dose of study medication.  SAEs will be collected up to 30 days after the last dose of study medication.  Any SAEs that occur at any time after completion of the study, which the Investigator considers to be related to study drug, must be reported to the Sponsor or its designee.

Attachment 2, Attachment E-51

Procedures for Recording and Reporting AEs and SAEs

All adverse events spontaneously reported by the subject and/or in response to an open question from study personnel or revealed by observation, physical examination or other diagnostic procedures must be recorded in the source document and on the appropriate page of the case report form.  Any clinically relevant deterioration in laboratory assessments or other clinical findings is considered an adverse event and must be recorded on the appropriate pages of the case report form.  When possible, signs and symptoms indicating a common underlying pathology should be noted as one comprehensive event.

All SAEs that occur during the course of the study, as defined by the protocol, must be reported by the Investigator to the Study Safety Officer by completing and transmitting the SAE Form within one working day from the point in time when the Investigator becomes aware of the SAE.  In addition, all SAEs including all deaths, which occur up to and including 30 days after administration of the last dose of study drug, must be reported to the Study Safety Officer within one working day.  All SAEs and deaths must be reported whether or not considered causally related to the study drug.  SAE forms will be provided to the study site.  The information collected will include a minimum of the following: subject number, a narrative description of the event, and an assessment by the Investigator as to the intensity of the event, and relatedness to study drug.  Follow-up information on the SAE may be requested by the CRO, the Study Safety Officer or the Sponsor Medical Monitor.  Contact information for reporting SAEs to the Study Safety Officer is provided on the SAE form.

Study Safety Officer Contact Information

PLEASE SEE SERIOUS ADVERSE EVENT REPORTING FORM FOR DETAILED
REPORTING OF SAEs, INCLUDING CONTACT INFORMATION (e.g., FAX, EMAIL
OR TELEPHONE CONTACT NUMBERS)

It is the responsibility of the Investigator to promptly notify the Institutional Review Board (IRB)/Independent Ethics Committee (IEC) of all serious adverse drug reactions involving risk to human subjects in accordance with the requirements of the IRB/IEC.  An unexpected event is one that is not reported in the Investigator’s Brochure.

Planned hospital admissions or surgical procedures for an illness or disease that existed before the subject was enrolled in the trial or before study drug was given are not to be considered AEs unless they occur at a time other than the planned date.

Fractures identified during the study are not to be recorded as AEs unless the patient is hospitalized, the fracture is complicated, or the Investigator considers the fracture to be unrelated to the patient’s underlying osteoporosis.  All fractures will be identified and evaluated as part of the disease assessment and will be documented in the case report forms and source documents.

For both serious and non-serious adverse events, the Investigator must determine the intensity of the event and the relationship of the event to study drug administration.

Attachment 2, Attachment E-52

Intensity for each AE will be defined according to the following criteria:

Intensity	Definition
Mild	Awareness of sign or symptom, but easily tolerated.
Moderate	Discomfort enough to cause interference with normal daily activities.
Severe	Inability to perform normal daily activities

If the intensity of an adverse event changes within a day, the maximum intensity should be recorded.  If the intensity changes over a longer period of time, the changes should be recorded as separate events (having separate onset and stop dates for each intensity).

Relationship to study drug administration will be determined by the Investigator according to the following criteria:

Relationship	Definition
None	No relationship between the event and the administration of study drug. The event is related to other etiologies, such as concomitant medications or subject’s clinical state.

Unlikely

The current state of knowledge indicates that a relationship to study drug is unlikely or the temporal relationship is such that study drug would not have had any reasonable association with the observed event.

Possible

A reaction that follows a plausible temporal sequence from administration of the study drug and follows a known response pattern to the suspected study drug. The reaction might have been produced by the subject’s clinical state or other modes of therapy administered to the subject.

Probable

A reaction that follows a plausible temporal sequence from administration of the study drug and follows a known response pattern to the suspected study drug. The reaction cannot be reasonably explained by the known characteristics of the subject’s clinical state or other modes of therapy administered to the subject.

For the purpose of safety analyses, all AEs that are classified with a relationship to study medication administration of possible or probable will be considered treatment-related events.

Attachment 2, Attachment E-53

Rules for Suspension of the Study

The study will be immediately suspended and no additional doses of study medication will be administered if one or more patients develop any of the following serious adverse events deemed to be possibly or probably attributable to study medication by the Investigator and/or Sponsor Medical Monitor, based upon close temporal relationship or other factors:

•                  Death,

•                  Serious anaphylaxis characterized by severe angioedema, hypotension, shock, bronchospasm, hypoxia or respiratory distress,

•                  New development or discovery of osteosarcoma in humans.

The study will be suspended pending review and discussion of all appropriate study data with local Regulatory Authorities.  The study will not be restarted until all parties have agreed to the course of action to be taken, the IRBs and Regulatory Authorities have been notified, and IRB approval is confirmed.

Attachment 2, Attachment E-54

STATISTICAL PROCEDURES

The purpose of this section is to outline prospectively the types of analyses and presentations of data that will answer the study objectives outlined in the protocol, and to explain how the data will be handled and analyzed, adhering to commonly accepted standards and practices of biostatistical analysis in the pharmaceutical industry.

The primary objective of this study is to determine the safety and efficacy of BA058 80 µg when compared to a matching placebo (Placebo) for prevention of vertebral fracture in otherwise healthy ambulatory postmenopausal women at risk of fracture from severe osteoporosis.  The secondary objectives of this study are to determine the safety and efficacy of BA058 80 µg when compared to Placebo for prevention of non-vertebral fractures and change in vertical height.  Additional secondary efficacy outcomes include BMD (spine, hip and femoral neck) and safety (hypercalcemia) when compared to teriparatide in otherwise healthy ambulatory postmenopausal women at risk of fracture from severe osteoporosis.

The specific objectives of this study are to:

•                  Determine the comparative efficacy of 18 months of treatment with BA058 80 µg on reduction of vertebral fracture incidence in otherwise healthy ambulatory postmenopausal women at risk of fracture from severe osteoporosis when compared with Placebo.

•                  Determine the comparative efficacy of 18 months of treatment with BA058 80 µg on lumbar spine, hip, and femoral neck bone mineral density (BMD) in otherwise healthy ambulatory postmenopausal women with severe osteoporosis when compared to teriparatide.

•                  Determine the comparative efficacy of 18 months of treatment with BA058 80 µg on reduction of non-vertebral fracture incidence in otherwise healthy ambulatory postmenopausal women at risk of fracture from severe osteoporosis when compared with Placebo.

•                  Determine the overall safety and tolerability of 18 months of treatment with BA058 80 µg, and specifically the number of patients with hypercalcemic events, in otherwise healthy postmenopausal women with severe osteoporosis when compared to teriparatide and Placebo.

•                  Provide additional evidence of bone safety through histomorphometric assessment of bone biopsy samples in a subset of patients from the BA058 80 µg and Placebo groups.

•                  Provide additional evidence of renal safety through radiological assessment by CT scan of a subset of patients from the BA058 80 µg, Placebo and teriparatide groups.

Sample Size

A sample size of 622 patients per treatment arm provides 90% power at a two-sided alpha of 0.05 to detect a difference of 4% between treatments, assuming a vertebral fracture rate of

Attachment 2, Attachment E-55

7% in placebo patients and 3% in BA058 80 µg for injection-treated patients when the large scale approximation of the binomial method is employed.  This superiority assessment infers a relative risk reduction of 57% and presupposes the availability of a pretreatment and post-treatment radiological assessment.  This population analysis would therefore be considered a modified ITT and will constitute the primary analysis population for this study.  To ensure an analysis size of 622 patients, an overall sample size of 800 patients per treatment arm will be recruited, anticipating that approximately 20% of patients may not have a second evaluable X-ray film available for analysis.  Should the projected fracture rate of 7% in placebo patients not be achieved, the sample size retains greater than 90% power at an alpha of 0.05 to detect a 4% difference between treatments based on placebo fracture incidence of 6% or 5%.

For statistically-powered secondary endpoint assessments, the sample size will have more than 90% power (n=275) at a two-sided alpha of 0.05 to detect a 1.15 percent difference between BA058 and teriparatide for spinal BMD based on a superiority hypothesis.  Similarly, for total analyzable hip BMD, the sample size will provide more than 90% power (n=25) at a two-sided alpha of 0.05 to detect a 2.45 percent difference between BA058 and teriparatide treatment effect and to detect a 2.00 percent difference between BA058 and teriparatide for femoral neck BMD (n=125) based on the same hypothesis.

For differences in the number of patients in the BA058 and teriparatide treatment groups reporting one or more events of hypercalcemia, both above the upper limit of normal and at a value of 0.3 mg/mL above the upper limit of normal, the medically significant elevation, the study sample size will also provide more than 90% power to detect such a difference using a two-sided alpha of 0.05.

Additional and other secondary endpoints will also be satisfied by these study sizes and will be included in the details provided in the Statistical Analysis Plan (SAP).

Randomization, Stratification and Blinding

Patients who have signed informed consent, completed the Screening and Pretreatment Periods, and are eligible for the study will be equally randomized into the three treatment groups on Day 1 of the Treatment Period.  A balanced randomized block assignment will be utilized to insure that an equal number of patients are assigned to each treatment group after a pre-specified block size has been achieved.

The Population PK sample timings will be randomized across visits for each patient.

Subsets of the population will be randomized to undergo bone biopsies, renal CT scans, serum bone markers and DXA’s to analyze wrist BMD in such a manner to ensure equal representation throughout the study.

No stratification is planned in this study.

BA058 80 µg and Placebo study medications will be prepared in a blinded fashion.  The study will not be blinded with regard to teriparatide which is supplied from marketed product; however, because teriparatide will be supplied to the site in identical outer

Attachment 2, Attachment E-56

packaging as BA058 80 µg and Placebo, the site will remain blinded until treatment is assigned, the package is opened, and its contents are dispensed.  Therefore, teriparatide will not be blinded in use relative to BA058 80 µg or Placebo.

Populations for Analysis

All analyses and data summaries will be presented for the Intent-to-Treat (ITT) or Safety Population.  In addition key selected endpoints will also be analyzed for the Per Protocol Population.

Safety Population

The Safety Population is comprised of all patients who receive one or more doses of study medication.

Modified Intent-to-Treat Population

The Modified ITT Population includes all patients with Pretreatment and End-of-Treatment evaluable radiologic assessments.

Per Protocol Population

The Per Protocol Population includes all patients who meet the study entry criteria and provide complete data, are at least 90% compliant with study treatment, and have no dose adjustments.

Procedures for Handling Missing, Unused, and Spurious Data

All available data will be included in the data listings and tabulations. Where appropriate, imputations of values for missing data for primary and secondary efficacy analyses using the safety population will be performed using last observation carried forward and will be specified in the Statistical Analysis Plan.  All data recorded on the CRF will be included in the data listings that will accompany the clinical study report.

Statistical Methods

Baseline Comparisons

Baseline characteristics, medical history, physical examination, vital signs and ECG, will be summarized using standard descriptive statistics by treatment group.  Specific demographic and baseline parameters will be tested for overall agreement (uniformity across treatment groups) using one-way ANOVA or Chi-square tests as appropriate for the type of data and specified in the Statistical Analysis Plan.

Efficacy Analysis

The primary efficacy endpoint will be the number of BA058-treated patients showing new vertebral fractures at End-of-Treatment when compared to Placebo.  New

Attachment 2, Attachment E-57

incident vertebral fractures will be evaluated according to the method of Genant (1).  This analysis will be performed using a Fisher’s Exact test on the modified intent to treat population.

Secondary efficacy endpoints will be analyzed using a Fisher’s Exact test (categorical variables) or analyses of covariance employing the baseline measure as the covariate (continuous variable) on the modified intent to treat population unless otherwise noted below.  For continuous variables, analyses will be performed on the last available assessment for each variable.

A hierarchical approach to the following key secondary analyses will be employed.  Secondary variables will be analyzed in the order below using two-sided alphas of 0.05.  Once an alpha is obtained that is above 0.05, the inferential analysis of secondary outcomes in the hierarchy will stop and no further secondary inferential analyses of the hierarchical variables will take place.

•                  The change in Spine BMD from baseline to End-of-Treatment in BA058-treated patients when compared to teriparatide.

•                  The change in Total Hip BMD from baseline to End-of-Treatment in BA058-treated patients when compared to teriparatide.

•                  The change in Femoral Neck BMD from baseline to End-of-Treatment in BA058-treated patients when compared to teriparatide.

An additional key powered secondary efficacy analysis will be the assessment of hypercalcemia.

•                  The difference in number of patients with hypercalcemia in BA058-treated patients at End-of-Treatment when compared to teriparatide.

Additional non-hierarchical analyses will be employed on the following efficacy parameters:

•                  The change in vertical height in patients treated with BA058 when compared to Placebo.

•                  The number of BA058-treated patients showing new non-vertebral fractures at End-of-Treatment when compared to Placebo.

•                  The difference in severity of incident vertebral fractures in BA058-treated patients at End-of-Treatment when compared to Placebo.  The analysis will employ a Chi-Square approach as severity is assessed in multiple grades.

•                  Kaplan-Meier estimates of fracture incidence over time by treatment group.  Point estimates (differences in incidence) of absolute and relative risk reduction (hazard ratio) and the corresponding 95% confidence intervals will

Attachment 2, Attachment E-58

be provided.  Data will be censored at the time of study termination for those not experiencing a fracture.

•                  The number of teriparatide-treated patients showing new vertebral fractures at End-of-Treatment when compared to Placebo.  New incident vertebral fractures will be evaluated according to the method of Genant (1). This analysis will be performed using a Fisher’s Exact test on the modified intent to treat population with a two-sided alpha of 0.20.  As the study is not statistically powered for the comparison of teriparatide to Placebo and alpha of 0.20 will be employed to claim a statistical difference.

•                  The change in distal 1/3 radius BMD from baseline to End-of-Treatment in BA058-treated patients when compared to Placebo.

•                  The changes in serum PINP, bone-specific alkaline phosphatase, osteocalcin and CTX across treatment.

Where any single parameter is analyzed against more than one comparator within the three treatments, an adjustment for multiplicity will be employed as specified in the Statistical Analysis Plan.

Analyses of continuous variables (e.g., change in BMD and height) will be analyzed using the Safety Population with last observations carried forward as noted in section 9.4.

In addition, efficacy analyses for patients who have a dose adjustment and continue on the study at a reduced dose, data may be summarized and tabulated.

All specified endpoints will be summarized by treatment groups and study period using standard descriptive statistics (N, mean, SD, median, minimum, maximum).  Changes in serum markers of bone metabolism (PINP, bone-specific alkaline phosphatase, osteocalcin, and CTX) will be analyzed using repeated measures Analysis of Variance (ANOVA) with factors for treatment (treatment groups), time (study period) and their interaction.

A population PK/PD analysis will be performed on samples for measurement of serum levels of BA058.  The PK/PD analyses and exposure response modeling will be described in a separate SAP and report and will generally follow the guidance provided by FDA (Exposure-Response Relationships — Study Design, Data Analysis, and Regulatory Applications, U.S. Department of Health and Human Services, Food and Drug Administration, Center for Drug Evaluation and Research (CDER), Center for Biologics Evaluation and Research (CBER), April 2003).

Additional exploratory analyses will be presented as either pre-planned or post-hoc to complement the overall understanding of study results.

Attachment 2, Attachment E-59

Safety Analysis

All patients who receive at least one dose of study medication will be included in the safety analysis that will be performed on the following parameters:

•                  Incidence and severity of AEs.  Dose and cumulative dose at which the AE occurred will also be recorded.

•                  Pathological changes in hematology, chemistry and urinalysis data based on normal ranges supplied by the clinical laboratory.

•                  Frequency of hypercalcemia across treatment groups (see Section 0)

•                  Bone histomorphometry as assessed by bone biopsy at End-of-Treatment in a subset of BA058 and Placebo patients.

•                  Renal safety as assessed by serum and urine creatinine (all patients) and renal CT scan (subset of patients) in all treatment groups.

Safety assessments for changes in physical examination, vital signs (systolic and diastolic blood pressure plus heart rate), ECG (normal and abnormal), and laboratory tests will be descriptively summarized by group and selected study periods.  In addition laboratory tests will be classified as low range, normal range, or high range and shift frequencies summarized between the Screening Period and the End-of-Treatment Visit.  Concomitant medication classes will be coded employing the WHO drug dictionary and summarized by number and percent of patients using each class and preferred drug term by treatment group.  All treatment emergent adverse events will be coded for body system, preferred term, and lowest level term using MedDRA and the number (%) patients experiencing each type of adverse event will be summarized by treatment group, cumulative dose, relationship to treatment, and severity.  All serious adverse events (SAE) and adverse events leading to study discontinuation will be listed and the number (%) patients presented by treatment group.

All adverse events collected prior to the first injection will be separately summarized in a fashion similar to the treatment emergent adverse events.

Adverse event rates will be compared across treatment groups with Chi-square and/or Fisher’s Exact test provided there is sufficient frequency of events to justify the testing.  In addition, 95% confidence intervals will be presented for rate differences between Placebo and each active treatment group.

Interim Analysis

No interim analyses are planned for this study.

Attachment 2, Attachment E-60

Procedures for Reporting Deviations to Original Statistical Analysis Plan

All deviations from the original statistical analysis plan will be provided in the final clinical study report.

Data Oversight

Central Review of Radiographs and DXA Scans

All radiographs will be viewed and assessed by a blinded, independent assessor (radiologist) on the basis of existing baseline and study-acquired vertebral deformity, and fracture will be assessed according to a set of pre-determined criteria.  A second blinded radiologist will review the assessment of the first reviewer for all patient radiographs in which an incident fracture has been identified.  In the case of any disagreement, a third consensus assessment will be made to adjudicate the incident fracture.  All study DXA scans will also be evaluated centrally by a blinded independent reviewer.  The primary objective of the independent review is to provide an objective, unbiased evaluation of the critical eligibility criteria at screening and during the course of the study to provide objective efficacy data to determine the treatment benefit as demonstrated on the pertinent radiologic and clinical data associated with this study.  Finally, all renal CT scans will also be evaluated centrally by a blinded independent reviewer and confirmed by a second reviewer to ensure unbiased assessment of the renal parenchyma and collecting system.

Data Safety Monitoring Board

The DSMB will be responsible for overseeing study safety during the course of the trial.

Attachment 2, Attachment E-61

ADMINISTRATIVE REQUIREMENTS

Good Clinical Practice

This study will be conducted in accordance with the International Conference on Harmonization (ICH) for Good Clinical Practice (GCP) (27) and the appropriate regulatory requirements.  The Investigator will be thoroughly familiar with the appropriate use of the study medication as described in the protocol and the Investigator’s Brochure.  Essential clinical documents will be maintained to demonstrate the validity of the study and the integrity of the data collected.  The Investigator/institution should establish master files at the beginning of the study which will be maintained and updated during the study and retained thereafter according to the appropriate regulations.

Ethical Considerations

The study will be conducted in accordance with ethical principles founded in the Declaration of Helsinki (28).  The Institutional Review Board (IRB)/Independent Ethics Committee (IEC) will review all appropriate study documentation in order to safeguard the rights, safety and well-being of the subjects.  The study can only be conducted at study sites where IRB/IEC approval has been obtained.  The protocol, informed consent form, Investigator’s Brochure, advertisements (if applicable), and all other forms of information given to subjects will be provided to the IRB/IEC by the Investigator.  In addition, reports on the progress of the study will be submitted to the IRB/IEC by the Investigator at the appropriate intervals.

Subject Information and Informed Consent

Each subject (or a legally authorized representative) must give written informed consent prior to any study-specific procedures being conducted.  It is the responsibility of the Investigator to ensure written informed consent is obtained from each subject participating in this study after an explanation of the objectives, methods, discomforts and potential risks of the study has been provided.  The Investigator (or study personnel) must also explain to each subject that he/she is free to refuse participation in the study or to withdraw from it at any time.  Each subject will also be told that his/her records may be examined by competent authorities and authorized persons but that personal information will be treated as strictly confidential and will not be publicly available.

The informed consent form must be in accordance with the Declaration of Helsinki, ICH and GCP guidelines, and be approved by the Sponsor and the IRB/IEC.  State or local laws may require additional information.  Each subject (or his/her legally authorized representative) must sign and be given a copy of the informed consent form.  Each subject’s signed informed consent form must be maintained by the Investigator and be readily available for review by the Sponsor (or its designee) or the Regulatory Authorities.

Protocol Compliance

The Investigator will conduct this study in compliance with the protocol provided by the Sponsor and given approval/favorable opinion by the IRB/IEC and the appropriate

Attachment 2, Attachment E-62

Regulatory Authority(ies).  Changes to the protocol should not be made without agreement of the Sponsor Medical Monitor.  All changes to the protocol will require IRB/IEC approval prior to implementation, except when necessary to eliminate an immediate hazard to study subjects or when the change involves only logistical or administrative aspects of the study (e.g., change in Sponsor Medical Monitor or telephone number).  The IRB/IEC may provide, if applicable regulations permit, expedited review and approval/favorable opinion for minor changes in ongoing studies.  The Sponsor will submit all protocol changes to the appropriate Regulatory Authority in accordance with the governing regulations.

In situations requiring a departure from the protocol, the Investigator or other physician in attendance will contact the Sponsor Medical Monitor by telephone, email or fax.  If possible, this contact will be made before implementing any departure from the protocol.  In all cases, contact with the Sponsor Medical Monitor must be made as soon as possible in order to discuss the situation and agree on an appropriate course of action.  The case report form and source document will describe any departure from the protocol and the circumstances requiring it.

Case Report Form Completion

Paper and/or electronic case report forms (eCRFs) will be developed to collect information obtained during this study.  It is the Investigator’s responsibility to ensure that CRFs are completed for each subject enrolled in this study and for the accuracy, completeness, legibility and timeliness of the data reported in each CRF.  Data for subjects who are screened but not enrolled into the study because they do not meet study criteria or do not complete all screening procedures, should be recorded in the CRF.

CRFs or eCRFs will be completed and any corrections of data will be made according to procedures provided by the Sponsor (or designee).

Source Documents

Source documents are defined as original documents, data and records.  This may include hospital records, clinical and office charts, laboratory data/information, work sheets, subjects’ diaries or evaluation checklists, pharmacy dispensing and other records, recorded data from automated instruments, microfiches, photographic negatives, microfilm or magnetic media, ECG printouts, and/or x-rays.

The Investigator(s)/institution(s) will permit trial-related monitoring, audits, IRB/IEC review, and regulatory inspection(s), providing direct access to source data documents.

Study Monitoring

The Sponsor (or its designee) will ensure that the study is monitored in accordance with ICH-GCP Guidelines.  Monitoring is the act of overseeing the progress of a clinical trial and of ensuring that it is conducted, recorded, and reported in accordance with the protocol, standard operating procedures, Good Clinical Practice, and the applicable regulatory requirements and that the study data are accurate, complete and verifiable from source data.

Attachment 2, Attachment E-63

All study documentation and other source data will be made available to the Sponsor (or its designee), the IRB and to Regulatory Authorities for inspection upon request.

On-Site Audits

Representatives of the IRB or the Sponsor (or designee) may visit the study site to carry out an audit of the study in compliance with regulatory guidelines and company policy.  Such audits will require access to all study records including source documents, CRFs, and other study documents.  Direct access to these study records must be guaranteed by the Investigator, who must provide support for these activities at all times.

Similar auditing procedures may also be conducted by agents of any Regulatory Authority reviewing the results of this study.  The Investigator/institution should immediately notify the Sponsor if they have been contacted by a Regulatory Authority concerning an upcoming inspection.

Drug Accountability

Accountability for the study medication at the study site is the responsibility of the Investigator.  The Investigator will ensure that the study medication is used only in accordance with this protocol.  Where allowed, the Investigator may choose to assign some of the study medication accountability responsibilities to a pharmacist or other appropriately trained individual.

Study medication accountability records indicating the delivery date to the study site, inventory at the study site and dispensing/use will be maintained.  These records will adequately document that the study medications were dispensed and returned as specified in the protocol and according to the randomization scheme.  Accountability records for all study medications will include dates, quantities, batch/lot numbers, kit numbers, cartridge numbers, and patient numbers.  The Sponsor (or its designee) will review study medication accountability records at the study site on an ongoing basis during the study.  All used and unused supplies must be inventoried, accounted for, and returned to the Sponsor (or its designee), or if authorized, disposed of at the study site.  Records of disposal must be maintained with the study records.

Record Retention

The Investigator will maintain all study records according to ICH/GCP and applicable regulatory requirements.  Essential documents must be retained for two years after the final marketing approval in an ICH region or at least two years have elapsed since the discontinuation of clinical development of the study medication.  It is the responsibility of the Sponsor to inform the Investigator of when these documents can be destroyed.  In addition, all patient medical records and other source documentation will be kept for the maximum time permitted by the hospital, institution or medical practice.

The Investigator/institution will take measures to prevent accidental or premature destruction of these documents.  If the responsible Investigator retires, relocates, or for other reasons

Attachment 2, Attachment E-64

withdraws from the responsibility of keeping the study records, custody must be transferred to a person who will accept the responsibility.  The Sponsor must be notified in writing of the name and address of the new custodian.

Study Termination

This study may be terminated at any time, if in the opinion of the Sponsor, the Investigator or the DSMB, there is sufficient reasonable cause.  Circumstances that may warrant termination include, but are not limited to:

•                  Determination of unexpected, significant, or unacceptable risk to subjects.

•                  Failure of enrollment

•                  Administrative reasons

•                  Plans to modify, suspend or discontinue the development of the study drug.

In addition, individual study sites may be terminated from study participation for reasons including, but not limited to the following:

•                  Failure to enter subjects at an acceptable rate.

•                  Insufficient adherence to protocol requirements.

•                  Incomplete and/or non-evaluable data.

In all cases, the terminating parties will provide written notification documenting the reason for study termination to all the relevant parties.

Should the study or an individual site be prematurely closed, all study materials (completed, partially completed, and blank CRFs, study drug, etc) must be returned to the Sponsor (or its designee).

Liability and Insurance

The Sponsor has subscribed to an insurance policy covering, in its terms and provisions, its legal liability for injuries caused to participating persons and arising out of this research performed strictly in accordance with the scientific protocol as well as with applicable law and professional standards.

Attachment 2, Attachment E-65

USE OF INFORMATION AND PUBLICATION OF STUDY FINDINGS

Use of Information

All information regarding BA058 supplied by the Sponsor (or its designee) to the Investigator is privileged and confidential information.  The Investigator agrees to use this information to accomplish the study and will not use it for other purposes without prior consent from the Sponsor.

The information developed during the conduct of this clinical study is also considered confidential and will be used by the Sponsor in connection with the development of BA058.  This information may be disclosed as deemed necessary by the Sponsor to other clinical investigators, other pharmaceutical companies, and to Regulatory Authorities.  To allow for the use of the information derived from this study and to ensure complete and thorough analysis, the Investigator is obligated to provide the Sponsor (or its designee) with complete study results and all data developed in this study and to allow direct access to source data/documents for study-related monitoring, audits, IRB/IEC review, and regulatory inspection.

Publication

Results of this study may not be published prior to the completion of this study and completion of the formal clinical study report and other required regulatory reports and documents.

A single large publication of complete data from the study is planned.  It is anticipated that the results of this study will be presented at scientific meetings and/or published in a peer reviewed scientific or medical journal.  A Publications Committee composed of Investigators participating in the study and representatives from the Sponsor as appropriate will be formed to oversee the publication of the study results, which will reflect the experience of all participating study centers.

Subsequently, individual Investigators may publish results from the study in compliance with their agreement with the Sponsor.  A pre-publication manuscript must be provided to the Sponsor at least 30 days prior to the submission of the manuscript to a publisher.  Similarly, the Sponsor will provide any company prepared manuscript to the Investigators for review at least 30 days prior to submission to a publisher.

The Investigator shall comply with the policy of the Sponsor regarding confidential or proprietary information in any such paper and agrees to withhold publication of same for an additional 60 days in order to permit the Sponsor to obtain patent or other proprietary rights protection, if the Sponsor deems it necessary.

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INVESTIGATOR AGREEMENT

To be completed by the Investigator

I have read Protocol BA058-05-003: A Randomized, Double-blind, Placebo-controlled, Comparative Phase 3 Multicenter Study to Evaluate the Safety and Efficacy of BA058 for Injection for Prevention of Fracture in Ambulatory Postmenopausal Women with Severe Osteoporosis and at Risk of Fracture.

I agree to conduct the study as detailed herein and in compliance with ICH Guidelines for Good Clinical Practice and applicable regulatory requirements and to inform all who assist me in the conduct of this study of their responsibilities and obligations.

The signature below constitutes my agreement to the contents of this protocol.

Signature of Principal Investigator	Date

Principal Investigator (print)

Signature of Sponsor’s Medical Officer (where applicable)

Louis St.L. O’Dea. MB BCh BAO. FRCP(C)	Date

Attachment 2, Attachment E-67

REFERENCES

1.               Genant HK, Wu CY, van KC, and Nevitt MC. Vertebral fracture assessment using a semiquantitative technique. J Bone Miner Res 1993; 8:1137-1148.

2.               Rizzoli R, Bonjour JP, and Ferrari SL. Osteoporosis, genetics and hormones. J Mol Endocrinol 2001; 26:79-94.

3.               Rosen CJ. Clinical practice. Postmenopausal osteoporosis. N Engl J Med 2005; 353:595-603.

4.               Mannstadt M, Juppner H, and Gardella TJ. Receptors for PTH and PTHrP: their biological importance and functional properties. Am J Physiol 1999; 277:F665-F675.

5.               Slovik DM, Neer RM, and Potts JT, Jr. Short-term effects of synthetic human parathyroid hormone-(1-34) administration on bone mineral metabolism in osteoporotic patients. J Clin Invest 1981; 68:1261-1271.

6.               Dempster DW, Cosman F, Parisien M, Shen V, and Lindsay R. Anabolic actions of parathyroid hormone on bone. Endocr Rev 1993; 14:690-709.

7.               Neer RM, Arnaud CD, Zanchetta JR, Prince R, Gaich GA, Reginster JY, Hodsman AB, Eriksen EF, Ish-Shalom S, Genant HK, Wang O, and Mitlak BH. Effect of parathyroid hormone (1-34) on fractures and bone mineral density in postmenopausal women with osteoporosis. N Engl J Med 2001; 344:1434-1441.

8.               Reeve J. Recombinant human parathyroid hormone. BMJ 2002; 324:435-436.

9.               Strewler GJ, Nissenson RA. Parathyroid Hormone-Related Protein. In: Primer on the Metabolic Bone Diseases and Disorders of Mineral Metabolism. Chapter 14, Fourth Edition. Philadelphia: Lippincott, Williams and Wilkins, 1999.

10.        Martin TJ. Osteoblast-derived PTHrP is a physiological regulator of bone formation. J Clin Invest 2005; 115:2322-2324.

11.         Miao D, He B, Jiang Y, Kobayashi T, Soroceanu MA, Zhao J, Su H, Tong X, Amizuka N, Gupta A, Genant HK, Kronenberg HM, Goltzman D, and Karaplis AC. Osteoblast-derived PTHrP is a potent endogenous bone anabolic agent that modifies the therapeutic efficacy of administered PTH 1-34. J Clin Invest 2005; 115:2402-2411.

12.         Horwitz MJ, Tedesco MB, Gundberg C, Garcia-Ocana A, and Stewart AF. Short-term, high-dose parathyroid hormone-related protein as a skeletal anabolic agent for the treatment of postmenopausal osteoporosis. J Clin Endocrinol Metab 2003; 88:569-575.

13.         Culler MD, Dong J, Shen Y, Taylor JE, Carlile L, Sullivan T, Batista I, Bonin P, Carlson M, Lauer J, Savola A, Kasprzyk P, Morgan BA, Fisch C, Becret A, Legrand J, and Woon CW. BIM44058, a novel analog of PTHrP with enhanced bone building activity, but decreased calcium mobilization potential. Twenty third Annual Meeting of the American Society of Bone and Mineral Research, Phoenix, Arizona, USA, October 12-16, 2001. Journal of Bone and Mineral Research 2001;16 (suppl.1):S540.

14.         Legrand J, Guillaumat P, Forster R, Dong JZ, Woon CW, Claude J, and Culler MD. BIM44058, a novel PTHrP analog, does not increase total plasma calcium in cynomolgus monkeys at an effective pharmacological dose. Twenty third Annual Meeting of the American Society of Bone and Mineral Research, Phoenix, Arizona, USA, October 12-16, 2001. Journal of Bone and Mineral Research 2001;16 (suppl.1):S539.

15.         Legrand J, Becret A, Fisch C, Attia M, de Jouffrey S, Dong JZ, Woon CW, Claude J, and Culler MD. BIM44058, a novel PTHrP analog, increases bone formation but not bone resorption histomorphometric parameters in old ovariectomized osteopenic cynomolgus

Attachment 2, Attachment E-68

monkeys. Twenty third Annual Meeting of the American Society of Bone and Mineral Research, Phoenix, Arizona, USA, October 12-16, 2001. Journal of Bone and Mineral Research 2001;16 (suppl.1):S539.

16.         Legrand J, Fisch C, Guillaumat P, de Jouffrey S, Dong JZ, Woon CW, Claude J, and Culler MD. BIM44058, a novel PTHrP analog, restores in vivo spinal bone mineral density in old ovariectomized osteopenic cynomolgus monkeys. Twenty third Annual Meeting of the American Society of Bone and Mineral Research, Phoenix, Arizona, USA, October 12-16, 2001. Journal of Bone and Mineral Research 2001;16 (suppl.1):S539.

17.         EMEA. Guideline on the evaluation of medicinal products in the treatment of primary osteoporosis.2006.

18.         FDA. Guidelines for preclinical and clinical evaluation of agents used in the prevention or treatment of postmenopausal osteoporosis.1994.

19.         FDA. Draft guidance:  Development of parathyroid hormone for the prevention and treatment of osteoporosis.2000.

20.        Martin TJ, Quinn JM, Gillespie MT, Ng KW, Karsdal MA, and Sims NA. Mechanisms involved in skeletal anabolic therapies. Ann N Y Acad Sci 2006; 1068:458-470.

21.         Chen P, Satterwhite JH, Licata AA, Lewiecki EM, Sipos AA, Misurski DM, and Wagman RB. Early changes in biochemical markers of bone formation predict BMD response to teriparatide in postmenopausal women with osteoporosis. J Bone Miner Res 2005; 20:962-970.

22.         Bauer DC, Garnero P, Bilezikian JP, Greenspan SL, Ensrud KE, Rosen CJ, Palermo L, and Black DM. Short-term changes in bone turnover markers and bone mineral density response to parathyroid hormone in postmenopausal women with osteoporosis. J Clin Endocrinol Metab 2006; 91:1370-1375.

23.         Delmas PD. Markers of bone turnover for monitoring treatment of osteoporosis with antiresorptive drugs. Osteoporos Int 2000; 11 Suppl 6:S66-S76.

24.         Consensus statement on the definition of orthostatic hypotension, pure autonomic failure, and multiple system atrophy. The Consensus Committee of the American Autonomic Society and the American Academy of Neurology. Neurology 1996; 46:1470.

25.         Lipsitz LA. Orthostatic hypotension in the elderly. N Engl J Med 1989; 321:952-957.

26.         Black DM, Schwartz AV, Ensrud KE, Cauley JA, Levis S, Quandt SA, Satterfield S, Wallace RB, Bauer DC, Palermo L, Wehren LE, Lombardi A, Santora AC, and Cummings SR. Effects of continuing or stopping alendronate after 5 years of treatment: the Fracture Intervention Trial Long-term Extension (FLEX): a randomized trial. JAMA 2006; 296:2927-2938.

27.         Guidance for Industry. E6 Good Clinical Practice: Consolidated Guidance. U.S.Department of Health and Human Services, Food and Drug Administration. April 1996.

28.         World Medical Association Declaration of Helsinki. The World Medical Association, Inc. 2008.

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APPENDICES

Attachment 2, Attachment E-70

Schedule of Visits and Procedures

	Study Period	Screening	Pretreatment	Treatment							Follow-up
	Visit:	1	2	3	4	5	6	7	8	9	10
Procedure	Study Day/ Month:	-28 to –8	-7 to -1	D1	1	3	6	9	12	18	19
	Visit Window (Days)	NA	NA	± 1	± 3	± 7	± 7	± 7	± 7	± 7	± 3

	Informed consent	X
	Review of entrance criteria	X	X
	Medical history	X
	Physical examination (1)	X								X
	Vital signs, weight and height measurements (2), (3)	X	X	X(3)	X(3)	X(3)	X(3)	X(3)	X(3)	X	X
	Electrocardiogram(4)	X		X(4)	X(4)	X(4)	X(4)	X(4)	X(4)	X	X
	Urinalysis (dipstick) (5),(6)	X			X	X	X	X	X	X
	Chemistry blood collection (6)	X		X	X	X	X	X	X	X
	Hematology blood collection (6)	X			X	X	X	X	X	X
	Coagulation (PT and PTT) blood collection (6)	X								X
	FSH and serum estradiol (6)	X
	PTH(1-84) (6)	X					X		X	X
	25-hydroxy Vitamin D level (6)	X			X		X		X	X
	1,25-dihydroxy Vitamin D level (6)		X		X		X		X	X
	Serum markers of bone metabolism (6), (7)		X				X		X	X
	BA058 antibody levels (6)			X						X
	BA058 trough and peak (at randomized time) drug levels (8)			X(8)	X(8)	X(8)	X(8)		X(8)	X
	Calcium (4 hour post-injection) (9)			X	X	X	X	X	X
	24-hour urine collection (10) (for Calcium:Creatinine and Creatinine Clearance)			X	X	X	X	X	X	X
	Clinical and radiologic (spine, lumbar and thoracic vertebrae) fracture assessments	X								X
	Bone mineral density of hip and spine by DXA (11)	X					X		X	X
	Bone mineral density of wrist by DXA (11)			X			X		X	X
	Renal CT Scan (in subset of patients)									X
	Quantitative Bone Histomorphometric Assessment (biopsy in subset of patients) (12)									X
	Calcium and Vitamin D supplements(13)		Daily Administration
	Injection training for patients (14)		X	X
	Study medication kit assignment via IVRS			X
	Study medication administration (3)			Daily Administration (3)
	Local tolerance (dermal reactions) assessment (15)			X	X	X	X	X	X	X
	Patient diary review (16)			X	X	X	X	X	X	X
	Document adverse events and concomitant medications		At any time; question patients at study visits

14.1                        Schedule of Visits and Procedures (continued)

(1)                                  Interim or symptom directed physical examinations may be conducted at other time points to assess adverse events or clinical laboratory abnormalities.

(2)                                  Vital signs (orthostatic blood pressure, pulse rate, body temperature, and respiration rate) are to be recorded at each study visit.
Height is to be measured at Visits 1, 2 and 9.  Height will be measured at Visits 2 and 9 in the standing position using a medical stadiometer.
Weight is to be measured during the Screening Period, at Visit 8, at the End-of-Treatment (Visit 9) and the Follow-up visit (Visit 10) only.
Orthostatic blood pressure is to be measured initially after 5 minutes in the supine position and then again after standing for 3 minutes.

(3)                                  Study medication injections are to be administered under supervision in the study clinic during scheduled clinic visits.  Assessments of orthostatic blood pressure will be done pre-dose and 60 minutes post-dose at Visits 3, 4, 5, 6, 7, and 8.

(4)                                  ECGs are to be obtained pre-dose and 1 hour post-dose on Visits 3, 4, 5, 6, 7 and 8.

(5)                                  On days of 24-hour urine collection, routine urinalysis will be performed on a sample freshly voided during the clinic visit.

(6)                                  These blood and urine samples are to be obtained under fasting conditions (N.P.O. for 8 hours; water is acceptable) in the morning of each scheduled study visit.  They are to be collected prior to injection of the study medication during the Treatment Period.

(7)                                  Includes blood samples for PINP, bone-specific alkaline phosphatase, serum osteocalcin and CTX (subset of 600 patients).

(8)                                  One peak level is to be drawn per patient per visit at the following varying post-injection times:  10 minutes to 30 minutes; 30 minutes to 1 hour; 1 hour to 2 hours; 2 hours to 3 hours; 3 hours to 4 hours.  These draw times are to be randomized across Visits 3, 4, 5, 6, and 8. At the End-of-Treatment (Visit 9), only a trough level will be measured.  No BA058 serum levels will be drawn for patients randomized to teriparatide.

(9)                                  These samples are to be drawn post-injection; the patient no longer needs to be fasting.  The patient is to remain near the clinic for the post-injection blood collections.

(10)                            This urine collection will be used for urinary calcium and urinary creatinine measurements.  Patients will discard the 1st void and begin a 24-hour urine collection the day prior to the clinic visit.  If a routine urinalysis is to be performed during the clinic visit, a separate sample freshly voided during the clinic visit will be used.

(11)                            DXA is to be performed initially on the hip (femoral neck) and spine (L1-L4) during the Screening visit.  A DXA of the wrist should be performed in a subset of patients on Day 1.  Each DXA for a given patient must be performed on the same machine, preferably by the same technician.

(12)                            Patients who agree to undergo the quantitative bone histomorphometric assessment will have additional clinic visits scheduled, as required, to prepare for the bone biopsy performed between Visit 8 and the End-of-Treatment visit (Visit 9).

(13)                            Calcium and Vitamin D supplements begin at the Pretreatment Period visit and continue until the end of the Treatment Period; it will be recommended to patients that they continue these supplements through the Follow-up visit.  A supply of supplements is provided for each patient.  At each study visit, the patient’s supply is to be assessed and the patient resupplied as necessary.  Drug usage reconciliation is to be performed when a new supply is provided.

(14)                            All patients will be trained on the use of the BA058/Placebo cartridge/pen delivery device at Visit 2; patients who are subsequently randomized to receive teriparatide will be trained on the use of the teriparatide pen at Visit 3.

(15)                            The Investigator is to review and assess the injection sites at each Treatment Period visit.

(16)                            Diaries will be provided to patients to record information regarding study medication injections (date/time/site of injection; local tolerance) for the first 30 days of treatment and for 30 days prior to Month 12 (Visit 8). In addition, the patient will also maintain a diary throughout the study to summarize all study drug administration on a weekly basis. The diaries are to be reviewed with the patient at each study visit.

Suggested Schedule of Events and Procedures by Study Visit

The purpose of this guide is to provide more detailed instructions for the study procedures listed in Appendix 14.1.  This guide presents the procedures in a suggested sequence of performance at each study visit.  Further information may be found within the protocol and in other study reference manuals (e.g., ECG, clinical lab sample processing).

Of note:

•                  During the Treatment Period, on the days of clinic visits, study medication must be injected at the clinic to accommodate pre-injection and post-injection procedures; study personnel may administer the study medication on those days.

•                  Pre-injection procedures include assessments of the patient, vital signs, ECG, and pre-injection blood/urinalysis collections.

•                  Pre-injection blood and urinalysis samples are to be obtained under fasting conditions (N.P.O. for 8 hours; water is acceptable) in the morning of each scheduled study visit; post-injection blood samples do not require fasting.

•                  BMD Scans: Always use the same study-validated machine; preferably the same technician.

•                  The 24-hour urine collection will be started at home the day before the clinic visit where the collection is required.  Patients will be instructed to discard the first morning void and begin the collection at least 24 hours before their clinic visit the following day.  They will collect all urine for 24 hours with a final void before coming to the clinic.  Routine urinalyses are to be performed using samples freshly voided during the clinic visit.

•                  Pen devices and needles for administration of study medications will be provided.  BA058 80 µg and Placebo will be supplied in cartridges, each containing enough study medication to deliver the required daily dose for 30 days.  Patients are to be instructed to change to a new cartridge after 30 days, regardless of how much medication is left in the cartridge.  At each clinic visit, the used BA058 80 µg or Placebo cartridges, but not pen, are to be returned and a sufficient number of new cartridges to last until the next clinic visit are to be provided.  Teriparatide will be supplied as pre-filled pens, each with enough medication for 28 days.  At each clinic visit, the used teriparatide pens should be returned and a sufficient number of new pens provided to last until the next clinic visit.

•                  Patients will be instructed to take the Calcium and Vitamin D supplements daily (in the evening with or without food or as otherwise instructed by the Investigator) until they are discharged from the study.  This is required until the End-of-Treatment.  During the Follow-up Period it is recommended that they continue the supplements.

•                  Patients will be approached at Visit 8 regarding participation in the quantitative bone histomorphometric evaluations.  Patients who consent to this assessment will undergo a bone biopsy between Visit 8 and Visit 9.  Additional clinic visits will be scheduled to complete all necessary preparations for the procedure.

Definitions of Common Procedures:

The terms used in the by-visit schedule that follows are further defined below.

Recent Health Status (document any changes from last visit)

•                  Question patient regarding any new health issues

•                  Question patient regarding any new adverse events

•                  Question patient regarding any new concomitant medications

•                  Question patient regarding any new issues related to ability to continue with study

Vital Signs and Weight

•                  Orthostatic Blood pressure (mmHg) (measured in same arm each time/each visit) is measured after five minutes in the supine position followed immediately by a measurement taken after 3 minutes in the standing position

•                  Pulse rate (beats/minute) is taken after approximately five minutes in the supine position

•                  Respiration rate (breaths/minute)

•                  Body temperature (°C)

•                  Weight (kg)

Height

•                  At Visits 2 and 9 standing measurements (cm) are to be performed using the same medical stadiometer and standardized procedures each time.

ECG

•                  Twelve-lead supine electrocardiogram

•                  Print hard copy for reading by qualified study personnel

24 Hour Urine Collection

•                  Patient to discard first morning void (suggest 6 a.m.) on day before clinic visit

•                  Patient to collect urine for approximately 24 hours

•                  Patient to collect final void at end of collection and bring collection to clinic.

•                  Process for calcium and creatinine

Urinalysis

•                  Obtain under fasting conditions (N.P.O. except water for 8 hours)

•                  Routine urinalysis is to be performed using a sample freshly voided during the clinic visit.

Review study medication injection procedures with patient

•                  Injections should be given daily, preferably at the same time each morning

•                  Injections are to be given in the periumbilical region, rotating the exact site of injection each day to minimize discomfort

•                  If medically necessary for an injection to be administered at a site other than the abdomen, the alternate site is to be recorded and the reason is to be documented in the medical chart

•                  Patients are to self-inject study medication; if the patient is unable to self-inject, she may be assisted by a competent companion (e.g., family member) trained to use the injection devices

•                  Study personnel may administer the study medication at clinic visits

Scheduling and instructions for next clinic visit

•                  Schedule visit

•                  Remind patient of any fasting requirements

•                  Provide urine collection instructions as necessary

•                  Remind patient that injections are to be administered at the clinic during Treatment Period study visits

Vitamins and Calcium Supplements

•                  Calcium and Vitamin D supplements begin during the Pretreatment Period and continue until the end of the Treatment Period.  Only those supplements supplied as part of study medication may be used and are to be used at the daily recommended dose (see Section 3.1.2).

•                  Supplements should be taken in the evening, with or without food as instructed by the Investigator.

•                  Recommend to patients that they continue these supplements through the Follow-up Visit.

•                  Dispense the initial supply of supplements for each patient at Visit 2.

•                  At each study visit, assess the patient’s supply and resupply as necessary.

•                  Drug usage reconciliation is to be performed when a new supply is provided.

SCREENING PERIOD

VISIT	STUDY DAY	ACTIVITIES
Visit 1	-[28 ]to –[8]	Written informed consent
Screening Visit

•      Must be obtained before any study-specific procedure is performed

Review of entrance criteria

Medical history and concomitant medications

Physical exam

*Vital Signs and Weight and Height (stadiometer not necessary)

*ECG

Urinalysis — dipstick:  fasting conditions (N.P.O. except water for 8 hours)

Blood Collection:  fasting conditions (N.P.O. except water for 8 hours)

•      Chemistry

•      Hematology

•      Coagulation (PT and PTT)

•      FSH and serum estradiol

•      PTH(1-84)

•      25-hydroxy Vitamin D level

Clinical and Radiologic Fracture Evaluations

•      Obtain antero-posterior and lateral radiographs of the lumbar and thoracic spine

•      Document any non-vertebral fractures

Bone Mineral Density DXA

•      Perform hip (femoral neck) and spine (L1-L4) DXA

*Scheduling and Instructions for next Clinic Visit

Screen Failures:

•      Data for patients who do not successfully complete screening procedures or do not meet study eligibility requirements should be entered into the eCRF, including the reason for failure.

*Refer to “Definitions of Common Procedures” for more detailed information regarding these procedures

PRETREATMENT PERIOD

VISIT	STUDY DAY	ACTIVITIES
Visit 2	-7 to -1

*Recent Health Status

•      Document any changes from Visit 1 including changes in medical history, including any new adverse events or concomitant medications

*Vital Signs

*Height (cm):  standing height measurement with medical stadiometer

Blood Collection:  fasting conditions (N.P.O. except water for 8 hours)

•      1,25-dihydroxy Vitamin D levels

•      Serum markers of bone metabolism

•      PINP

•      bone-specific alkaline phosphatase

•      serum osteocalcin

•      serum CTX

Calcium and Vitamin D Supplements

•      Dispense supply of Calcium and Vitamin D supplements

•      Instruct patient to take daily until they are discharged from the study

*Training in Self-Injection

•      Instruct patient in use of the BA058/Placebo device

•      If patient is unable to self-inject, train competent companion (e.g., family member) to use the injection device

*Scheduling and Instructions for next Clinic Visit

*Refer to “Definitions of Common Procedures” for more detailed information regarding these procedures

TREATMENT PERIOD

VISIT	STUDY DAY	ACTIVITIES
Visit 3 First Treatment Visit	1 (± 1 day)

*Recent Health Status

•      Document any changes from last visit

Patient Review

•      Review Calcium and Vitamin D supplement usage.

•      Record deviations in dosing or any AEs in source documents and CRFs.

•      Dispense study medication diary card for recording of date, time, site of injection and local tolerance on a daily basis.

•      Dispense weekly patient diary.

BEFORE STUDY MEDICATION ADMINISTRATION

*Vital Signs

*ECG

*24 Hour Urine Collection and Urinalysis

Study medication kit assignment via IVRS:

•      Call IVRS system: provide patient screening number and DOB

Blood Collection

•      Chemistry

•      BA058 antibody sample (if a BA058 treatment is assigned)

Bone Mineral Density DXA in a subset of  patients

STUDY MEDICATION ADMINISTRATION

•      *Review study medication injection procedures with patient

•      Patients randomized to teriparatide are to be trained in injection procedures

•      Observe/Assist patient with injection

•      patient should self-inject while in a sitting or lying position

•      patient should remain in that position for approx. 5 min.

•      Observe patient in clinic for a minimum of 60 minutes

•      Provide patient with study medication: 1 pen and cartridges for BA058 80 µg or Placebo; prefilled pen(s) for teriparatide.

AFTER STUDY MEDICATION ADMINISTRATION

*Vital Signs - Repeat orthostatic blood pressure (60 minutes post-injection)

*ECGs - (1hour post-injection)

Blood Collection:  non-fasting

•      BA058 peak drug levels (at randomized time).  Only draw for patients randomized to BA058, Placebo

•      Calcium (4 hours post-injection)

Local tolerance assessment

•      Remind patients to assess dermal reactions 1 and 24 hours post-injection

•      Investigator to review diary and assess injection sites

Calcium and Vitamin D Supplements

•      Assess patient’s supply of Calcium and Vitamin D supplements; resupply as necessary

•      Instruct patient to take daily until they are discharged from the study

*Scheduling and Instructions for next Clinic Visit

*Refer to “Definitions of Common Procedures” for more detailed information regarding these procedures

TREATMENT PERIOD

VISIT	STUDY DAY	ACTIVITIES
Visit 4	Month [1]	*Recent Health Status

After [1st]] Month of Treatment	(± 3 days)

•      Document any changes from last visit

Patient Review

•      Review  Calcium and Vitamin D supplement usage

•      Review diaries of study medication usage/injection site reactions

•      Record dosing deviations or any AEs in source documents and CRFs

•      Dispense weekly patient diary, if needed

Calcium and Vitamin D Supplements

•      Assess and resupply patient’s Calcium and Vitamin D supplements

•      Instruct patient to take daily until they are discharged from the study

Local tolerance assessment

•      Investigator to review and assess injection sites

BEFORE STUDY MEDICATION ADMINISTRATION

*Vital Signs

*ECG

Blood Collection:  fasting conditions (N.P.O. except water for 8 hours)

•      Chemistry

•      Hematology

•      25-hydroxy Vitamin D level

•      1,25-dihydroxy Vitamin D levels

*24 Hour Urine Collection and Urinalysis

STUDY MEDICATION ADMINISTRATION

•      *Review study medication injection procedures with patient

•      Assist with drug injection as necessary

•      BA058 80 µg or Placebo: collect used cartridges; supply new cartridges as necessary

•      Teriparatide: collect used pen; supply new pre-filled pens as necessary

AFTER STUDY MEDICATION ADMINISTRATION

*Vital Signs - Repeat orthostatic blood pressure (60 minutes post-injection)

*ECGs - (60 minutes post-injection)

Blood Collection :  non-fasting

•      BA058 peak drug levels (at randomized time).  Only draw for patients randomized to BA058, Placebo

•      Calcium (4 hours post-injection)

*Scheduling and Instructions for next Clinic Visit

*Refer to “Definitions of Common Procedures” for more detailed information regarding these procedures

TREATMENT PERIOD

VISIT	STUDY DAY	ACTIVITIES
Visit 5 After [3] Months of Treatment	Month [3] (± 7 days)

*Recent Health Status

•      Document any changes from last visit

Patient Review

•      Review Calcium and Vitamin D supplement usage

•      Review study medication usage/injection site reactions

•      Review weekly patient diary

•      Record dosing deviations or any AEs in source documents and CRFs

•      Dispense weekly patient diary, if needed

Calcium and Vitamin D Supplements

•      Assess and resupply patient’s Calcium and Vitamin D supplements

•      Instruct patient to take daily until they are discharged from the study

Local tolerance assessment

•      Investigator to review and assess injection sites

BEFORE STUDY MEDICATION ADMINISTRATION

*Vital Signs

*ECG

Blood Collection:  fasting conditions (N.P.O. except water for 8 hours)

•      Chemistry

•      Hematology

*24 Hour Urine Collection and Urinalysis

STUDY MEDICATION ADMINISTRATION

•      *Review study medication injection procedures with patient

•      Assist with drug injection as necessary

•      BA058 80 µg or Placebo: collect used cartridges; supply new cartridges as necessary

•      Teriparatide: collect used pen; supply new pre-filled pens as necessary

AFTER STUDY MEDICATION ADMINISTRATION

*Vital Signs - Repeat orthostatic blood pressure (60 minutes post-injection)

*ECGs - (60 minutes post-injection)

Blood Collection:  non-fasting

•      BA058 peak drug levels (at randomized time).  Only draw for patients randomized to BA058, Placebo

•      Calcium (4 hours post-injection)

Scheduling and Instructions for next Clinic Visit

*Refer to “Definitions of Common Procedures” for more detailed information regarding these procedures

TREATMENT PERIOD

VISIT	STUDY DAY	ACTIVITIES
Visit 6 After [6] Months of Treatment	Month [6] (± 7 days)

*Recent Health Status

•      Document any changes from last visit

Patient Review

•      Review Calcium and Vitamin D supplement usage

•      Review study medication usage/injection site reactions

•      Review weekly patient diary

•      Record dosing deviations or any AEs in source documents and CRFs.

•      Dispense weekly patient diary, if needed

Calcium and Vitamin D Supplements

•      Assess and resupply patient’s Calcium and Vitamin D supplements

•      Instruct patient to take daily until they are discharged from the study

Local tolerance assessment

•      Investigator to review and assess injection sites

BEFORE STUDY MEDICATION ADMINISTRATION

*Vital Signs

*ECG

Blood Collection:  fasting conditions (N.P.O. except water for 8 hours)

•      Chemistry

•      Hematology

•      PTH(1-84)

•      25-hydroxy Vitamin D levels

•      1, 25-dihydroxy Vitamin D levels

•      Serum markers of bone metabolism:

•      PINP

•      bone-specific alkaline phosphatase

•      serum osteocalcin

•      serum CTX

*24 Hour Urine Collection and Urinalysis

STUDY MEDICATION ADMINISTRATION

•      *Review study medication injection procedures with patient

•      Assist with drug injection as necessary

•      BA058 80 µg or Placebo: collect used cartridges; supply new cartridges as necessary

•      Teriparatide: collect used pen; supply new pre-filled pens as necessary

AFTER STUDY MEDICATION ADMINISTRATION

*Vital Signs - Repeat orthostatic blood pressure (60 minutes post-injection)

*ECGs - (60 minutes post-injection)

Blood Collection:  non-fasting

•      BA058 peak drug levels (at randomized time).  Only draw for patients randomized to BA058, Placebo

•      Calcium (4 hours post-injection)

Bone Mineral Density

•      Perform hip (femoral neck), spine (L1-L4) and radius DXA.

*Scheduling and Instructions for next Clinic Visit

*Refer to “Definitions of Common Procedures” for more detailed information regarding these procedures

TREATMENT PERIOD

VISIT	STUDY DAY	ACTIVITIES
Visit 7 After [9] Months of Treatment	Month [9] (± 7 days)

*Recent Health Status

•      Document any changes from last visit

Patient Review

•      Review Calcium and Vitamin D supplement usage

•      Review study medication usage/injection site reactions

•      Review weekly patient diary

•      Record dosing deviations or any AEs in source documents and CRFs.

•      Dispense study medication diary card for recording of date, time, site of injection and local tolerance on a daily basis for the 30 days of Month 11. The diary can also be sent later to the patients by post.

•      Dispense weekly patient diary, if needed

Calcium and Vitamin D Supplements

•      Assess and resupply patient’s Calcium and Vitamin D supplements

•      Instruct patient to take daily until they are discharged from the study

Local tolerance assessment

•      Investigator to review and assess injection sites

BEFORE STUDY MEDICATION ADMINISTRATION

*Vital Signs

*ECG

Blood Collection:  fasting conditions (N.P.O. except water for 8 hours)

•      Chemistry

•      Hematology

*24 Hour Urine Collection and Urinalysis

STUDY MEDICATION ADMINISTRATION

•      *Review study medication injection procedures with patient

•      Assist with drug injection as necessary

•      BA058 80 µg or Placebo: collect used cartridges; supply new cartridges as necessary

•      Teriparatide: collect used pens; supply new pre-filled pens as necessary

AFTER STUDY MEDICATION ADMINISTRATION

*Vital Signs - Repeat orthostatic blood pressure (60 minutes post-injection)

*ECGs - (60 minutes post-injection)

Blood Collection:  non-fasting

•      Calcium ([4] hours post-injection)

*Scheduling and Instructions for next Clinic Visit

*Refer to “Definitions of Common Procedures” for more detailed information regarding these procedures

TREATMENT PERIOD

VISIT	STUDY DAY	ACTIVITIES
Visit 8 After [12] Months of Treatment	Month [12] (± 7 days)

*Recent Health Status

•      Document any changes from last visit

Patient Review

•      Review Calcium and Vitamin D supplement usage

•      Review diaries of study medication usage/injection site reactions

•      Dispense weekly patient diary, if needed

Calcium and Vitamin D Supplements

•      Assess and resupply patient’s Calcium and Vitamin D supplements

•      Instruct patient to take daily until they are discharged from the study

Local tolerance assessment

•      Investigator to review and assess injection sites

BEFORE STUDY MEDICATION ADMINISTRATION

*Vital Signs and Weight

*ECG

Blood Collection:  fasting conditions (N.P.O. except water for 8 hours)

•      Chemistry

•      Hematology

•      PTH(1-84)

•      25-hydroxy Vitamin D levels

•      1, 25-dihydroxy Vitamin D levels

•      Serum markers of bone metabolism

•      PINP

•      bone-specific alkaline phosphatase

•      serum osteocalcin

•      serum CTX

*24 Hour Urine Collection and Urinalysis

STUDY MEDICATION ADMINISTRATION

•      *Review study medication injection procedures with patient

•      Assist with drug injection as necessary

•      BA058 80 µg or Placebo: collect used cartridges; supply new cartridges as necessary

•      Teriparatide: collect used pens; supply new pre-filled pens as necessary

AFTER STUDY MEDICATION ADMINISTRATION

*Vital Signs - Repeat orthostatic blood pressure (60 minutes post-injection)

*ECGs - (60 minutes post-injection)

Blood Collection:  non-fasting

•      BA058 peak drug levels (at randomized time).  Only draw for patients randomized to BA058, Placebo

•      Calcium (4 hours post-injection)

Bone Mineral Density

•      Perform hip (femoral neck), spine (L1-L4) and radius DXA

*Quantitative Bone Histomorphologic Assessment:

•      Discuss with patient and sign informed consent

•      Schedule visits to prepare for biopsy (between Visit 8 and Visit 9)

*Scheduling and Instructions for next Clinic Visit

*Refer to “Definitions of Common Procedures” for more detailed information regarding these procedures

TREATMENT PERIOD

VISIT	STUDY DAY	ACTIVITIES
Visit 9 End-of-Treatment Visit	Month 18 (± 7 days) (one day after the last dose of study drug)

Physical Examination

*Recent Health Status

•      Document any changes from last visit

Patient Review

•      Review Calcium and Vitamin D supplement usage

•      Review study medication usage/injection site reactions

•      Review weekly patient diary

•      Record dosing deviations or any AEs in source documents and CRFs.

Calcium and Vitamin D Supplements

•      Assess and resupply patient’s Calcium and Vitamin D supplements

•      Instruct patient to take daily until they are discharged from the study

Local tolerance assessment

•      Investigator to review and assess injection sites

*Vital Signs and Weight

*Height (cm):  standing measurement with medical stadiometer

*ECG

Blood Collection:  fasting conditions (N.P.O. except water for 8 hours)

•      Chemistry

•      Hematology

•      Coagulation (PT and PTT)

•      PTH(1-84)

•      25-hydroxy Vitamin D levels

•      1, 25-dihydroxy Vitamin D levels

•      Serum markers of bone metabolism

•      PINP

•      bone-specific alkaline phosphatase

•      serum osteocalcin

•      serum CTX

•      BA058 trough drug levels (only for patients randomized to BA058, Placebo)

•      BA058 antibody levels

*24 Hour Urine Collection and Urinalysis

THERE IS NO STUDY MEDICATION ADMINISTRATION

•      Collect used study medication pens and cartridges

Clinical and Radiologic Fracture Evaluations

•      Obtain antero-posterior and lateral radiographs of the lumbar and thoracic vertebrae

•      Document any non-vertebral fractures

Bone Mineral Density

•      Perform spine (L1-L4), hip, and wrist (in subset of patients) DXA.

Renal CT Scan

•      Perform renal CT scan on subset of patients who consented to this procedure.

Discuss continuing treatment options with qualified patients

*Scheduling and Instructions for next Clinic Visit

*Refer to “Definitions of Common Procedures” for more detailed information regarding these procedures

FOLLOW-UP PERIOD

VISIT	STUDY DAY	ACTIVITIES
Visit 10 Final Study Visit	Month 19 (± 3 days)

*Recent Health Status

•      Document any changes from last visit

Calcium and Vitamin D Supplements

•      Collect any leftover supplements

*Vital Signs and Weight

*ECG

Discharge patient from study

•      Patient is terminated from the study unless abnormal clinical laboratory tests or adverse events require further follow-up

•      Discuss continuing treatment options with qualified patients

*Refer to “Definitions of Common Procedures” for more detailed information regarding these procedures

Body Mass Index Table

A BMI of 18.5 to 33, inclusive, is required for study participation.

	Normal						Overweight					Obese
BMI	19	20	21	22	23	24	25	26	27	28	29	30	31	32	33	34	35	36	37	38	39
Height (inches)	Body Weight (pounds)
58	91	96	100	105	110	115	119	124	129	134	138	143	148	153	158	162	167	172	177	181	186
59	94	99	104	109	114	119	124	128	133	138	143	148	153	158	163	168	173	178	183	188	193
60	97	102	107	112	118	123	128	133	138	143	148	153	158	163	168	174	179	184	189	194	199
61	100	106	111	116	122	127	132	137	143	148	153	158	164	169	174	180	185	190	195	201	206
62	104	109	115	120	126	131	136	142	147	153	158	164	169	175	180	186	191	196	202	207	213
63	107	113	118	124	130	135	141	146	152	158	163	169	175	180	186	191	197	203	208	214	220
64	110	116	122	128	134	140	145	151	157	163	169	174	180	186	192	197	204	209	215	221	227
65	114	120	126	132	138	144	150	156	162	168	174	180	186	192	198	204	210	216	222	228	234
66	118	124	130	136	142	148	155	161	167	173	179	186	192	198	204	210	216	223	229	235	241
67	121	127	134	140	146	153	159	166	172	178	185	191	198	204	211	217	223	230	236	242	249
68	125	131	138	144	151	158	164	171	177	184	190	197	203	210	216	223	230	236	243	249	256
69	128	135	142	149	155	162	169	176	182	189	196	203	209	216	223	230	236	243	250	257	263
70	132	139	146	153	160	167	174	181	188	195	202	209	216	222	229	236	243	250	257	264	271
71	136	143	150	157	165	172	179	186	193	200	208	215	222	229	236	243	250	257	265	272	279
72	140	147	154	162	169	177	184	191	199	206	213	221	228	235	242	250	258	265	272	279	287
73	144	151	159	166	174	182	189	197	204	212	219	227	235	242	250	257	265	272	280	288	295
74	148	155	163	171	179	186	194	202	210	218	225	233	241	249	256	264	272	280	287	295	303
75	152	160	168	176	184	192	200	208	216	224	232	240	248	256	264	272	279	287	295	303	311
76	156	164	172	180	189	197	205	213	221	230	238	246	254	263	271	279	287	295	304	312	320

	Extreme Obesity
BMI	40	41	42	43	44	45	46	47	48	49	50	51	52	53	54
Height (inches)	Body Weight (pounds)
58	191	196	201	205	210	215	220	224	229	234	239	244	248	253	258
59	198	203	208	212	217	222	227	232	237	242	247	252	257	262	267
60	204	209	215	220	225	230	235	240	245	250	255	261	266	271	276
61	211	217	222	227	232	238	243	248	254	259	264	269	275	280	285
62	218	224	229	235	240	246	251	256	262	267	273	278	284	289	295
63	225	231	237	242	248	254	259	265	270	278	282	287	293	299	304
64	232	238	244	250	256	262	267	273	279	285	291	296	302	308	314
65	240	246	252	258	264	270	276	282	288	294	300	306	312	318	324
66	247	253	260	266	272	278	284	291	297	303	309	315	322	328	334
67	255	261	268	274	280	287	293	299	306	312	319	325	331	338	344
68	262	269	276	282	289	295	302	308	315	322	328	335	341	348	354
69	270	277	284	291	297	304	311	318	324	331	338	345	351	358	365
70	278	285	292	299	306	313	320	327	334	341	348	355	362	369	376
71	286	293	301	308	315	322	329	338	343	351	358	365	372	379	386
72	294	302	309	316	324	331	338	346	353	361	368	375	383	390	397
73	302	310	318	325	333	340	348	355	363	371	378	386	393	401	408
74	311	319	326	334	342	350	358	365	373	381	389	396	404	412	420
75	319	327	335	343	351	359	367	375	383	391	399	407	415	423	431
76	328	336	344	353	361	369	377	385	394	402	410	418	426	435	443

Source: Adapted from Clinical Guidelines on the identification, Evaluation, and Treatment of Overweight and Obesity in Adults: The Evidence Report.

WHO (World Health Organization) Toxicity Criteria by Grade

Category Toxicity (units)	Grade 0	Grade 1	Grade 2	Grade 3	Grade 4
Haematology
WBC (x109/L)	4	3.0 - 3.9	2.0 - 2.9	1.0 - 1.9	< 1.0
Platelets (x109/L)	WNL	75.0 - normal	50.0 - 74.9	25.0 - 49.9	< 25.0
Haemoglobin (g/L); (mmol/L)	WNL	100.0 – normal; 6.2 - normal	80.0 - 99.0; 5.0 – 6.1	65.0 - 79.0 4.0 – 4.9	< 65.0 < 4.0
Granulocytes/ Bands (x109/L)	2	1.5 - 1.9	1.0 - 1.4	0.5 - 0.9	< 0.5
Lymphocytes (x109/L)	2	1.5 - 1.9	1.0 - 1.4	0.5 - 0.9	< 0.5
Haemorrhage	none	mild, no transfusion	gross, 1 - 2 units transfusion per episode	gross, 3 - 4 units transfusion per episode	massive, > 4 units transfusion per episode
Coagulation
Fibrinogen	WNL	0.99 - 0.75 x N	0.74 - 0.50 x N	0.49 - 0.25 x N	< 0.25 x N
Prothrombin time(quick)	WNL	1.01 - 1.25 x N	1.26 - 1.50 x N	1.51 - 2.00 x N	> 2.00 x N
Partial thromboplastin time	WNL	1.01 - 1.66 x N	1.67 - 2.33 x N	2.34 - 3.00 x N	> 3.00 x N
Metabolic
Hyperglycaemia (mmol/L)	< 6.4	6.4 – 8.9	9.0 – 13.9	14.0 – 27.8	> 27.8 or ketoacidosis
Hypoglycaemia (mmol/L)	> 3.6	3.6 – 3.1	3.0 – 2.3	2.2 – 1.7	< 1.7
Amylase	WNL	< 1.5 x N	1.5 - 2.0 x N	2.1 - 5.0 N	> 5.0 x N
Hypercalcaemia (mmol/L)	< 2.65	2.65 - 2.88	2.89 - 3.13	3.14 - 3.36	> 3.37
Hypocalcaemia (mmol/L)	> 2.10	2.10 - 1.94	1.93 - 1.74	1.73 - 1.52	< 1.51
Hypomagnesaemia (mmol/L)	> 0.58	0.58 - 0.48	0.47 - 0.36	0.35 - 0.24	< 0.23
Gastrointestinal
Nausea	none	able to eat reasonable intake	intake significantly decreased but can eat	no significant intake	—
Vomiting	none	1 episode in 24 hrs	2 - 5 episodes in 24 hrs	6 - 10 episodes in 24 hrs	> 10 episodes in 24 hrs or requiring parenteral support
Diarrhoea	none	increase of 2 - 3 stools/day over pre-Rx	increase of 4 – 6 stools/day, or nocturnal stools, or moderate cramping	increase of 7 - 9 stools/day, or incontinence, or severe cramping	increase of > 10 stools/day or grossly bloody diarrhoea, or need for parenteral support
Stomatitis	none	painless ulcers, erythema, or mild soreness	painful erythema, oedema, or ulcers but can eat solids	painful erythema, oedema, or ulcers and cannot eat solids	requires parenteral or enteral support for alimentation
Liver
Bilirubin (N = 17 µmol/L)	WNL	—	< 1.5 x N	1.5 - 3.0 x N	> 3.0 x N

Category Toxicity (units)	Grade 0	Grade 1	Grade 2	Grade 3	Grade 4
Transaminase (SGOT, SGPT)	WNL	2.5 x N	2.6 - 5.0 x N	5.1 - 20.0 x N	> 20.0 x N
Alkaline phosphatase or 5-nucleotidase	WNL	< 2.5 x N	2.6 - 5.0 x N	5.1 - 20.0 x N	> 20.0 x N
Liver- clinical	No change from baseline	—	—	precoma	hepatic coma
Kidney, bladder
Creatinine	WNL	< 1.5 x N	1.5 - 3.0 x N	3.1 - 6.0 x N	> 6.0 x N
Proteinuria	No change	1 (+) or < 0.3 g% or 3 g/L	2 - 3 (+) or 0.3-1.0 g% or 3-10 g/L	4 (+) or > 1.0 g% or > 10g/L	nephrotic syndrome
Haematuria	Negative	microscopic only	gross, no clots no Rx needed	gross and clots bladder irrigation	requires transfusion or cystectomy
Weight gain/ loss	< 5.0%	5.0 - 9.9%	10.0 - 19.9%	20.00%	—
Pulmonary
Pulmonary	none or no change	asymptomatic, with abnormality in PFTs	dyspnoea on significant exertion	dyspnoea at normal level of activity	dyspnoea at rest
Cardiac
Cardiac arrhythmias	none	asymptomatic, transient, requiring no therapy	recurrent or persistent, no therapy required	requires treatment	requires monitoring; or hypotension, or ventricular tachycardia or fibrillation
Cardiac function	none	asymptomatic, decline of resting ejection fraction by less than 20 % of baseline value	asymptomatic, decline of resting ejection fraction by more than 20 % of baseline value	mild CHF, responsive to therapy	severe or refractory CHF
Cardiac ischaemia	none	non-specific T- wave flattening	asymptomatic, ST and T wave changes suggesting ischaemia	angina without evidence of infraction	acute myocardial infarction
Cardiac- pericardial	none	asymptomatic effusion, no intervention required	pericarditis (rub, chest pain, ECG changes)	symptomatic effusion; drainage required	tamponade; drainage urgently required
Hypertension	none or no change	asymptomatic, transient increase by greater than 20 mmHg (D) or to > 150/100 if previously WNL. No treatment required.	recurrent or persistent increase by greater than 20 mmHG (D) or to > 150/100 if previously WNL. No treatment required.	requires therapy	hypertensive crisis
Hypotension	none or no change	changes requiring no therapy (including transient orthostatic hypotension)	requires fluid replacement or other therapy but not hospitalisation	requires therapy and hospitalisation; resolves within 48 hrs of stopping the agent	requires therapy and hospitalisation for > 48 hrs after stopping the agent

Category Toxicity (units)	Grade 0	Grade 1	Grade 2	Grade 3	Grade 4
Neurologic
Neuro: sensory	none or no change	mild paraesthesias; loss of deep tendon reflexes	mild or moderate objective sensory loss moderate paraesthesias	severe objective sensory loss or paraesthesias that interfere with function	—
Neuro: motor	none or no change	subjective weakness; no objective findings	mild objective weakness without significant impairment of function	objective weakness with impairment of function	paralysis
Neuro: cortical	none	mild somnolence or agitation	moderate somnolence or agitation	severe somnolence, (>50 % waking hours), agitation, confusion, disorientation or hallucinations	coma, seizures, toxic psychosis
Neuro: cerebellar	none	slight incoordination, dysdiadochokinesia	intention tremor, dysmetria, slurred speech, nystagmus	locomotor ataxia	cerebellar necrosis
Neuro: mood	no change	mild anxiety or depression	moderate anxiety or depression	severe anxiety or depression	suicidal ideation
Neuro: headache	none	mild	moderate or severe but transient	unrelenting and severe	—
Neuro: constipation	none or no change	mild	moderate	severe	ileus > 96 hrs
Neuro: hearing	none or no change	asymptomatic, hearing loss on audiometry only	tinnitus	hearing loss interfering with function but correctable with hearing aid	deafness not correctable
Neuro: vision	none or no change	—	—	symptomatic subtotal loss of vision	blindness
Pain
Pain	none	mild	moderate	severe	reg. narcotics
Skin
Skin	none or no change	scattered macular or papular eruption or erythema that is asymptomatic	scattered macular or papular eruption or erythema with pruritus or other associated symptoms	generalised symptomatic macular, papular or vesicular eruption	exfoliative dermatitis or ulcerating dermatitis
Alopecia
Alopecia	no loss	mild hair loss	pronounced or total hair loss	—	—

Category Toxicity (units)	Grade 0	Grade 1	Grade 2	Grade 3	Grade 4
Allergy
Allergy	none	transient rash, drug fever <38°C (<100.4°F)	urticaria, drug fever 38°C (100.4°F), mild bronchospasm	serum sickness, bronchospasm requiring parenteral medication	anaphylaxis
Local
Local	none	pain	pain and swelling with inflammation or phlebitis	ulceration	plastic surgery indicated
Fever of unknown origin
Fever of unknown origin	none	37.1 - 38.0° C 98.7° - 100.4° F	38.1 - 40.0° C 100.5 - 104° F	> 40.0°C (> 104° F) for less than 24hrs	> 40.0° C (> 104° F) for more than 24 hrs or accompanied by hypotension
Infection
Infection	none	mild	moderate	severe	life-threatening
Additional events
Asthenia	analogous to Karnofsky index (WHO grading)
Chills	analogous to fever
Peripheral oedema	analogous to weight gain
Anorexia	analogous to weight loss

Declaration of Helsinki

WORLD MEDICAL ASSOCIATION DECLARATION OF HELSINKI
Ethical Principles for Medical Research Involving Human Subjects
Adopted by the 18th WMA General Assembly, Helsinki, Finland, June 1964 and amended by the:
29th WMA General Assembly, Tokyo, Japan, October 1975
35th WMA General Assembly, Venice, Italy, October 1983
41st WMA General Assembly, Hong Kong, September 1989
48th WMA General Assembly, Somerset West, Republic of South Africa, October 1996
52nd WMA General Assembly, Edinburgh, Scotland, October 2000
53rd WMA General Assembly, Washington 2002 (Note of Clarification on paragraph 29 added)
55th WMA General Assembly, Tokyo 2004 (Note of Clarification on Paragraph 30 added)
59th WMA General Assembly, Seoul, October 2008

A. INTRODUCTION

1. The World Medical Association (WMA) has developed the Declaration of Helsinki as a statement of ethical principles for medical research involving human subjects, including research on identifiable human material and data.

The Declaration is intended to be read as a whole and each of its constituent paragraphs should not be applied without consideration of all other relevant paragraphs.

2. Although the Declaration is addressed primarily to physicians, the WMA encourages other participants in medical research involving human subjects to adopt these principles.

3. It is the duty of the physician to promote and safeguard the health of patients, including those who are involved in medical research. The physician’s knowledge and conscience are dedicated to the fulfilment of this duty.

4. The Declaration of Geneva of the WMA binds the physician with the words, “The health of my patient will be my first consideration,” and the International Code of Medical Ethics declares that, “A physician shall act in the patient’s best interest when providing medical care.”

5. Medical progress is based on research that ultimately must include studies involving human subjects. Populations that are underrepresented in medical research should be provided appropriate access to participation in research.

6. In medical research involving human subjects, the well-being of the individual research subject must take precedence over all other interests.

7. The primary purpose of medical research involving human subjects is to understand the causes, development and effects of diseases and improve preventive, diagnostic and therapeutic interventions (methods, procedures and treatments). Even the best current interventions must be evaluated continually through research for their safety, effectiveness, efficiency, accessibility and quality.

8. In medical practice and in medical research, most interventions involve risks and burdens.

9. Medical research is subject to ethical standards that promote respect for all human subjects and protect their health and rights. Some research populations are particularly vulnerable and need special protection. These include those who cannot give or refuse consent for themselves and those who may be vulnerable to coercion or undue influence.

10. Physicians should consider the ethical, legal and regulatory norms and standards for research involving human subjects in their own countries as well as applicable international norms and standards. No national or international ethical, legal or regulatory requirement should reduce or eliminate any of the protections for research subjects set forth in this Declaration.

B. PRINCIPLES FOR ALL MEDICAL RESEARCH

11. It is the duty of physicians who participate in medical research to protect the life, health, dignity, integrity, right to self-determination, privacy, and confidentiality of personal information of research subjects.

12. Medical research involving human subjects must conform to generally accepted scientific principles, be based on a thorough knowledge of the scientific literature, other relevant sources of information, and adequate laboratory and, as appropriate, animal experimentation. The welfare of animals used for research must be respected.

13. Appropriate caution must be exercised in the conduct of medical research that may harm the environment.

14. The design and performance of each research study involving human subjects must be clearly described in a research protocol. The protocol should contain a statement of the ethical considerations involved and should indicate how the principles in this Declaration have been addressed. The protocol should include information regarding funding, sponsors, institutional affiliations, other potential conflicts of interest, incentives for subjects and provisions for treating and/or compensating subjects who are harmed as a consequence of participation in the research study. The protocol should describe arrangements for post-study access by study subjects to interventions identified as beneficial in the study or access to other appropriate care or benefits.

15. The research protocol must be submitted for consideration, comment, guidance and approval to a research ethics committee before the study begins. This committee must be independent of the researcher, the sponsor and any other undue influence. It must take into consideration the laws and regulations of the country or countries in which the research is to be performed as well as applicable international norms and standards but these must not be allowed to reduce or eliminate any of the protections for research subjects set forth in this Declaration. The committee must have the right to monitor ongoing studies. The researcher must provide monitoring information to the committee, especially information about any serious adverse events. No change to the protocol may be made without consideration and approval by the committee.

16. Medical research involving human subjects must be conducted only by individuals with the appropriate scientific training and qualifications. Research on patients or healthy volunteers requires the supervision of a competent and appropriately qualified physician or other health care professional. The responsibility for the protection of research subjects must always rest with the physician or other health care professional and never the research subjects, even though they have given consent.

17. Medical research involving a disadvantaged or vulnerable population or community is only justified if the research is responsive to the health needs and priorities of this population or community and if there is a reasonable likelihood that this population or community stands to benefit from the results of the research.

18. Every medical research study involving human subjects must be preceded by careful assessment of predictable risks and burdens to the individuals and communities involved in the research in comparison with foreseeable benefits to them and to other individuals or communities affected by the condition under investigation.

19. Every clinical trial must be registered in a publicly accessible database before recruitment of the first subject.

20. Physicians may not participate in a research study involving human subjects unless they are confident that the risks involved have been adequately assessed and can be satisfactorily managed. Physicians must immediately stop a study when the risks are found to outweigh the potential benefits or when there is conclusive proof of positive and beneficial results.

21. Medical research involving human subjects may only be conducted if the importance of the objective outweighs the inherent risks and burdens to the research subjects.

22. Participation by competent individuals as subjects in medical research must be voluntary. Although it may be appropriate to consult family members or community leaders, no competent individual may be enrolled in a research study unless he or she freely agrees.

23. Every precaution must be taken to protect the privacy of research subjects and the confidentiality of their personal information and to minimize the impact of the study on their physical, mental and social integrity.

24. In medical research involving competent human subjects, each potential subject must be adequately informed of the aims, methods, sources of funding, any possible conflicts of interest, institutional affiliations of the researcher, the anticipated benefits and potential risks of the study and the discomfort it may entail, and any other relevant aspects of the study. The potential subject must be informed of the right to refuse to participate in the study or to withdraw consent to participate at any time without reprisal. Special attention should be given to the specific information needs of individual potential subjects as well as to the methods used to deliver the information. After ensuring that the potential subject has understood the information, the physician or another appropriately qualified individual must then seek the potential subject’s freely-given informed consent, preferably in writing. If the consent cannot be expressed in writing, the non-written consent must be formally documented and witnessed.

25. For medical research using identifiable human material or data, physicians must normally seek consent for the collection, analysis, storage and/or reuse. There may be situations where consent would be impossible or impractical to obtain for such research or would pose a threat to the validity of the research. In such situations the research may be done only after consideration and approval of a research ethics committee.

26. When seeking informed consent for participation in a research study the physician should be particularly cautious if the potential subject is in a dependent relationship with the physician or may consent under duress. In such situations the informed consent should be sought by an appropriately qualified individual who is completely independent of this relationship.

27. For a potential research subject who is incompetent, the physician must seek informed consent from the legally authorized representative. These individuals must not be included in a research study that has no likelihood of benefit for them unless it is intended to promote the health of the population represented by the potential subject, the research cannot instead be performed with competent persons, and the research entails only minimal risk and minimal burden.

28. When a potential research subject who is deemed incompetent is able to give assent to decisions about participation in research, the physician must seek that assent in addition to the consent of the legally authorized representative. The potential subject’s dissent should be respected.

29. Research involving subjects who are physically or mentally incapable of giving consent, for example, unconscious patients, may be done only if the physical or mental condition that prevents giving informed consent is a necessary characteristic of the research population. In such circumstances the physician should seek informed consent from the legally authorized representative. If no such representative is available and if the research cannot be delayed, the study may proceed without informed consent provided that the specific reasons for involving subjects with a condition that renders them unable to give informed consent have been stated in the research protocol and the study has been approved by a research ethics committee. Consent to remain in the research should be obtained as soon as possible from the subject or a legally authorized representative.

30. Authors, editors and publishers all have ethical obligations with regard to the publication of the results of research. Authors have a duty to make publicly available the results of their research on human subjects and are accountable for the completeness and accuracy of their reports. They should adhere to accepted guidelines for ethical reporting. Negative and inconclusive as well as positive results should be published or otherwise made publicly available. Sources of funding, institutional affiliations and conflicts of interest should be declared in the publication. Reports of research not in accordance with the principles of this Declaration should not be accepted for publication.

C. ADDITIONAL PRINCIPLES FOR MEDICAL RESEARCH COMBINED WITH MEDICAL CARE

31. The physician may combine medical research with medical care only to the extent that the research is justified by its potential preventive, diagnostic or therapeutic value and if the physician has good reason to believe that participation in the research study will not adversely affect the health of the patients who serve as research subjects.

32. The benefits, risks, burdens and effectiveness of a new intervention must be tested against those of the best current proven intervention, except in the following circumstances:

• The use of placebo, or no treatment, is acceptable in studies where no current proven intervention exists; or

• Where for compelling and scientifically sound methodological reasons the use of placebo is necessary to determine the efficacy or safety of an intervention and the patients who receive placebo or no treatment will not be subject to any risk of serious or irreversible harm. Extreme care must be taken to avoid abuse of this option.

33. At the conclusion of the study, patients entered into the study are entitled to be informed about the outcome of the study and to share any benefits that result from it, for example, access to interventions identified as beneficial in the study or to other appropriate care or benefits.

34. The physician must fully inform the patient which aspects of the care are related to the research. The refusal of a patient to participate in a study or the patient’s decision to withdraw from the study must never interfere with the patient-physician relationship.

35. In the treatment of a patient, where proven interventions do not exist or have been ineffective, the physician, after seeking expert advice, with informed consent from the patient or a legally authorized representative, may use an unproven intervention if in the physician’s judgement it offers hope of saving life, re-establishing health or alleviating suffering. Where possible, this intervention should be made the object of research, designed to evaluate its safety and efficacy. In all cases, new information should be recorded and, where appropriate, made publicly available.

Work Statement NB-1

Attachment F

Reports and Information Management/Regular Meetings

The Project Committee for Work Statement NB-1 shall be composed of the following members from Radius and the following members from NB:

Radius Members:  (1) Nicholas Harvey, (2) Louis O’Ded and (3) Richard Lyttle.

NB Members:  (1) Bente Juel Riis and (2) Claus Christiansen.

Attachment 2, Attachment F-2

Work Statement NB-1

Attachment G

Special Insurance

Radius will maintain the following insurance with respect to the following jurisdictions during the conduct of the clinical study that is the subject of Work Statement NB-1:

Brazil

Insurer, coverage:  QBE Brasil Seguros S.A, $1,000,000

Czech Republic

Insurer, coverage:  Lloyd’s of London € 2,500,000, € 250,000 (per subject)

Denmark

Insurer, coverage:  Lloyd’s of London, € 500,000,000

Estonia

Insurer, coverage:  Lloyd’s of London € 500,000,000

Hong Kong

Insurer, coverage:  HDI — Gerling, 20,000,000 HKD, 10,000,000 HKD (per subject)

Lithuania

Insurer, coverage:  Lloyd’s of London, 24,000,000 LTL, 100,000 LTL (per subject)

Poland

Insurer, coverage:  Lloyd’s of London, € 500,000,000

Romania

Insurer, coverage:  Lloyd’s of London, € 500,000,000

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

Attachment 2, Attachment G-1

Work Statement NB-1

Attachment H

Transfer of Obligation

See Work Statement NB-1 Attachment C.

Attachment 2, Attachment H-1

Attachment 3

Form of Enterprise CTA

CLINICAL TRIAL AGREEMENT

Protocol No. BA058-05-003

This Clinical Trial Agreement (“Agreement”) is entered into by and among CENTER FOR CLINICAL AND BASIC RESEARCH A/S, Telegrafvej 4, 1, 2750 Ballerup, Denmark (“CCBR”) on behalf of itself and its ten [affiliated][controlled] Clinical Study Sites listed below and Nordic Bioscience A/S, Herlev Hovedgade 207, 2730 Herlev, Denmark (“Nordic Bioscience”), representing the interests of Radius Health, Inc. (“Sponsor”) concerning:

Protocol No. BA058-05-003, “A Randomized, Double-blind, Placebo-controlled, Comparative Phase 3 Multicenter Study to Evaluate the Safety and Efficacy of BA058 (“Study Drug”) for Injection for Prevention of Fracture in Ambulatory Postmenopausal Women with Severe Osteoporosis and at Risk of Fracture” (together with any of its subsequent amendments, the “Protocol”), which will guide the performance of the Study, has been prepared by Radius and Nordic Bioscience and accepted by the Clinical Study Sites.

CCBR has the legal authority to bind the following clinical study sites (the “Clinical Study Site(s)”):

1.                           CCBR-Ballerup, Ballerup Byvej 222, DK 2750 Ballerup, Denmark

2.                           CCBR-Ålborg, Hobrovej 42D, DK-9000 Ålborg, Denmark

3.                           CCBR-Vejle, Orla Lehmannsgade 1, DK-7100 Vejle

4.                           CCBR-Tallinn, Pärna 4, 10128 Tallinn, Estonia

5.                           CCBR-Vilnius, Smélio 20, Vilnius, Lithuania

6.                           CCBR-Bucharest, 2-4 Aleea Buchetului, sector 3, bl. C2, Bucharest, Romania

7.                           CCBR-Rio de Janeiro, Rua Meno Barreto, Botafogo, Rio de Janeiro, Brazil

8.                           CCBR-Czech, Masarykovo náměstí 2667, 530 02 Pardubice, Czech Republic

9.                           CCBR-Warsaw, Al. Dzieci Polskich PL04-730 Warsaw

10.                     CCBR Hong Kong, Center for Health and Medical Research, Hong Kong, 6 Floor, Tower II, New World Tower, 18 Queen’s Road Central, Hong Kong

WHEREAS, the Clinical Study Sites each employ a Principal Investigator and are willing to conduct a clinical trial (the “Study”), in accordance with the above-referenced Protocol and Nordic Bioscience requests each Clinical Study Site to undertake such Study;

NOW THEREFORE, the parties agree as follows:

1.                    SCOPE OF WORK

Nordic Bioscience hereby appoints each of the Clinical Study Sites to conduct the Study, and each of the Clinical Study Sites, each having a Principal Investigator who is an employee of such Clinical Study Site, undertakes that such Clinical Study Site’s employees, agents, and staff shall carry out the Study in a professional, competent manner in accordance with the terms of the Protocol and this Agreement. Each of the Clinical Study Sites hereby confirms that it has enough time and resources to perform the Study according to the highest quality standards.

The Principal Investigators shall each review all case report forms (“CRFs”) for Study subjects enrolled at the applicable Clinical Study Site to ensure their accuracy and completeness, shall review and understand the information in the investigator’s brochure, shall ensure that all informed consent requirements are met, and shall ensure that all required reviews and approvals (or favorable opinions) by applicable regulatory authorities and Independent Ethics Committees (“ECs”) are obtained. The Clinical Study Sites and the Principal Investigators shall each ensure that all clinical data are accurate, complete, and legible.

Attachment 3-1

2.                    PERFORMANCE PERIOD AND ENROLLMENT OF STUDY SUBJECTS

The Study will commence upon execution of this Agreement and will continue until completion of the Study as required by the Protocol (including any amendments thereto), unless this Agreement is terminated earlier pursuant to Section 14 hereof.

The Study will involve the enrollment and completion of a maximum of two thousand four hundred (2,400) evaluable study subjects meeting all Protocol eligibility requirements and protocol procedures (the “Study subjects”). Nordic Bioscience shall not be obligated to pay any sums for tests performed on Study subjects who do not meet all Protocol eligibility criteria or for additional study subjects who are enrolled in the Study without Nordic Bioscience’s prior written approval.

Nordic Bioscience will close study subject enrollment into the Study when the Protocol-specified target number of study subjects have been enrolled at all Clinical Study Sites. Therefore, study subject enrollment into the Study may be closed before a specified number of study subjects have been enrolled at any particular Clinical Study Site.

Nordic Bioscience will provide financial support for the Study conducted at the Clinical Study Sites according to the terms specified in Schedule A.

3.                    DATA

Sponsor shall own all data and work product relating to the Study, including all CRF’s, data, documentation, information, materials and results in whatever form generated during the conduct of the Study. Each of the Clinical Study Sites and/or the Principal Investigators shall ascertain that it may store data in a computerized form and also that it is entitled to transfer all such computerized data to Nordic Bioscience. Each of the Clinical Study Sites may use the data and work product it generates under this Agreement solely for purposes of performing the Study in accordance with the terms of this Agreement.  Each of the Clinical Study Sites and/or the Principal Investigators shall promptly and fully produce all data, records and information relating to the Study to Nordic Bioscience and the Sponsor and their representatives during normal business hours, and shall assist them in promptly resolving any questions and in performing audits or reviews of original subject records, reports, or data sources. Each of the Clinical Study Site agrees to cooperate with the representatives of Nordic Bioscience and Sponsor who visit the Clinical Study Site.

4.                    COST AND PAYMENT

Cost and payment terms are set forth in Schedule A attached to this Agreement and incorporated herein by reference. Each of the Clinical Study Sites agrees to provide Nordic Bioscience with all requests for payment under the terms set forth in Schedule A within six (6) months of Study completion by Clinical Study Sites under the terms of this Agreement. Nordic Bioscience shall not be obligated to make any payments to Clinical Study Sites after this six (6) month period has expired.  Study completion is defined herein as Nordic Bioscience has received all data and no further follow up is necessary with the Clinical Study Sites.

5.                    CONFIDENTIAL INFORMATION

During the term of this Agreement and for a period of [five (5)] years after completion of the Study, the Clinical Study Sites and the Principal Investigators shall not disclose or use for any purpose other than performance of the Study, all information (including but not limited to the terms of this Agreement, the Protocol, CRF’s, and any secrets, know-how, privileged records or other confidential or proprietary information and data disclosed to the Clinical Study Sites), and materials (including, but not limited to, the Study Drug and comparator products), provided to the Clinical Study Site by Nordic Bioscience, Sponsor, or their agents, and all data, reports and information, relating to the Study or its progress developed by the Clinical Study Sites and/or the Principal Investigator under this Agreement (the “Confidential Information”). Sponsor shall own the Confidential Information.  The Clinical Study Sites and the Principal Investigators shall keep the Confidential Information strictly confidential and shall disclose it only to those personnel involved in conducting the Study on a need-to-know basis. These confidentiality obligations shall not apply to Confidential Information to the extent that it: (a) is or becomes publicly available through no fault of the Clinical Study Site; (b) is disclosed to the Clinical Study Site by a third party not subject to any obligation of confidence; (c) must be disclosed to ECs, or applicable regulatory authorities; (d) must be included in any subject’s informed consent form; (e) is published in accordance with Section 6; or (f) is required to be disclosed by applicable law.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

Attachment 3-2

6.                    PUBLICATIONS

6.1.                              Any and all results of the Study shall be the sole property of Sponsor.  Sponsor will have the right to use the results of the Study in any manner deemed appropriate to Sponsor’s business interest and Sponsor and Nordic Bioscience will each have the right to report the names of the Clinical Study Sites as required by law or governmental regulation. Neither Sponsor nor any party to this Agreement, however, will use another party’s (or Sponsor’s) name in advertising, promotions, or other commercial material without the other party’s (or Sponsor’s) express written permission, except that Nordic Bioscience and Sponsor may quote from and/or reference any publications resulting from the Study authored by, or reviewed and approved by the Clinical Study Sites.

6.2.                              It is the intention to publish the Study results in scientific journals.  Any publication of Study results or data shall be made in accordance with the provisions of Section 11.2 of the Protocol.

7.                    LICENSE

7.1.                              Each Clinical Study Site and Principal Investigator acknowledges that Sponsor owns all proprietary and intellectual property rights in the Study Drug and the related materials being provided to the Principal Investigator and the Clinical Study Site pursuant to this Agreement, including but not limited to the Protocol and the CRF’s produced in the performance of the Study (collectively, “Sponsor Technology”).  Each Clinical Study Site and Principal Investigator agrees to take no action inconsistent with Sponsor’s ownership of such proprietary and intellectual property rights.  It is agreed that neither Nordic Bioscience (including Sponsor) nor the Clinical Study Sites transfers to the other by operation of this Agreement any patent right, copyright right, or other proprietary right of either party, except as contemplated by Section 7.2.  Each Clinical Study Site and Principal Investigator agrees to disclose promptly and fully to Nordic Bioscience all creative ideas, developments, discoveries, methodologies, improvements and inventions, whether or not patentable, arising as a direct result of the work performed under the Study. The Sponsor, acting through Nordic Bioscience, hereby grants each of the Clinical Study Sites a nonexclusive, non-transferable, royalty-free license to use the Study Drug and Sponsor Technology at the Clinical Study Site solely for purposes of conducting the Study.  Neither the Clinical Study Site nor the Principal Investigator will use or permit use of Study Drug or Sponsor Technology by any third party for any purpose other than the completion of the Study without Sponsor’s prior written permission

7.2.                              If a Clinical Study Site, as a direct consequence of the work on the Clinical Study, conceives or reduces to practice any new invention, then: (i) if such invention is conceived or reduced to practice solely by the Clinical Study Site, it shall be owned by the Clinical Study Site and (ii) if such invention is conceived or reduced to practice by the Clinical Study Site and Sponsor or Clinical Study Site and Nordic Bioscience, it shall be jointly owned by the Clinical Study Site and Sponsor or Clinical Study Site and Nordic Bioscience.  All of the Clinical Study Site’s rights to any new invention related to a new use for the Study Drug will be licensed to Sponsor, upon its request and on commercially reasonable terms.  For new inventions which are not related to a new use for the Study Drug, Clinical Study Site grants Sponsor a first option to obtain an exclusive license to any invention owned in whole or in part by the Clinical Study Site, which shall be negotiated by the parties and contain commercially reasonable terms.  Such option shall be exercisable for a period of six (6) months from the date the Clinical Study Site discloses the invention to Sponsor. . Clinical Study Sites will fully cooperate with Nordic Bioscience in obtaining whatever patent protection may be available on inventions, ideas, and developments arising from their work on the Study, and will further cooperate with Nordic Bioscience in executing all documents deemed necessary by Nordic Bioscience or Sponsor for purposes of procuring such patent protection.

7.3.                              Each Clinical Study Site hereby represents and warrants to Nordic Bioscience that all personnel affiliated with the Clinical Study Site and participating in the Study, including the applicable Principal Investigator, are subject to written agreements requiring them to disclose and assign any new invention to the Clinical Study Site.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

Attachment 3-3

8.                    USE OF NAME (ADVERTISING)

The Clinical Study Sites and/or Principal Investigators shall obtain prior written consent from Nordic Bioscience before using the name, symbols or marks of Nordic Bioscience or Sponsor in any form of publicity in connection with the Study.  If any of the Clinical Study Sites or Nordic Bioscience is legally required to make any disclosure that identifies the existence or terms of the Agreement, then either may do so without prior written consent from the other but the applicable Clinical Study Site(s) must notify Nordic Bioscience within five (5) business days of such disclosure.

9.                    CHANGES TO THE PROTOCOL

9.1.                              Subject to Section 9.2, any changes to the Protocol may be made only with the prior agreement of the Sponsor. If these changes will affect the cost of the Study, Nordic Bioscience shall provide the Clinical Study Sites with a written estimate of such change in Study cost.

9.2.                              If generally accepted standards of Good Clinical Practice relating to the safety of study subjects require a deviation from the Protocol, these standards will be followed. Any party who becomes aware of the need for a deviation from the Protocol will immediately notify the other parties to this Agreement and the Sponsor of the facts causing the deviation as soon as, the facts are known to that party but no such deviation or change shall be implemented without the prior written approval of Nordic Bioscience and Sponsor; Nordic Bioscience and Sponsor shall promptly confer and provide a prompt written response regarding any deviation proposed pursuant to this Section 9.2.

9.3.                              Clinical Study Site shall coordinate, and shall cause each Principal Investigator to coordinate, with the relevant institutional review board or ethics committee (the “EC”) to obtain the EC’s written approval of such Principal Investigator’s conduct of the Study at Clinical Study Site, including approval of the Protocol and informed consent form to be executed by all subjects enrolled by Principal Investigator in the Study (the “Informed Consent Form”).  Clinical Study Site shall be responsible for providing Sponsor with a copy of each such approval, together with information about the members of the EC and all relevant correspondence with the EC. In addition, Clinical Study Site shall coordinate, and shall cause Principal Investigator to coordinate, with the EC to obtain review and approval in writing of any amendments made to a Protocol by the parties.  In the event the EC requires changes in the Protocol or Informed Consent Form, such changes shall not be implemented until Sponsor and Nordic Bioscience are notified and Sponsor gives its written approval.  In the event that the EC alters or withdraws its’ approval in any manner, Clinical Study Site shall promptly notify Sponsor and Nordic Bioscience.  The Protocol and the Informed Consent Form shall not be revised without the prior written agreement of Sponsor, Nordic Bioscience and the EC.  Clinical Study Site will use reasonable efforts to ensure that members of the EC agree to abide by the same obligations of confidentiality as apply to Clinical Study Site under this Agreement.

10.             MATERIALS

10.1.                        Sponsor will provide the Study Drug. The Clinical Study Sites will provide Materials derived from study subjects enrolled in the study to Nordic Bioscience. The term “Materials” shall include reagents and materials derived from study subjects enrolled in the Study, including blood, sera, and other biological materials. The Clinical Study Site shall use the Study Drug, and any comparator products provided in connection with the Study, solely for the purpose of properly completing the Study and shall maintain all Study Drug and any comparator products in a locked, secured area at all times. Only those persons who are under the Principal Investigator’s, or Principal Investigators’ direct control and who will be using the Study Drug (and any comparator products) or Materials for the Study shall have access to the Study Drug (and any comparator products) or Materials. Upon termination or completion of the Study, all unused Study Drug and comparator products and all Materials shall be returned to Nordic Bioscience or at Nordic Bioscience’s sole option, destroyed.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

Attachment 3-4

11.             CONFORMANCE WITH LAW AND ACCEPTED PRACTICE

11.1.                        The Clinical Study Sites and Principal Investigators shall perform the Study in strict accordance with the protocol, and any subsequent amendments thereto, applicable federal, state, and local laws, regulations and guidelines, good clinical practices (“GCP”), and instructions provided by Nordic Bioscience.  The Clinical Study Sites and Principal Investigators shall permit Nordic Bioscience and agencies such as the FDA to inspect Study records including the Subjects’ medical records. The subject informed consent form signed by the Subjects shall provide for access to the Subjects’ medical records by Nordic Bioscience and by agencies such as the FDA.

11.2.                        The Principal Investigator will direct and supervise the Study in accordance with Section 1. Nordic Bioscience and Sponsor shall have the right to (a) monitor and audit the activities of the Principal Investigator and Principal Investigators in the conduct of the Study, and (b) monitor and audit the collection of data from the Study.

11.3.                        The Clinical Study Sites and Principal Investigators shall retain all records from the Study for the time required by applicable regulations and at the sole expense of Clinical Study Sites and/or the Principal Investigator, and to allow for direct access by the applicable government agencies and representatives of Nordic Bioscience of these records, including the study subjects’ medical records.

11.4.                        Each of the Clinical Study Sites and Principal Investigators hereby represent and warrant that neither the Clinical Study Sites, the Principal Investigators nor any of the Clinical Study Sites’ agents or employees rendering services in connection with the Study is presently:  (1) the subject of a debarment action or is debarred pursuant to the Generic Drug Enforcement Act of 1992; (2) the subject of a disqualification proceeding or is disqualified as a clinical investigator pursuant to 21 C.F.R. § 312.70; or (3) the subject of an exclusion proceeding or excluded from participation in any federal health care program under 42 C.F.R. Part 1001 et seq.  Clinical Study Sites shall notify Nordic Bioscience immediately upon any inquiry concerning, or the commencement of any such proceeding concerning Clinical Study Sites, Principal Investigators or any such agent or employee.

12.             INDEMNIFICATION

12.1.                        Pursuant to a separate indemnity letter in the form of Exhibit B, the Sponsor shall provide indemnification to the Clinical Study Sites, the Principal Investigators and any agents and employees of the Clinical Study Sites from any liabilities, claims, actions or suits for personal injury or death directly arising out of the administration or use of the Study Drug during the Study.

12.2.                        The Clinical Study Sites and Principal Investigators shall defend, indemnify and hold harmless Nordic Bioscience, Sponsor and any agents and employees of Nordic Bioscience and Sponsor from any liabilities, claims, actions or suits for personal injury or death directly arising from the negligence or willful misconduct of the Clinical Study Sites, Principal Investigators or their representatives.

13.             STUDY SUBJECT INJURY

If a study subject experiences an adverse reaction to the Study Drug, Sponsor shall provide reimbursement for reasonable and necessary medical expenses incurred by the study subject for the treatment of these adverse reactions pursuant to the separate indemnity letter in the form of Exhibit B.  Neither Nordic Bioscience nor Sponsor will be responsible for any adverse reactions, which are the result of the negligence or misconduct of the Clinical Study Sites, Principal Investigators or any of their representatives.

14.             TERM; TERMINATION

14.1.                        This Agreement shall commence on the date of signature of this Agreement and shall continue until delivery of the final validated Case Report Forms. The completion date is dependent on the delivery to the Clinical Study Sites by Nordic Bioscience of all supplies to be provided by Nordic Bioscience and necessary to the conduct of the Study. Any delay due to the failure of supply by Nordic Bioscience, shall be added to the term of the Study. Clinical Study Sites shall have the right to extend the Agreement should there be any delay due to the failure of the supply by Nordic Bioscience.

14.2.                        This Agreement may be terminated:

Attachment 3-5

14.2.1.                  by a Clinical Study Site upon thirty (30) days’ prior written notice only for serious causes resulting in the material breach by Nordic Bioscience of its obligations to such Clinical Trial Site and only if not cured in a timely manner using reasonable commercial efforts;

14.2.2.                  by Nordic Bioscience immediately upon written notice;

14.2.3.                  by either a Clinical Study Sites or Nordic Bioscience immediately if the applicable Principal Investigator is unable to continue to serve and a successor acceptable to both the Clinical Study Site and Nordic Bioscience is not available; or

14.2.4.                  upon the occurrence of an event qualifying as a termination event as described in the Protocol.

14.3.                       Upon the effective date of termination, the applicable Clinical Study Site(s) shall conduct an accounting, which is subject to verification by Nordic Bioscience.  Within thirty (30) days after Nordic Bioscience’s receipt of adequate documentation, Nordic Bioscience will make payment to the applicable Clinical Study Site(s) unless Nordic Bioscience objects to any charge, in which case, the parties shall use best efforts to resolve expeditiously any disagreement.  The payments made by Nordic Bioscience subject to this Section 14.3, will be for:

14.3.1.                  all services properly rendered and monies properly expended by the Clinical Study Site  prior to the date of termination and not yet paid for; and

14.3.2.                  any reasonable non-cancelable obligations properly incurred for the Study by the Clinical Study Site prior to the effective date of termination.

14.3.3.                  The Clinical Study Site shall credit or return to Nordic Bioscience any funds not expended by the Clinical Study Site for the Study prior to the effective termination date.

14.4.                       Immediately upon receipt of a notice of termination, the Principal Investigator shall stop enrolling study subjects into the Study and shall cease conducting procedures on study subjects already enrolled in the Study as directed by Nordic Bioscience, to the extent medically permissible and appropriate.

14.5.                       Termination of this Agreement by Nordic Bioscience or the Clinical Study Sites shall not affect the rights and obligations of the parties accrued prior to the effective date of the termination. The rights and duties under Sections 3, 5, 6, 7, 8, 10, 11, 12, 14, 15, 17 and 18 of this Agreement survive the termination of this Agreement.

14.6.                       If this Agreement is terminated prior to completion of the Study, the Clinical Study Sites shall furnish Nordic Bioscience an acceptable investigator’s report for the Study.

15.             MISCELLANEOUS

This Agreement and the Protocol may only be amended by the mutual written consent of the parties to this Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter of this Agreement. In the event of any inconsistency between this Agreement and the Protocol, the terms of this Agreement shall govern. The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision of this Agreement. No waiver of any term, provision or condition of this Agreement in any instance shall be considered to be a continuing waiver of the same term, provision or condition, or of any other term, provision or condition of this Agreement.  This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall be one document binding on all the parties even though each of the parties may have signed different counterparts. This Agreement shall also be considered executed by the parties upon receipt by Nordic Bioscience by facsimile transmission of the counterparts signed by all the parties.  This Agreement shall be interpreted under the laws of the state or province and country in which the applicable Clinical Study Site conducts the Study.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

Attachment 3-6

15A.  ASSIGNMENT

Neither CCBR nor a Clinical Study Site nor a Principal Investigator may assign or transfer any rights or obligations under this Agreement without the written consent of Nordic Bioscience.  Upon Nordic Bioscience’s or Sponsor’s request, CCBR may assign this Agreement to Nordic Bioscience or to Sponsor or to a third party, and thereafter CCBR shall not have any obligations or liabilities under this Agreement, and CCBR shall obtain from each Clinical Study Site such Clinical Study Site’s prior consent to such an assignment.  Each affected Clinical Study Site will be given prompt notice of such assignment by the assignee.

16.             ACKNOWLEDGEMENT OF PRINCIPAL INVESTIGATORS

CCBR shall obtain an executed Acknowledgement of Obligations from each Clinical Investigator, including each Principal Investigator, participating in the Study under this Agreement, in the form of Exhibit A hereto, prior to the date that any such Clinical Investigator shall commence performing services for the Study.  “Clinical Investigator” means a listed or identified investigator or subinvestigator for the Study who is directly involved in the treatment or evaluation of research subjects and such investigator’s spouse and each dependent child of such investigator.

17.             FINANCIAL DISCLOSURE

The Clinical Study Sites agrees that, for each listed or identified Clinical Investigator who is directly involved in the treatment or evaluation of research subjects, shall return to Nordic Bioscience a financial disclosure form that has been completed and signed by such Clinical Investigator, which shall disclose any applicable interests held by those investigators or subinvestigators or their spouses or dependent children. The Clinical Study Sites shall ensure that all such forms are promptly updated as needed to maintain their accuracy and completeness during the Study and for one year after its completion. The Clinical Study Sites agrees that the completed forms may be subject to review by governmental or regulatory agencies, Nordic Bioscience and their AGENTS, and the Clinical Study Sites consents to such review. The Clinical Study Sites further consents to the transfer of its financial disclosure data to Nordic Bioscience country of origin, and to the United States of America (“U.S.”) if the Clinical Study Sites is outside of the U.S., even though data protection may not exist or be as developed in those countries as in the Clinical Study Site’s own country.

18.            ELECTRONIC RECORDS

If the data produced by the Clinical Study Sites will be used in support of an application to the United States Food and Drug Administration (“FDA”) and if the Clinical Study Sites  uses electronic systems for creating, modifying, maintaining, archiving, retrieving or transmitting any records that are required by, or subject to inspection by, the FDA, including, but not limited to, CRFs, medical records, informed consent forms, test results, or other source documents, then the Clinical Study Sites  warrants that its systems for such electronic records are in compliance with Section 21 of the United States Code of Federal Regulations, Part 11. The Clinical Study Sites further warrants THAT, in order to comply with Part 11, it will not use any electronic signatures on any documents required by, submitted to, or supporting a submission to the FDA unless it has certified to the FDA that it intends such electronic signatures to be the legally binding equivalent of a hand-written signature.

19.  SPONSOR AS THIRD PARTY BENEFICIARY OF CERTAIN PROVISIONS

It is understood and agreed that Sponsor is a THIRD party beneficiary of Sections 3, 5, 6, 7, 11 and 12 of this Agreement

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the date first above.

NORDIC BIOSCIENCE A/S Bente Riis, Head, Clinical Development	CENTER FOR CLINICAL AND BASIC RESEARCH A/S, on behalf of itself and each of the Clinical Study Sites Ralph Reyes, CEO

Signature
Signature

Attachment 3-7

Date:
Date:

Attachment 3-8

SCHEDULE A

Cost and Payment:

Attachment 3-9

EXHIBIT A

PRINCIPAL INVESTIGATOR’s ACKNOWLEDGEMENT OF OBLIGATIONS

The undersigned Clinical Investigator acknowledges and agrees that I and Center for Clinical and Basic Research, Denmark have entered into a Clinical Trial Agreement with Nordic Bioscience A/S representing the interests of Radius Health, Inc.  to perform the clinical study under Protocol No. BA058-05-003:

“A Randomized, Double-blind, Placebo-controlled, Comparative Phase 3 Multicenter Study to Evaluate the Safety and Efficacy of BA058 for Injection for Prevention of Fracture in Ambulatory Postmenopausal Women with Severe Osteoporosis and at Risk of Fracture”

I agree that Center for Clinical and Basic Research, Denmark was authorized to enter into the Agreement on my behalf.

My payment for my involvement in the trial will not in any way be dependant of the outcome of the trial. I will not be paid bonuses or the like in case of positive or negative results. I (including for purposes of this paragraph my spouse and my dependent children, in each case to the extent applicable) do not own nor shall I become entitled to own any of the Radius Health, Inc. securities that are subject to the certain Stock Issuance Agreement entered into between Radius Health, Inc. and Nordic Bioscience A/S or to otherwise receive any compensation or other benefit from such Radius Health, Inc. securities or the proceeds of such Radius Health, Inc. securities.

I will, prior to shipment of clinical supplies to my Clinical Study Site provide Nordic Bioscience with all original documentation necessary for submission to regulatory authorities, including the U.S. Food & Drug Administration, including a completed and signed FDA Form 3455 and Form 1572.

I agree to comply with all the terms and conditions set forth in the Protocol and in the Agreement and to be responsible for assuring that any investigators and study staff under their direct supervision performing work for the Study contemplated by the Agreement and the Protocol similarly comply with the terms and conditions contained therein.

NAME AND ADDRESS OF PI

Date:

Sign:

Attachment 3-10

Exhibit B

Form of Indemnity Letter

[RADIUS HEALTH, INC. LETTERHEAD]

[Name of Clinical Study Site]

[Address]

[City, State, Country]

CCBR-Ballerup, Ballerup Byvej 222, DK 2750 Ballerup, Denmark

CCBR-Ålborg, Hobrovej 42D, DK-9000 Ålborg, Denmark

CCBR-Vejle, Orla Lehmannsgade 1, DK-7100 Vejle

CCBR-Tallinn, Pärna 4, 10128 Tallinn, Estonia

CCBR-Vilnius, Smélio 20, Vilnius, Lithuania

CCBR-Bucharest, 2-4 Aleea Buchetului, sector 3, bl. C2, Bucharest, Romania

CCBR-Rio de Janeiro, Rua Meno Barreto, Botafogo, Rio de Janeiro, Brazil

[CCBR-Czech, Hybešova 18, 60200 Brno, Czech Republic]

CCBR-Czech, Masarykovo náměstí 2667, 530 02 Pardubice, Czech Republic

CCBR-Warsaw, Al. Dzieci Polskich PL04-730 Warsaw

CCBR Hong Kong, Center for Health and Medical Research, Hong Kong, 6 Floor, Tower II, New World Tower, 18 Queen’s Road Central, Hong Ko

Re:  Clinical Trial No. BA058-05-003 (the “Study”) Risk Allocation

Dear Ladies and Gentlemen:

This letter is delivered to you pursuant to Section 13 of the certain Clinical Trial Agreement dated                  , 2010 among Center for Clinical and Basic Research A/Sk (“CCBR”) on behalf of itself and its affiliates CCBR-Ballerup, CCBR-Ålborg, CCBR-Vejle, CCBR-Tallinn, CCBR-Vilnius, CCBR-Bucharest, CCBR-Rio de Janeiro, CCBR-Czech, Hybešova CCBR-Czech Masarykovo, CCBR-Warsaw and CCBR Hong Kong and Nordic Bioscience (“Nordic Bioscience”), representing the interests of Radius Health, Inc. (“Radius”) (the “Agreement”).  Capitalized terms used in this letter and not defined in this letter are used with the Agreement.  The Agreement concerns the performance of the Study in accordance with Radius Protocol No. BA058-05-003, “A Randomized, Double-blind, Placebo-controlled, Comparative Phase 3 Multicenter Study to Evaluate the Safety and Efficacy of BA058 (“Study Drug”) for Injection for Prevention of Fracture in Ambulatory Postmenopausal Women with Severe Osteoporosis and at Risk of Fracture” (the “Protocol”).

1.               Subject to Paragraph 3, Radius hereby agrees to defend, indemnify and hold harmless [CLINICAL STUDY SITE NAME] (“Clinical Study Site”), including its officers and administrators, employees and agents, including the Principal Investigator and his/her co-investigators and assistants in the Study (collectively, “Indemnitees”) from and against any and all damages, suits, judgments, and liabilities (including expenses and reasonable attorneys’ fees) (collectively, “Losses”) arising from or related to any third party claims of injury, illness or adverse side effects to a patient in the Study that are attributable to the Study Drug.  The indemnification obligation set forth in this Paragraph 1 shall not apply in the event and to the extent that:  (a) such Loss(es) arose as a result of intentional misconduct or negligence by Indemnitees; or (b) the Principal Investigator and those assisting him/her did not adhere to the terms of the Protocol and to Radius’ written instructions relative to the use of Study Drug or failed to employ reasonable care in the conduct of the Study in conformity with the generally accepted standards of the medical community or violated any applicable laws or regulations in any material respect.  For purposes of this Paragraph 1, a violation shall be deemed “material” if it adversely affects the safety, health or welfare of Study subjects.

2.               In the event a patient participating in the Study suffers an illness or injury which the Principal Investigator and Radius reasonably determine to be an adverse reaction directly associated with the Study Drug, and not due to a reason other than the Study Drug, then subject to the provisions of Paragraph 3, Radius shall pay all necessary and reasonable medical and hospital expenses directly associated with the medical treatment of such adverse reaction which are in excess of that portion covered by the patient’s own insurance or other insurance, or third-party payment programs.  In the event diagnostic procedures are required to determine the etiology of the patient’s symptoms, Radius shall pay the reasonable expense of such diagnostic work-up without regard to the final diagnosis, so long as Radius agrees to the need for the diagnostic work-up but Radius shall not be responsible for expenses connected with the subsequent treatment of the patient if the work-up establishes that the patient’s symptomology is not related to the administration of the Study Drug.  Payments under this Paragraph 2 shall be in addition to any payments specified in Paragraph 1.

3.               To receive the benefit of Paragraph 1 or Paragraph 2, the appropriate personnel at Clinical Study Site must (a) promptly notify Nordic Bioscience and Sponsor in writing of any claim of injury, illness, adverse side effects or adverse reaction to the Study Drug; provided, that failure to give such notice shall not relieve Radius of its obligations under Paragraph 1 or Paragraph 2 except where, and solely to the extent that, such failure actually and materially prejudices the rights of Radius; (b) tender to Radius (and its insurer) full authority to defend or settle the claim or suit; provided that no settlement requiring any admission by an Indemnitee or that imposes any obligation on an Indemnitee shall be made without the Indemnitee’s consent; and (c) cooperate fully with Radius in its handling of such claim or suit.  A Clinical Study Site’s failure to perform its obligations under this Paragraph 3 shall relieve Radius of its obligations under Paragraphs 1 and 2. [Radius will reimburse Indemnitees for all reasonable expenses incurred at Radius’ request in connection with this Paragraph 3 except to the extent and in the proportion that Indemnitees are responsible under Paragraph 1].

4.               Any notice to Radius shall be in writing and shall be deemed given to Radius when delivered by hand or sent by internationally recognized overnight courier (such mailed or courier notice to be effective on the date which is two (2) business days after the date of mailing) or sent by facsimile (such notice sent by telefax to be effective one (1) business day after sending, if immediately confirmed by overnight courier as aforesaid), in each case addressed to the following addresses: Radius Health, Inc., 201 Broadway, 6th Floor, Cambridge, MA 02139 USA Attn: [              ], Fax No.: 01.617.551.4701; Phone No.: 01.617.444.1834.

IN WITNESS WHEREOF, the undersigned has executed this letter intending it to take effect as of                       , 2010.

RADIUS HEALTH, INC.

By:
Name, Title

Attachment 4

Form of Indemnity Letter

[RADIUS HEALTH, INC. LETTERHEAD]

[Name of Clinical Study Site]

[Address]

[City, State, Country]

CCBR-Ballerup, Ballerup Byvej 222, DK 2750 Ballerup, Denmark

CCBR-Ålborg, Hobrovej 42D, DK-9000 Ålborg, Denmark

CCBR-Vejle, Orla Lehmannsgade 1, DK-7100 Vejle

CCBR-Tallinn, Pärna 4, 10128 Tallinn, Estonia

CCBR-Vilnius, Smélio 20, Vilnius, Lithuania

CCBR-Bucharest, 2-4 Aleea Buchetului, sector 3, bl. C2, Bucharest, Romania

CCBR-Rio de Janeiro, Rua Meno Barreto, Botafogo, Rio de Janeiro, Brazil

[CCBR-Czech, Hybešova 18, 60200 Brno, Czech Republic]

CCBR-Czech, Masarykovo náměstí 2667, 530 02 Pardubice, Czech Republic

CCBR-Warsaw, Al. Dzieci Polskich PL04-730 Warsaw

CCBR Hong Kong, Center for Health and Medical Research, Hong Kong, 6 Floor, Tower II, New World Tower, 18 Queen’s Road Central, Hong Ko

Re:  Clinical Trial No. BA058-05-003 (the “Study”) Risk Allocation

Dear Ladies and Gentlemen:

This letter is delivered to you pursuant to Section 13 of the certain Clinical Trial Agreement dated                  , 2010 among Center for Clinical and Basic Research A/Sk (“CCBR”) on behalf of itself and its affiliates CCBR-Ballerup, CCBR-Ålborg, CCBR-Vejle, CCBR-Tallinn, CCBR-Vilnius, CCBR-Bucharest, CCBR-Rio de Janeiro, CCBR-Czech, Hybešova CCBR-Czech Masarykovo, CCBR-Warsaw and CCBR Hong Kong and Nordic Bioscience (“Nordic Bioscience”), representing the interests of Radius Health, Inc. (“Radius”) (the “Agreement”).  Capitalized terms used in this letter and not defined in this letter are used with the Agreement.  The Agreement concerns the performance of the Study in accordance with Radius Protocol No. BA058-05-003, “A Randomized, Double-blind, Placebo-controlled, Comparative Phase 3 Multicenter Study to Evaluate the Safety and Efficacy of BA058 (“Study Drug”) for Injection for Prevention of Fracture in Ambulatory Postmenopausal Women with Severe Osteoporosis and at Risk of Fracture” (the “Protocol”).

1.              Subject to Paragraph 3, Radius hereby agrees to defend, indemnify and hold harmless [CLINICAL STUDY SITE NAME] (“Clinical Study Site”), including its officers and administrators, employees and agents, including the Principal Investigator and his/her co-investigators and assistants in the Study (collectively, “Indemnitees”) from and against any and all damages, suits, judgments, and liabilities (including expenses and reasonable attorneys’ fees) (collectively, “Losses”) arising from or related to any third party claims of injury, illness or adverse side effects to a patient in the Study that are attributable to the Study Drug.  The indemnification obligation set forth in this Paragraph 1 shall not apply in the event and to the extent that:  (a) such Loss(es) arose as a result of intentional misconduct or negligence by Indemnitees; or (b) the Principal Investigator and those assisting him/her did not adhere to the terms of the Protocol and to Radius’ written instructions relative to the use of Study Drug or failed to employ reasonable care in the conduct of the Study in conformity with the generally accepted standards of the medical community or violated any applicable laws or regulations in any material respect.  For purposes of this Paragraph 1, a violation shall be deemed “material” if it adversely affects the safety, health or welfare of Study subjects.

2.              In the event a patient participating in the Study suffers an illness or injury which the Principal Investigator and Radius reasonably determine to be an adverse reaction directly associated with the Study Drug, and not due to a reason other than the Study Drug, then subject to the provisions of Paragraph 3, Radius shall pay all necessary and reasonable medical and hospital expenses directly associated with the medical treatment of such adverse reaction which are in excess of that portion covered by the patient’s own insurance or other insurance, or third-party payment programs.  In the event diagnostic procedures are required to determine the etiology of the patient’s symptoms, Radius shall pay the reasonable expense of such diagnostic work-up without regard to the

Attachment 4-1

final diagnosis, so long as Radius agrees to the need for the diagnostic work-up but Radius shall not be responsible for expenses connected with the subsequent treatment of the patient if the work-up establishes that the patient’s symptomology is not related to the administration of the Study Drug.  Payments under this Paragraph 2 shall be in addition to any payments specified in Paragraph 1.

3.              To receive the benefit of Paragraph 1 or Paragraph 2, the appropriate personnel at Clinical Study Site must (a) promptly notify Nordic Bioscience and Sponsor in writing of any claim of injury, illness, adverse side effects or adverse reaction to the Study Drug; provided, that failure to give such notice shall not relieve Radius of its obligations under Paragraph 1 or Paragraph 2 except where, and solely to the extent that, such failure actually and materially prejudices the rights of Radius; (b) tender to Radius (and its insurer) full authority to defend or settle the claim or suit; provided that no settlement requiring any admission by an Indemnitee or that imposes any obligation on an Indemnitee shall be made without the Indemnitee’s consent; and (c) cooperate fully with Radius in its handling of such claim or suit.  A Clinical Study Site’s failure to perform its obligations under this Paragraph 3 shall relieve Radius of its obligations under Paragraphs 1 and 2. [Radius will reimburse Indemnitees for all reasonable expenses incurred at Radius’ request in connection with this Paragraph 3 except to the extent and in the proportion that Indemnitees are responsible under Paragraph 1].

4.              Any notice to Radius shall be in writing and shall be deemed given to Radius when delivered by hand or sent by internationally recognized overnight courier (such mailed or courier notice to be effective on the date which is two (2) business days after the date of mailing) or sent by facsimile (such notice sent by telefax to be effective one (1) business day after sending, if immediately confirmed by overnight courier as aforesaid), in each case addressed to the following addresses: Radius Health, Inc., 201 Broadway, 6th Floor, Cambridge, MA 02139 USA Attn: [              ], Fax No.: 01.617.551.4701; Phone No.: 01.617.444.1834.

IN WITNESS WHEREOF, the undersigned has executed this letter intending it to take effect as of                       , 2010.

RADIUS HEALTH, INC.

By:
Name, Title

Attachment 4-2